Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

dated as of

February 6, 2022

by and between

SUNPOWER CORPORATION, SYSTEMS

and

TOTALENERGIES RENEWABLES USA, LLC

i

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Group Companies
Exhibit C	Sample Closing Statement
Exhibit D	Transition Services Agreement Term Sheet
Exhibit E	Form of Assignment Agreement
Exhibit F	Reorganization Agreement
Exhibit G	Form of IP License Agreement
Exhibit H	Restructuring Steps Plan
Exhibit I	Form of Certificate of Formation
Exhibit J	Form of Limited Liability Company Agreement

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 6, 2022, is made by and between SunPower Corporation, Systems, a Delaware corporation (“Seller”) and TotalEnergies Renewables USA, LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer is referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests (the “Purchased Interests”), of TotalEnergies Distributed Generation USA, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller and its Affiliates (indirectly through the Company and the other Group Companies, after giving effect to the Pre-Closing Restructuring), are engaged in the Business (as defined below); and

WHEREAS, Buyer desires to acquire the Business by purchasing, following the consummation of the Pre-Closing Restructuring, the Purchased Interests from Seller, and Seller desires to sell the Business by selling the Purchased Interests to Buyer, in each case, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms have the following meanings:

“Accounting Principles” means the accounting principles, practices, policies, and categorizations set forth in Exhibit A to this Agreement.

“Acquired Assets” has the meaning ascribed thereto in the Reorganization Agreement.

“Action” means any civil, criminal or administrative claim, action, suit, demand, case, litigation, inquiry, hearing, dispute, audit, assessment, arbitration or other proceeding by or before any Governmental Authority (other than office actions and similar notices in connection with the prosecution of applications for registration or issuance of Owned Intellectual Property Rights received in the ordinary course of business).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlling”

and “controlled” have correlative meanings; provided, however, that, for purposes of this Agreement, Total shall not be deemed to be an Affiliate of Seller. For purposes of this Agreement, (a) prior to the Closing, Buyer and its Affiliates shall not constitute Affiliates of Seller or any of the Group Companies, and the Group Companies shall not constitute Affiliates of Buyer or Buyer Guarantor and (b) following the Closing, Seller and its Affiliates shall not constitute Affiliates of Buyer, Buyer Guarantor or any of the Group Companies, and the Group Companies shall not constitute Affiliates of Seller.

“Anti-Corruption Laws” means (a) the applicable laws, statutes, rules and regulations governing the activities of Seller and this Agreement which prohibit bribery and corruption, and (b) the applicable laws prohibiting bribery and corruption in the states in which Seller is incorporated or registered, carries out most of its business activities, and/or is listed on a stock market, and/or in the states in which the parent company of such party is incorporated or registered carries most of its business activities, and/or is listed on a stock market.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition.

“Assets” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assumed Liabilities” has the meaning ascribed thereto in the Reorganization Agreement.

“Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject thereto, and any Contract, plan, practice, arrangement or policy providing for employment, severance, equity or equity-based compensation, profit-sharing, incentive, commission or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits, fringe benefits or other compensation or employee benefits, in each case, which covers any Business Employee and is sponsored, maintained or contributed to by Seller or any of its Affiliates (or any other Person providing compensation and benefits on their behalf).

“Business” means the business of providing solar and energy solutions to commercial and industrial customers in the United States, including direct sales of turn-key engineering, procurement and construction services or sales of energy under power purchase agreements, storage solutions, as well as associated operations and maintenance and asset management services, in each case, that Seller and its Affiliates are engaged in as of the date hereof and as of the Closing Date. For the avoidance of doubt, Business includes the development of (i) Onsite C &I Solar and Storage Projects, (ii) Community Solar Projects, and (iii) FTM Storage Projects, but excludes any Excluded Assets and/or Excluded Liabilities. Notwithstanding the preceding two sentences and for the avoidance of doubt, “Business” does not include Community Solar subscription services or the provision of solar or energy solutions (including direct sales of turn-key engineering, procurement and construction services or sales of energy under power purchase agreements, storage solutions as well as associated operations and maintenance and asset management services) to (A) single-family or multi-family residential units, (B) new developments of single family residential units, multi-family residential units, combined single and multi-family residential units or mixed-use master planned developments, in each case of (A) and (B), including any associated (x) solar and/or solar and storage projects, (y) microgrids or (z) FTM Storage Projects.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banks in San Jose, California, New York, New York or Paris, France are authorized or required by Law to close.

“Business Employees” means, collectively, (a) the employees of the Group Companies (other than employees transferred to a Retained Company), (b) those individuals listed on Schedule 1.01(a) and (c) any other employees added to Schedule 1.01(a) by agreement between Buyer and Seller.

“Business Intellectual Property Contract” means, individually and collectively, all Inbound Licenses, all Outbound Licenses, and each other Contract to which Seller or its Affiliates is a party to relating to the acquisition, transfer, development, License, use or commercialization of Intellectual Property Rights or any waiver or release of rights in, to or under Intellectual Property Rights, in each case, primarily relating to the Business.

“Business IT Assets” means the IT Assets (a) owned (or purported to be owned) by the Group Companies or (b) owned by Seller or its Affiliates and primarily relating to the Business as of the date hereof.

“Business Product” means each product or service owned by the Group Companies or owned by Seller and its Affiliates and primarily relating to the Business as of the date hereof. The “Business Products” includes the products and services set forth on Schedule 1.01(d).

“Business Records” means any and all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials to the extent related to the Business or the Group Companies, including (a) all lists, including lists of customers, suppliers or personnel, (b) all product, business and marketing plans, (c) operating and personnel records and (d) all Tax-related records and receipts (or portions thereof).

“Business Software” means any and all proprietary Software owned by (or purported to be owned by) Seller or any of its Affiliates that is (a) primarily related to any Business Product or (b) otherwise primarily related to the Business as of the date hereof.

“Buyer Party” means Buyer, Buyer Guarantor and each of their respective Affiliates that is a party to any Transaction Document.

“Buyer Related Parties” means Buyer, its Affiliates, and each of their respective former, current, or future general or limited partners, managers, members, directors, officers, employees or agents (including, following the Closing, the Company and the other Group Companies).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as may be amended or modified.

“Cash and Cash Equivalents” means the sum of the following assets of the Company and all other Group Companies at the Closing Date as reflected in the Closing Statement and determined in accordance with the Accounting Principles: (a) cash in hand and at banks, together with accrued interest; plus (b) cash equivalents (being instruments such as stocks, shares, bonds, treasury bills and other similar securities, in each case, readily convertible into an amount of cash and accessible within thirty (30) days); plus (c) miscellaneous receivables related to that certain Transition Services Agreement, dated as of May 14, 2020, by and between SunPower Corporation Systems, a Delaware corporation, and NEM Solar Targetco, LLC, a Delaware limited liability company; plus (d) any uncleared checks and drafts or wire transfers received or deposited or available for deposit for the account of the Company or the other Group Companies; less (e) Restricted Cash.

“Change in Control Payments” means (without duplication of amounts): (a) any severance, transaction, change in control, termination, retention or incentive or similar amounts payable to any Business Employee solely as a result of or in connection with the consummation of the Transactions (including any PTO Payment) (excluding, for the avoidance of doubt, any post-Closing severance amounts payable to any such Business Employee that are triggered under so-called “double-trigger” severance provisions as a result of both the consummation of the Transactions and termination of such Person’s employment or engagement by the Company or any of the Group Companies after the Closing), and (b) the employer portion of any employment, payroll or similar Taxes in respect of such payments.

“Closing Date” means 11:59 p.m. Pacific Standard Time on the date on which the Closing actually occurs pursuant to Section 2.03.

“Closing Date Cash” means the Cash and Cash Equivalents as at the Closing Date.

“Closing Date Financial Statements” means the unaudited consolidated Financial Statements of the Company and all Group Companies as at and for the financial period started on January 3, 2022 and ended on the Closing Date in any case determined without giving effect to (a) the consummation of the transactions contemplated by this Agreement to occur at Closing (including the application of purchase accounting), (b) any financing transactions in connection therewith or by Buyer or its Affiliates (including the Group Companies) after the Closing or (c) any action taken after the Closing by Buyer or any of its Affiliates (including the Group Companies) with respect to the Business or the Group Companies.

“Closing Date Indebtedness” means the Indebtedness as at the Closing Date.

“Closing Date Net Working Capital” means the Net Working Capital as at the Closing Date.

“Closing Date Transaction Expenses” means the Transaction Expenses as at the Closing Date.

“Closing Statement” shall comprise the Closing Date Financial Statements, and a statement presenting the calculation of Cash and Cash Equivalents, Indebtedness, Net Working Capital and Transaction Expenses in a form and in a manner consistent with the sample set forth in Exhibit C (the “Sample Closing Statement”). All amounts used to compute and prepare the statement of Cash and Cash Equivalents, Indebtedness, Net Working Capital and Transaction Expenses shall be based on the Closing Date Financial Statements.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each agreement or labor contract entered into with a union or other labor organization governing the terms and conditions of employment of any Business Employee.

“Community Solar Projects” means any solar project or purchasing program, within a geographic area, in which the energy generated from such solar project and associated services is provided to multiple customers such as residential customers, businesses, nonprofits, and other groups, in each case, whose applicable unit, dwelling, facility, residence or business receiving such energy or services is located on a different site from the applicable energy generating asset of such solar project.

“Competing Transaction” means any transaction whereby any Person would acquire or otherwise obtain any ownership rights with respect to the Business or any material portion of the equity, assets or properties of the Group Companies, the Acquired Assets or the Assumed Liabilities (in each case, whether by merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock or sale of assets), other than (a) the non-exclusive license of Intellectual Property Rights and (b) the sales of assets, inventory or projects, in each case, in the ordinary course of business consistent with past practices.

“Contaminant” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, Software routines, or hardware components designed or intended to have any of the following functions: (a) collect data, including Personal Information, stored or transmitted by the system, network, or device without the knowledge of the owner or any authorized user of the system, network, or device; (b) interfere with the owner’s or an authorized user’s control of the system, network, or device; (c) change or interfere with settings or preferences of, or commands installed or stored on, the system, network, or device; (d) change or interfere with data that is stored on or transmitted by the computer system, network, or device in a manner that obstructs, interrupts, or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (e) cause the system, network, or device to communicate with another system, network, or device without the authorization of the owner or an authorized user of the system, network, or device; or (f) install a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device.

“Contract” means any legally binding contract, agreement, arrangement, commitment, obligation, undertaking, engagement, lease, sublease, license, sublicense, sales order, purchase order or similar instrument, including any and all amendment, modifications and supplements thereto.

“Current Assets” means the sum of the following assets of the Company and all other Group Companies as at the Closing Date as reflected in the Closing Statement and determined in accordance with the Accounting Principles: (a) accounts receivables net of allowances, including trade receivables, lease receivables and unapplied cash; plus (b) contract assets, including unbilled receivables, retainage accounts receivable and costs in excess of billings; plus (c) inventory net of reserves (including the Safe Harbor Inventory, which shall be calculated based on its original cost basis in accordance with GAAP); plus (d) advances to suppliers; plus (e) project assets; plus (f) prepaid expenses and other current assets and excluding, for the avoidance of doubt, amounts included in calculating Cash and Cash Equivalents and excluding Income Tax assets, deferred tax assets, short-term investments, receivables under factoring arrangements, intercompany receivables with the Company and all Group Companies, interest receivables.

“Current Liabilities” means the sum of the following liabilities of the Company and all other Group Companies as at the Closing Date as reflected in the Closing Statement and determined in accordance with the Accounting Principles: (a) accounts payable, including trade payables, accrued payables, accrued project costs, uninvoiced receipts; plus (b) accrued liabilities, including accrued expenses, compensation related, sales and use tax payable; plus (c) contract liabilities, including billings in excess of costs, deferred revenue, customer advances; plus (d) other current liabilities and excluding, for the avoidance of doubt, amounts included in calculating Indebtedness or Transaction Expenses and excluding Income Tax liabilities, deferred tax liabilities, accrued loss on contracts, interest payables, capital or finance lease payables, restructuring reserves, short term and long term warranty accruals, liabilities relating any performance guarantees relating to ongoing operation and maintenance Contracts (collectively, the “PeGu Liabilities”), intercompany payables with the Company and all other Group Companies, payables under factoring arrangements.

“Customer Contract” means a Contract pursuant to which any Group Company, after giving effect to the Pre-Closing Restructuring, Licenses or otherwise provides products and/or services to customers of the Business.

“Damages” means all claims, losses, damages, cause of action, suits, claims, settlement payments, judgments, awards, penalties, fines, fees, Taxes, Actions, Liabilities, costs and expenses (including fees, disbursements and expenses of outside advisors and consultants) and all amounts paid in investigation, defense or settlements of any of the foregoing.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject thereto, and any Contract, plan, practice, arrangement or policy providing for employment, severance, equity or equity-based compensation, profit-sharing, incentive, commission or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits, fringe benefits or other compensation or employee benefits, in each case, which covers any Business Employee and is sponsored, maintained or contributed to by Seller or any of its Affiliates (or any other Person providing compensation and benefits on their behalf), but excluding the Group Company Plans and any plan that is required to be maintained by applicable Law or that is sponsored or maintained in whole or in part by any union but not in whole or in part by Seller or any of its Affiliates.

“Environmental Laws” means any applicable Law relating to pollution, protection of the environment or protection of the health and safety of individuals from exposures to Hazardous Substances, including such Laws relating to: (a) the exposure to, or releases or threatened releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership interest in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business, whether or not incorporated, that, together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Estimated Working Capital Adjustment Amount,” which may be positive or negative, means the Estimated Closing Date Net Working Capital minus the Target Closing Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning ascribed thereto in the Reorganization Agreement.

“Excluded Liabilities” has the meaning ascribed thereto in the Reorganization Agreement.

“Forfeited Seller Equity Award” means the portion of the unvested time-vesting restricted stock unit award in respect of Seller Shares granted pursuant to the Seller Incentive Plan, held by any Continuing Employee that is outstanding immediately prior to the Closing and does not vest in accordance with the terms of the Seller Incentive Plan or award agreement thereunder and which is forfeited for no consideration effective as of the Closing Date by such Continuing Employee.

“Financial Statements” means the combined or consolidated financial statements of the Business, as the case may be, prepared in accordance with the Accounting Principles comprising a balance sheet at the relevant date and an income statement for the period then ended.

“Fraud” means common law fraud to the extent such fraud cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006).

“Fundamental Representations” means (a) with respect to Seller, the representations and warranties contained in Section 3.01 (Existence and Power), Section 3.02 (Authorization), Section 3.04(b) (Noncontravention), Section 3.05 (Group Companies) (solely with respect to the Company and each Group Company Holdco), Section 3.14(a)(ii) (Restructuring; Title to and Sufficiency of Assets) and Section 3.22 (Finders’ Fees), and (b) with respect to Buyer, the representations and warranties contained in Section 4.01 (Existence and Power), Section 4.02 (Authorization) and Section 4.09 (Finders’ Fees).

“FTM Storage project” means front-of-the-meter-standalone energy storage site that are interconnected directly to distribution or transmission networks or in connection with a generation asset providing applications as ancillary services, network load relief and other services required by system operators.

“GAAP” means United States generally accepted accounting principles and practices in force and mandatory at the relevant date.

“Government Contract” means any prime Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Seller or its Affiliates with respect to the Business, the Company or any other Group Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses “(a)” or “(b)” above, on the other hand, in each case, that requires annual payments to or by (x) Seller and its Affiliates (solely with respect to the Business) or (y) any Group Company, in each case, of $10,000,000 or more. A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, tribal, provincial, municipal, local or foreign government, political subdivision, legislature, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, self-regulatory organization, or any court, tribunal or judicial or arbitral body, and including any government, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or other energy-related markets or public health and safety.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, decision or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means, after giving effect to the Pre-Closing Restructuring, all of the entities identified on Exhibit B.

“Group Company Guarantees” means all guarantees, performance guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any Retained Company in support of any obligation of the Business, in each case, that are set forth in Schedule 1.01(b) or that are entered into following the date hereof and prior to the Closing in accordance with Section 5.01 (true and complete copies of which shall be provided to Buyer promptly upon entering into or issuing such Group Company Guarantee).

“Group Company HoldCo” means the entities described on the Restructuring Steps Plan as “Philippines HoldCo, Inc.” and “Project Tug HoldCo, LLC.” For the avoidance of doubt, each such entity shall be deemed a Group Company HoldCo whether or not the legal names of such entity are different from how they are described in the foregoing sentence or the Restructuring Steps Plan.

“Group Company Interests” means, with respect to each Group Company, the issued and outstanding Equity Interests in such Group Company.

“Group Companies Net Present Value” means the Net Present Value of the Group Companies (other than Philippines HoldCo, Inc.) or the Business as of the date of this Agreement, as determined pursuant to Section 2.02(f).

“Group Company Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject thereto, and any Contract, plan, practice, arrangement or policy providing for employment, severance, equity or equity-based compensation, profit-sharing, incentive, commission or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits, fringe benefits or other compensation or employee benefits, in each case, which covers any Business Employee and is sponsored or maintained by a Group Company; provided, however, that for the avoidance of doubt, no Group Company will be deemed to sponsor or maintain any such employee benefit plan or arrangement if its relationship to such employee benefit plan or arrangement is solely to administer such employee benefit plan or arrangement or provide to a Seller Related Party any reimbursement in respect of such employee benefit plan or arrangement, or to contribute to such an employee benefit plan or arrangement that covers employees of Retained Companies. Further, for the avoidance of doubt, no employee benefit plan or program will be treated as a “Group Company Plan” if it covers any Persons other than Business Employees.

“Hazardous Substances” means any pollutant, contaminant, or hazardous or toxic substance, material or waste subject to regulation, control or remediation under any Environmental Law based upon its toxic or hazardous characteristics, or any other substance that can form the basis of any liability under any applicable Law relating to pollution, waste, or the protection of the environment, including any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, toxic mold, and toxic fungi.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Human Trafficking and Slavery Laws” means all applicable human trafficking and slavery laws, including (to the extent applicable): Section 307 of the Tariff Act of 1930 (19 U.S.C. § 1307) (“Section 307”); any U.S. Customs and Border Protection Withhold Release Orders (“WROs”) implemented pursuant to Section 307; and any Executive Orders, sanctions, or designations enforced by the U.S. Treasury Department or U.S. Commerce Department that target persons or entities known or suspected to be involved in human trafficking or slavery.

“Inbound License” means any License pursuant to which Seller or any of its Affiliates is authorized or otherwise permitted to access or exploit any Person’s Intellectual Property Rights, or any Contract pursuant to which Seller or any of its Affiliates obtains a right to access or exploit a Person’s Intellectual Property Rights in the form of services, including as software-as-a-service.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or profit.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, the sum of the following liabilities of the Company and all other Group Companies as at the Closing Date as reflected in the Closing Statement and determined in accordance with the Accounting Principles: (a) the aggregate amount of any outstanding borrowings, loans and bank overdrafts; (b) liabilities under any notes, bonds (other than surety bonds), debentures or other similar instruments; (c) liabilities under acceptances, letters of credit, surety bonds, performance bonds, closure bonds, bankers’ acceptances or similar arrangements, facilities or instruments (solely to the extent such letters of credit have been drawn and solely to the extent claims have been made under such acceptances, surety bonds or other facilities or instruments); (d) liabilities under leases classified as capital or finance leases in the Financial Statements or in accordance with GAAP; (e) liabilities under any other amount properly characterized as indebtedness in accordance with GAAP; (f) liabilities under factoring arrangements; (g) liabilities under any interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements or arrangements or under any other out-of-the-money hedging agreements or arrangements; (h) any unfunded or under-funded portion of any liabilities, of the Company or any other Group Company for defined benefit pension or other post-termination benefits; (i) the aggregate value of the Replacement LTI Awards which Buyer is obligated to grant pursuant to Section 7.06; (j) any remaining unpaid obligations of the Company or any other Group Company associated with historical acquisitions (including stock-cash out accrual and retention bonuses); (k) any accruals arising from pending or settled Actions (including any employee reimbursement liabilities to the extent unpaid at the Closing) with respect to the Business; (l) any accruals of the Company or any other Group Company for severance and other restructuring costs resulting from any restructuring activities undertaken or initiated in connection with the Transactions, including the Pre-Closing Restructuring; (m) trade payables overdue; (n) accrued and unpaid System Warranties Liabilities with respect to which the Substantial Completion Date (as defined in the Reorganization Agreement) occurs on or following the Closing Date; (o) long-term deferred revenue; (p) accrued and unpaid liabilities relating to any Tax Equity Indemnity (as defined in the Reorganization Agreement) with respect to the Fifth Thirds Operating Portfolio (as defined in the Reorganization Agreement); (q) PeGu Liabilities; (r) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to the CARES Act and that remain unpaid as at the Closing Date; (s) Income Tax payable net of any credits, refunds or other Income Tax assets available under applicable Law to offset such Income Tax payable and (t) all accrued or unpaid interest, fees, and expenses (including redemption or prepayment premium obligations, penalties, breakage costs or similar charges) in respect of any of the items set forth in clauses (a) through (s). For the avoidance of doubt, any and all trade credits in the ordinary course of business shall not be included in the calculation of Indebtedness for any purposes hereunder.

“Infringement” or “Infringe” means that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of, or unfairly competes with, any Person, or otherwise constitutes unfair trade practices or false advertising.

“Intellectual Property Rights” means any and all intellectual property rights in any and all jurisdictions throughout the world, including all: (a) Patents; (b) Trademarks; (c) Trade Secrets and other intellectual property rights in inventions (whether or not patentable and whether or not reduced to practice); (d) copyrights and mask works, whether or not registered, and registrations, applications for registration and renewals thereof; (e) rights in data, data collections and databases; (f) intellectual property rights in Software; (g) rights of publicity; (h) all goodwill associated with any of the foregoing; and all legal rights arising from items (a) through (h), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past, present and future Infringement associated with any of the foregoing.

“IP License Agreement” means the Software License Agreement, to be entered into between Seller, SunPower Corporation and the Company, substantially in the form of attached hereto as Exhibit G.

“IT Asset” means any and all of the computer systems, servers, hardware, firmware, middleware, networks, workstations, routers, hubs, switches, circuits, servers, data communications lines and all other information technology equipment (including associated documentation).

“ITC” means the energy credit pursuant to Section 48 of the Code.

“ITC Extension” means the enactment of an amendment to section 48 of the Code that results in solar energy projects, the construction of which begin after December 31, 2021 and which are placed in service through at least December 31, 2026, qualifying for an energy credit under section 48 of the Code with an energy percentage (within the meaning of Section 48(a) of the Code) of greater than twenty six percent (26%). For purposes of this definition of “ITC Extension,” an amendment to Section 48 of the Code shall be considered as enacted when it has been passed by both the United States House of Representatives and the United States Senate and signed into law by the President of the United States.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of the Persons set forth in Schedule 1.01(d) and, in each case, the knowledge that such Person would have after reasonable or due inquiry.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of the Persons set forth in Schedule 1.01(e) and, in each case, the knowledge that such Person would have after reasonable or due inquiry.

“Law” means, with respect to any Person, any statute, law, bylaw, ordinance, rule, regulation, Governmental Order, judgment, injunction, decree, directive, policy, guideline, ruling, approval or other requirement or rule of law, in each case, enacted, issued, promulgated, enforced or entered by any Governmental Authority, publicized and that is binding upon or applicable to such Person.

“Leased Real Property” means the real property (together with all buildings and other improvements located thereon and fixtures attached thereto) leased, subleased, licensed, sublicensed or otherwise occupied by any Group Company after giving effect to the Pre-Closing Restructuring, as tenant, subtenant, licensee or otherwise with the right to use or occupy such real property.

“Leases” means the leases, subleases, licenses, use agreements, occupancy agreements, or other Contracts (including all amendments, modifications, supplements, renewals and extensions thereto, and guarantees thereof), pursuant to which any Group Company, after giving effect to the Pre-Closing Restructuring, has a leasehold or subleasehold interest in or other such right to use or occupy the Leased Real Property.

“Level 1 ITC Extension” means an ITC Extension that is applicable to the Business and results in applicable solar energy projects qualifying for energy credit under section 48 of the Code with an energy percentage (within the meaning of section 48(a) of the Code) of at least twenty six percent (26%) and less than thirty percent (30%).

“Level 2 ITC Extension” means an ITC Extension that is applicable to the Business and results in applicable solar energy projects qualifying for energy credit under section 48 of the Code with an energy percentage (within the meaning of section 48(a) of the Code) of at least thirty percent (30%).

“Liability” means any liability, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“License” (and its cognates) means, with respect to any Intellectual Property Rights, the grant of a license, covenant not to sue, or enjoin, right to obtain, enforce or register, coexistence agreement or similar agreement or similar arrangement, covenant to sue or enjoin last, immunity or other right with respect to such Intellectual Property Rights.

“Lien” means, with respect to any property, equity interest or other asset, any mortgage, deed of trust, lien, encumbrance, lease, sublease, license, occupancy agreement, pledge, security interest, charge, claim, right of way, covenant, condition, restriction (with respect to voting, sale, transfer, use, disposition, receipt of income or exercise or any other attribute of ownership), easement, defect in title, servitude, encroachment, option, other title retention agreement, assignment, right to acquire, right of first offer or refusal, or other similar encumbrance or conditional sale agreement, in each case, in respect of such property, equity interest or other asset.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or development, that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the business, Assets, Liabilities, results of operations or condition (financial or otherwise) of the Group Companies (other than Philippines HoldCo, Inc.), taken as a whole, or the Business; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Law (including the Pandemic Measures, but excluding any change in Law affecting the ability of solar energy projects to qualify for energy credits under Section 48 of the Code) or GAAP or any interpretation thereof; (ii) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity or any such changes arising out of the Pandemic or any Pandemic Measures); (iii) financial and capital markets conditions, including interest rates and currency exchange rates, or changes therein; (iv) any change generally affecting the industries in which the Group Companies operate; (v) the entry into or announcement of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement or any other Transaction Document (provided, however, that this clause (v) shall not apply with respect to any representation or warranty in Section 3.04 or any related condition to Closing); (vi) the compliance with the terms of this Agreement or any other Transaction Document or the taking of any action (or the omission of any action) expressly required or expressly permitted by this Agreement or any other Transaction Document or taken (or omitted to be taken) with the express written consent of Buyer; (vii) any act of God or hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the Pandemic); (viii) any acts of terrorism or changes in geopolitical conditions; (ix) any failure of the Group Companies to meet any projections, business plans or forecasts (provided that, this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (x) any matter of which Buyer is aware on the date of this Agreement or to which Buyer has consented or hereafter consents in writing; and (xi) all matters disclosed on the Disclosure Schedules; provided, further, that in the case of the foregoing clauses (i), (ii), (iii), (iv), (vii) and (viii), except to the extent that such matters materially and disproportionately impact the Group Companies (other than Philippines HoldCo, Inc.), taken as a whole, or the Business relative to other Persons in the industries in which the Business or the Group Companies operate; or (b) has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay, individually or in the aggregate, the ability of Seller to perform its obligations hereunder or under the other Transaction Documents, or to consummate the Transactions.

“Material Project” means any project that is under development by any Group Company and that has a system size in excess of 5 kWDC and set forth on Schedule 1.01(b).

“Net Present Value” means the net present value of the future cash flows of a Person or a business, as the context requires, for the five (5)-year period commencing on January 1, 2023 and ending on December 31, 2028, discounted at a nominal annual discount rate of ten percent (10%).

“Net Working Capital” means Current Assets minus Current Liabilities.

“Notice 2018-59” means IRS Notice 2018-59 (as such Notice may be amended, clarified, supplemented or replaced).

“Odyssey Financial Model” means that certain “Project Odyssey Phase II Financial Model 2021-09-21 vF” made available to Buyer by Seller.

“Onsite C &I Solar and Storage Projects” means any ground-mounted, roof-top or carport distributed solar generation system or systems designed and installed for commercial or industrial applications, either (i) leased by, or (ii) subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are not residential customers who purchase solar power directly from a generation company or a solar power plant.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license (including, for the avoidance of doubt, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Affero General Public License, the Eclipse Public License and all Creative Commons “sharealike” licenses).

“Open Source Software” means any Software subject to an Open Source License.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Outbound License” means any License pursuant to which Seller or its Affiliates authorizes or otherwise permits any other Person to access or exploit any Intellectual Property (including any Owned Intellectual Property Rights), including in the form of services, including software as a service.

“Owned Intellectual Property Rights” means the Intellectual Property Rights owned by or purported to be owned by the Group Companies, in each case, after giving effect to the Pre-Closing Restructuring.

“Owned Real Property” means all of the real property owned in fee by any Group Company (together with all buildings and other improvements located thereon and fixtures attached thereto), after giving effect to the Pre-Closing Restructuring.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Parent Benefit Plan” means a Benefit Plan sponsored by, maintained by, or contributed to by any Seller Related Party, or with respect to which any Seller Related Party may have any Liability, other than a Transferred Plan. For the avoidance of doubt, no Group Company will be deemed to sponsor, maintain or contribute to any Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to a Seller Related Party any reimbursement in respect of such Benefit Plan.

“Patents” means all patents and patent applications (including any provisional applications, patents of addition, continuations, continuations-in-part, substitutions, additions, divisionals, confirmations, re-examinations, reissues, revisions and extensions), certificates of invention, utility models, industrial designs and all other statutory invention registrations and applications for any of the foregoing, and all inventions and improvements disclosed therein.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, (i) not yet delinquent or (ii) the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business (consistent with past practices) and not yet delinquent or being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) requirements and restrictions of zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority and development, site plan, subdivision or other agreements with municipalities that are not violated in any material respect by the current uses of the subject property by the Business or the Group Companies, (d) with respect to the Real Property, (i) non-monetary covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens and (ii) any non-monetary matters that may be disclosed by an accurate survey or by any title policies or title reports of the Real Property, if any, in each case of this clause (d) only to the extent the same would not, individually or in the aggregate, reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto, (e) Liens created by Buyer or its successors and assigns, (f) Liens disclosed in the Historical Financial Statements or listed in Schedule 1.01(f), (g) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (h) with respect to any Leased Real Property, (x) the interests and rights of the respective lessors with respect thereto pursuant to the Leases, and (y) statutory or contractual Liens of lessors or Liens on the lessor’s interest; provided, however, that any such interest, rights or Liens which secure monetary indebtedness shall only constitute Permitted Liens solely to the extent that the holder or beneficiary of such interests, rights or Liens has an obligation to provide commercially reasonable non-disturbance agreements to the applicable Group Company with regard to the applicable Lease and the applicable landlord under the applicable Lease has an obligation to use commercially reasonable efforts to obtain the same. For the avoidance of doubt, “Permitted Liens” shall not include any guarantees provided to a third party by any Group Company or any Liens that secure the payment of borrowed money or other Indebtedness.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information that, alone or in combination with other information, is reasonably capable of identifying or contacting an individual or household, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account and payment information; passport numbers; date of birth; or any other information that constitutes “nonpublic personal information,” “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Law.

“Philippines HoldCo, Inc.” means the entity described in the Restructuring Steps Plan as “Philippines HoldCo, Inc.” and that will be formed prior to the Closing in connection with the Pre-Closing Restructuring. For the avoidance of doubt, such entity shall be deemed a Group Company whether or not the legal name of such entity is different from how it is described in the foregoing sentence or the Restructuring Steps Plan.

“Privacy Obligation” means, collectively, with respect to the Business, all (a) applicable local, state, federal and foreign Laws (including, if applicable, the United Kingdom and European Union) in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or processing of Personal Information, data breach notifications, website and mobile application privacy policies and practices, Social Security number protection, and email, text message, or telephone communications (including the Gramm-Leach-Bliley Act and the California Consumer Privacy Act), (b) any applicable published industry best practices or other standards with which the Business is legally or contractually required to comply, (c) formally adopted written policies of the Group Companies, that in each case, pertain to privacy, security or processing of Personal Information, (d) the payment card industry data security standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”) and (e) all contracts between a Group Company and any Person that contain obligations placed on a Group Company related to PCI DSS and/or the processing of Personal Information.

“Prohibited Person” means (a) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person,” within the definitions set forth in 31 C.F.R. Subtitle B, Chapter V, or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons or any other Sanctions List; (b) any Governmental Authority or national of, or Person located, organized or resident in a Sanctioned Territory or directly or indirectly owned or controlled by, a government of a Sanctioned Territory; (c) a Person fifty percent (50%) or more owned or controlled by, or acting for or on behalf of any of the Persons listed in clauses “(a)” or “(b)” above.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“PTO Payment” means the value of any accrued vacation, personal holiday and other paid time off, including the employer portion of any payroll Tax associated therewith, required to be paid to Business Employees by Seller or its Affiliates pursuant to applicable Law, as a result of the consummation of the Transactions, together with any applicable Taxes in respect of such payments.

“Public Official” means an elected or appointed official, and any person employed or used as an agent of any national, regional or local government/state or department, body or agency of any such administration or any company in which such a government/state owns, directly or indirectly, a majority or controlling interest, an official of a political party, a candidate for public office and any official, employee or agent of any public international organization.

“Purchase Price Component” means the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Transaction Expenses.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reference Date” means July 4, 2021.

“Reorganization Agreement” means that certain Reorganization Agreement, dated as of the date hereof, between Seller and the Company, a copy of which is attached hereto as Exhibit F.

“Reorganization Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached to the Reorganization Agreement as Attachment A thereto.

“Reorganization IP Assignment” means the Patent Assignment Agreement in substantially the form attached to the Reorganization Agreement as Attachment B thereto.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.

“Retained Businesses” means all businesses, products and/or services, other than the Business, now, previously or hereafter conducted and/or provided (as applicable) by Seller or any of its Affiliates (other than the Group Companies).

“Retained Companies” means Seller and all of the Affiliates of Seller, other than the Group Companies.

“Retained Marks” means any Trademarks containing the name “SunPower”, “Helix” or “SPWR” and any Trademarks owned by Seller or its Affiliates and not primarily related to the Business, and any translations, localizations, adaptations, derivations and combinations thereof, including those set forth on Schedule 1.01(g).

“Restricted Cash” means, as of any date or time, the sum of the following assets of the Company and all other Group Companies determined in accordance with the Accounting Principles: (a) any and all Cash and Cash Equivalents which are not freely usable because subject to restrictions or limitations on use, distribution, or repatriation or otherwise restricted for a particular use, purpose or event and not available for general corporate use, including escrows (except for such cash as would be released from such restrictions upon repayment of the applicable Indebtedness); plus (b) any and all Cash and Cash Equivalents which are not freely usable because it would trigger Taxes on use, distribution, or repatriation; plus (c) any and all Cash and Cash Equivalents which are not freely usable because they are held in respect of securing rent or lease payments, held in respect of customer deposits, prepayments, letters or credit or surety bonds, or otherwise held as collateral or security in respect of any Liabilities, in each case, by reason of Law, Contract or otherwise.

“Safe Harbor Inventory” means the solar components described at item 1 of Schedule 5.1(q) of the Reorganization Agreement.

“Safe Harbor Inventory Write Down Amount” means the product of (i) the aggregate megawatts of the Safe Harbor Inventory as of the date of the enactment of the Level 2 ITC Extension and (ii) the excess of (A) the per megawatt purchase price of the Safe Harbor Inventory as of such date determined in accordance with the provisions of that certain Loan Agreement, dated September 27, 2019, between Solar Sail, LLC and Hat Solar Sail Capital Lender LLC, over (B) the module price point per megawatt for similar modules published in US Solar Market Insight by Wood Mackenzie for the calendar quarter immediately preceding the date of the enactment of the Level 2 ITC Extension, adjusted for module efficiency.

“Safe Harbor Purchase Orders” means each of Purchase Order 1 dated September 7, 2019, Purchase Order 2 dated October 24, 2019, Purchase Order 4 dated November 20, 2019, Purchase Order 5 dated December 20, 2019, Purchase Order 6 dated December 20, 2019, and Purchase Order 7 dated December 20, 2019, issued pursuant to that certain Master PV Component Sales Agreement, entered into by and between SunPower Corporation and Solar Sail, LLC, effective as of September 27, 2019, for the purchase of the Safe Harbor Inventory.

“Sanctioned Territory” means a country or territory which is at the time of this Agreement the target of comprehensive (i.e., countrywide) Sanctions Laws (presently, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions Laws” means: (a) any sanctions Laws administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce’s Bureau of Industry and Security, including any requirements imposed by, or based upon the obligations or authorities set forth in the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the Iranian Transaction Regulations, the Comprehensive Iran Sanctions Accountability and Divestment Act of 2010, the Iran Sanctions Act, the National Defense Authorization Acts for Fiscal Years 2012 and 2013, the Iran Threat Reduction, and Syria Human Rights Act of 2012, any of the foreign assets control regulations of the U.S. Department of the Treasury (including 31 C.F.R. Subtitle B, Chapter V), or any economic sanctions imposed or administered by Her Majesty’s Treasury, the European Union or any of its Member States, or the United Nations Security Council, each such authority a “Sanctions Authority”; and (b) any anti-terrorism or anti-money laundering Law.

“Sanctions List” means any of the lists of designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Incentive Plan” means the SunPower Corporation 2015 Omnibus Incentive Plan.

“Seller Party” means Seller and each of its Affiliates that is a party to any Transaction Document.

“Seller Related Parties” means Seller, its Affiliates and each of their respective former, current, or future general or limited partners, managers, members, directors, officers, employees or agents (excluding, following the Closing, the Company and the other Group Companies).

“Seller Share” means one share of common stock, par value $0.001 per share, of SunPower Corporation.

“Seller Taxes” means (i) any Taxes of any Group Company with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date, (ii) any Property Taxes with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date imposed on any asset transferred to any Group Company in connection with the Pre-Closing Restructuring, (iii) Taxes of Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of its Affiliates (excluding the Group Companies) for any Tax period; (iv) Taxes attributable to any restructuring or reorganization undertaken by Seller, the Company or any of its Affiliates prior to the Closing, including pursuant to the Reorganization Agreement; (v) Taxes for which any Group Company (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (vi) Taxes imposed on or payable by third parties with respect to which Seller or any of its Affiliates has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing (including, for the avoidance of doubt, pursuant to any indemnification provisions contained in any Tax Equity Document, and excluding pursuant to (x) any customary indemnification or gross-up provisions contained in any Contract entered into in the ordinary course of business, the principal subject of which is not Taxes (which, for the avoidance of doubt, shall not include any Tax Equity Document) and (y) any Tax Equity Indemnity (as defined in the Reorganization Agreement) with respect to the Fifth Third Operating Portfolio (as defined in the Reorganization Agreement)); provided, however, that (A) Seller shall not be liable for any Taxes included as a liability in Net Working Capital or that was taken into account to increase Indebtedness; and (B) Seller shall not be liable for any Taxes attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by Buyer or any of the Group Companies on the Closing Date but after the Closing. For purposes of clauses (i) and (ii) of this “Seller Taxes” definition, the portion of any Tax that is allocable to the Tax period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Tax period (or portion thereof) ending on or prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the tax year of the applicable Group Company terminated at the close of business on the Closing Date.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds (i) the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of that Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, financing, or a combination thereof, to meet its obligations as they become due.

“Software” means any and all computer programs and other software in any form or format, including firmware, middleware, software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, frameworks, software development kits (SDKs), application programming interfaces (APIs), subroutines, toolsets, procedures, and other components thereof.

“Solar Sail Warehouse” means the warehouse located at 14600 Innovation Drive, Riverside, California.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Interests is owned, directly or indirectly, by such Person.

“System Warranties Liabilities” has the meaning set forth in the Reorganization Agreement.

“Target Closing Net Working Capital” means $51,416,809.

“Tax” means all U.S. federal, state or local or non-U.S. taxes (including income, profits, windfall profits, franchise, alternative minimum, add-on minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, value added, withholding and estimated tax), and any interest, penalty, or addition with respect thereto imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, whether disputed or not.

“Tax Equity Document” means, with respect to any Group Company or any project under development by any Group Company, any Contract to which the applicable Group Company is a party entered into with or for the benefit of any tax equity investor, including any equity capital contribution agreement, membership interest purchase agreement, limited liability company agreement, any lease, rental schedule or other agreement required in connection with a “partnership flip,” “sale leaseback” or “inverted lease” transaction or other tax equity arrangement, and any related guarantees or other credit support in connection with any of the foregoing, along with all amendments and supplements thereto.

“Tax Return” means any report, return, document, declaration, election or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Total” means TotalEnergies SE and its Affiliates (other than SunPower Corporation and its Subsidiaries (including, prior to the Closing, the Group Companies) and Buyer).

“Trade Secret” means confidential and proprietary information, know-how, data analytic techniques and methodologies, formulae, discoveries, innovations, improvements, methods, procedures, processes, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer information, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques and designs, specifications, and blueprints, in each case that is considered a trade secret under applicable Law.

“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, Internet domain names and social media addresses, handles, designs, logos, commercial symbols, corporate names and other indicia of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing anywhere in the world and (c) all goodwill associated with all of the foregoing.

“Transaction Documents” means this Agreement and all documents, agreements, assignments and instruments delivered pursuant hereto, the Reorganization Agreement and all documents, agreements, assignments and instruments delivered pursuant thereto, the Transition Services Agreement, the Buyer Guarantee and any other endorsement, assignment, certificate or other instrument of conveyance and assignment as the Parties and their respective legal counsels deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Interests.

“Transaction Expenses” means, without duplication, and, in each case, to the extent unpaid as at the close of the business on the Closing Date, solely to the extent the Company or any other Group Company is liable therefor, (a) all fees, costs, expenses, brokerage fees, commissions, disbursements, finders’ fees or financial advisory fees of Persons (including outside legal counsel, accountants, brokers, consultants, agents, advisors, auditors, investment bankers and other advisors or service providers) providing services to Seller or any of its Affiliates (including, prior to the Closing, the Company and each other Group Company) in connection with (i) the negotiation and execution of this Agreement or the other Transaction Documents and the consummation of the Transactions, including all fees, costs and expenses relating to the Virtual Data Room, or (ii) any inquiry, expression of interest, proposal or offer in respect of a Competing Transaction and (b) any Change in Control Payments; provided, however, that Transaction Expenses shall not include: (A) any filing or other fees incurred in connection with any Required Regulatory Approval, (B) any retention or similar bonuses payable to Business Employees that are not Change in Control Payments or (C) any amount taken into account in the calculation of Indebtedness.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the Pre-Closing Restructuring).

“Transfer Time” means 8 a.m., local time, on the Closing Date.

“Transferred Contracts” has the meaning ascribed thereto in the Reorganization Agreement.

“Transferred Plans” means (a) the Group Company Plans (if any) and (b) any other Employee Plan that automatically transfers in whole or in part to Buyer or a Subsidiary of Buyer under applicable Law in connection with the Transactions (solely to the extent of such automatic transfer), each as set forth on Schedule 1.01(c).

“Virtual Data Room” means the virtual data room containing documents and information relating to, among other things, the Company, the Group Companies, the Purchased Interests, the Group Company Interests and Business made available by Seller in electronic form to Buyer and its Representatives at https://sunpower.datarooms.com/.

Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Amount	2.04(d)
Agreement	Preamble
Allocation	6.01
Auditor	2.04(c)
Available Insurance Policies	5.08(d)
Benefits Continuation Period	7.06
Business	Recitals
Business Employee Arrangements	7.03
Business Portion	5.03(b)(ii)
Buyer	Preamble
Buyer 401(k) Plan	7.16
Buyer Indemnified Parties	9.02
Buyer Plan	7.15
Buyer Returns	6.06
Company	Recitals
Confidential Property	3.13(i)
Claim Notice	9.05
Closing	2.03(a)
Closing Date	1.01
COBRA	3.16(i)
Company	Recitals
Consultant	2.02(c)
Continuing Employees	7.02
Controlling Party	9.05(b)
Coverage Claims	5.08(d)
Covered Persons	5.09(a)
Deductible	9.04(ii)
Deficit Amount	2.04(d)
Designated Person	11.14(b)
Determination Date	2.04(c)
Employee List	3.17(c)
Estimated Closing Date Net Working Capital	2.04(a)
Estimated Closing Date Indebtedness	2.04(a)

Term	Section
Estimated Closing Date Cash	2.04(a)
Estimated Closing Date Transaction Expenses	2.04(a)
Estimated Closing Statement	2.04(a)
FERC	3.19(a)
Financial Statements	3.06
FPA	3.19(a)
Historical Financial Statements	Section 3.06(a)
Increase Amount	2.04(d)
Indemnified Party	Section 9.05(a)
Indemnifying Party	Section 9.05(a)
Information	11.14(a)
Insurance Policies	3.21(a)
Intercompany Account Settlement	5.06(a)
ITC Extension Notice	2.02(c)
Material Contract	3.09(a)
Material Customers	3.23
Material Suppliers	3.23
Non-Solicitation Period	5.18(b)
NPV Decrease	2.02(b)
Outside Date	10.01(e)
Party or Parties	Preamble
Permits	3.15
Pre-Closing Restructuring	5.03
Pre-Closing Restructuring Documents	5.03(a)(ii)
Privileged Information	11.14(a)
Privileges	11.14(a)
Purchase Price	2.02(a)
Purchased Interests	Recitals
PUHCA	3.19(b)
PURPA	3.19(a)
Recovery Losses	9.07(a)(i)
Regulatory Change	2.02(b)
Regulatory Change Notice	2.02(c)
Replacement LTI Award	7.06
Required Regulatory Approvals	5.04
Required Third Party Consents	5.03(b)(i)
Restructuring Steps Plan	5.03(a)(i)
Retained Business Portion	5.03(b)(ii)
Seller	Preamble
Seller Indemnified Parties	9.03
Seller 401(k) Plan	7.16
Seller Returns	6.06
Seller’s Counsel	11.14(b)
Shared Contracts	5.03(b)(ii)
Survival Expiration Date	9.01

Term	Section
Tax Claim	6.03
Taxing Authority	1.01
Third Party Claim	9.05(a)
Transaction Damages	9.06
Transfer Taxes	6.02
Transition Services Agreement	5.19(b)
U.S. Inactive Employee	7.03
Workers Compensation Event	7.14
XUAR	3.27(b)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole (including Exhibits and Schedules) and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person, an in the case of any Governmental Authority, to any Persons succeeding to its functions and capacities. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any Law shall be deemed to refer to such Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to Eastern Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars, unless specifically otherwise provided, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than United States Dollars, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in the Wall Street Journal and in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “made available” to Buyer or “provided to” Buyer (or words of similar import) in respect of documents, information or other material made available or provided (or words of similar import) by Seller means such document, information or other material made available to Buyer by Seller or its Representatives in the Virtual Data Room, on or prior to 11:59 p.m. (Pacific Time) two (2) days prior to the date hereof. Reference herein to “default under,” “breach of,” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.” Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) to Buyer, and Buyer agrees to purchase and acquire from Seller or one or more of Seller’s Affiliates, all right, title and interest in and to the Purchased Interests at the Closing, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws.

Section 2.02 Purchase Price; Withholding.

(a) The “Purchase Price” in the aggregate for the Purchased Interests shall, subject to the adjustments set forth in Section 2.04, be an amount in cash equal to:

(i) an amount equal to $190,000,000; plus

(ii) the Estimated Working Capital Adjustment Amount; minus

(iii) the Estimated Closing Date Indebtedness; plus

(iv) the Estimated Closing Date Cash; and minus

(v) the Estimated Closing Date Transaction Expenses.

(b) In addition to the Purchase Price, Buyer shall pay to Seller (i) in the event of a Level 1 ITC Extension occurring between the date hereof and June 30, 2022, an additional amount equal to $30,000,000; and (ii) in the event of a Level 2 ITC Extension occurring between the date hereof and June 30, 2022, an additional amount equal to the excess of (x) $60,000,000 over (y) the Safe Harbor Inventory Write Down Amount; provided, however, in each case of clause (i) or (ii), in the event that: (A) any other change in U.S. federal or state Law or regulations relating to the operation of the Business (excluding, for the avoidance of doubt, (a) changes in U.S. federal or state Law or regulations generally relating to or affecting general economic, political or business conditions or financial and capital markets conditions (including change in interest rates), including interest rates and currency exchange rates or (b) regulatory changes in jurisdictions in which the Business or the Group Companies do not operate as of the date hereof) (each such change, a “Regulatory Change”) occurs between the Closing Date and June 30, 2022, and (B) an amount (the “NPV Decrease”) equal to the excess (if any) of (x) the Group Companies Net Present Value, after giving effect only to a Level 1 ITC Extension or Level 2 ITC Extension, as applicable, over (y) the Group Companies Net Present Value, after giving effect to both (1) a Level 1 ITC Extension or Level 2 ITC Extension, as applicable, and (2) a Regulatory Change, would reasonably be expected to exceed $10,000,000, then the additional amount to be paid by Buyer to Seller under clause (i) or (ii) of this Section 2.02 shall be reduced by an amount equal to the lesser of (1) the additional amount to be paid by Buyer to Seller (i) or (ii) of this Section 2.02 and (2) the NPV Decrease. For purposes of clarity, the Incremental Purchase shall be calculated as set forth in this Section 2.02 regardless of whether a Regulatory Change occurs before or after a Level 1 ITC Extension or Level 2 ITC Extension; provided, however, that, if such Regulatory Change occurs before the Closing Date (even if a Level 1 ITC Extension or Level 2 ITC Extension occurred before the Closing Date), the additional amount payable by Buyer to Seller under clause (i) or (ii) of this Section 2.02 shall not be reduced as set forth in this Section 2.02. The amount payable by Buyer to Seller pursuant to clause (i) or (ii) less the deductions described above is referred to herein as the “Incremental Purchase Price”.

(c) In the event a Level 1 ITC Extension or Level 2 ITC Extension has occurred between the date hereof and June 30, 2022, on or after June 30, 2022 and in no event later than July 6, 2022, Seller shall notify Buyer in writing (the “ITC Extension Notice”) of such occurrence and the Incremental Purchase Price as a result thereof. If a Regulatory Change has occurred between the Closing Date and June 30, 2022, within three (3) Business Days from receipt of an ITC Extension Notice, Buyer shall notify Seller in writing (the “Regulatory Change Notice”) of the occurrence of such Regulatory Change and the Incremental Purchase Price as a result thereof, taking into account of the NPV Decrease, setting forth in reasonable detail the particulars of the calculation of the NPV Decrease and the Incremental Purchase Price together with reasonable supporting information. If Seller disagrees with the Incremental Purchase Price as set forth in the Regulatory Change Notice, within thirty (30) days after its receipt of the Regulatory Change Notice, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement together with reasonable supporting information. Following the delivery of the Regulatory Change Notice and such notice of disagreement and taking into account any applicable Pandemic Measures, each Party shall provide the other Party and its Representatives reasonable access during business hours and upon reasonable prior notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested), auditors or accountants of such Party, and shall cause the personnel of such Party and its Affiliates (including, with respect to Buyer, the Group Companies) to reasonably cooperate with the other Party and its Representatives, in each case, in connection with the calculation of the NPV Decrease and the Incremental Purchase Price. Buyer and Seller shall in good faith seek to resolve any differences that they may have with respect to the calculations of the Incremental Purchase Price, provided, however, that if the Parties fail to resolve such differences within thirty (30) days from Seller’s delivery of a notice of disagreement as provided in the immediately preceding sentence, then Wood Mackenzie (or such other independent consulting firm of recognized national standing as may be mutually selected by Buyer and Seller) (the “Consultant”) shall determine the NPV Decrease and Incremental Purchase Price and deliver a written recommendation of the same within twenty (20) days from the end of such thirty (30)-day period. The NPV Decrease and Incremental Purchase Price as determined by the Consultant shall be final, binding, conclusive and non-appealable for all purposes hereunder.

(d) The Incremental Purchase Price shall be paid in immediately available funds by wire transfer to an account or accounts designated by Seller by written notice to Buyer no later than two (2) Business Days prior to such payment (i) if Buyer does not provide the Regulatory Change Notice or Seller does not provide a notice of disagreement as provided in Section 2.02(c), within five (5) Business Days from the date on which Buyer receives the ITC Extension Notice from Seller or Seller receives the Regulatory Change Notice from Buyer, as applicable, and (ii) within five (5) Business Days from the date on which the Consultant has delivered a written recommendation to Buyer and Seller pursuant to Section 2.02(c). For U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law, any Incremental Purchase Price shall be treated as an adjustment to the Purchase Price.

(e) Buyer shall be entitled to deduct and withhold from any payments pursuant to this Agreement such amounts as it is required to deduct and withhold for tax purposes under applicable Tax Law. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyer shall provide written notice to Seller no less than five (5) days prior to the date on which such deduction or withholding is to be made (together with the legal basis therefor) and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with applicable Law and shall promptly provide Seller with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. Any amounts so deducted, withheld and remitted consistent with the terms of this Section 2.02(e) shall be treated for all purposes of this Agreement as having been paid to Seller.

(f) The Group Companies Net Present Value shall be determined as of the date of this Agreement and as the sum of the discounted cash flows derived from the Odyssey Financial Model based on the “Develop and Flip Model” taking into consideration of the Regulatory Change (it being understood, for the avoidance of doubt, that the calculation of the Group Companies Net Present Value is being made solely and exclusively to measure the direct financial impact of the Regulatory Change). The Consultant shall evaluate such variables to calculate the Group Companies Net Present Value applicable to clauses (B)(x) and (B)(y) in Section 2.02(b).

Section 2.03 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Interests hereunder shall take place remotely via the electronic exchange of closing deliveries (i) as promptly as practicable but in no event later than the third (3rd) Business Day after all the conditions precedent set forth in Section 8.01, Section 8.02 and Section 8.03 shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (ii) on such other date as the Parties may mutually agree in writing, which may be the first (1st) Business Day of the month immediately following the month in which the last condition precedent set forth in Section 8.01, Section 8.02 and Section 8.03 shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)). Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration for the sale of the Purchased Interests, Buyer shall pay to Seller the Purchase Price (prior to giving effect to the adjustments set forth in Section 2.04) in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer, which written notice shall be delivered not later than two (2) Business Days prior to the Closing Date.

(c) In addition, the following deliveries shall be made prior to or at the Closing:

(i) Seller shall deliver to Buyer an assignment agreement in the form of Exhibit E attached hereto, duly executed by Seller for the transfer of the Purchased Interests to Buyer;

(ii) Seller and Buyer shall, and shall cause their respective Affiliates to, deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement and the Reorganization Agreement) to which they are party, including the Transition Services Agreement, the IP License Agreement, the Reorganization Bill of Sale and Assignment and Assumption Agreement, and the Reorganization IP Assignment;

(iii) Seller shall deliver an Internal Revenue Service Form W-9 (provided that, Buyer’s only recourse for Seller’s failure to deliver such a certification shall be to make any withholding pursuant to Section 2.02(e) that is required as a result of such failure);

(iv) Seller shall deliver to Buyer true, complete and correct copies of (A) the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware, in the form of Exhibit I attached hereto, and (B) the limited liability company agreement of the Company in the form of Exhibit J attached hereto, in each case, (x) including all amendments thereto and (y) in effect as at the time of the completion of the Pre-Closing Restructuring through the Closing; and

(v) Seller shall deliver the minute and attendance books, stock ledgers and registers and corporate seals, if any, of each Group Company (which shall have been duly signed, revised and updated for all events up until the Closing Date) and all other Business Records, in each case, to the extent in the possession of Seller and its Subsidiaries (it being understood that any such minute and attendance books, stock ledgers and registers and corporate seals and other Business Records already in the possession of any Group Company shall remain with such Person and not be delivered to Buyer).

Section 2.04 Adjustment Amount.

(a) Not less than five (5) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (“Estimated Closing Statement”) setting forth (i) its good faith estimate of each Purchase Price Component of the Company and all Group Companies as at the Closing Date, including its good faith estimate of (A) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (B) the aggregate amount of all Indebtedness (the “Estimated Closing Date Indebtedness”), (C) the aggregate amount of all Cash and Cash Equivalents (the “Estimated Closing Date Cash”), and (D) the Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), and (ii) its calculation of the Estimated Working Capital Adjustment Amount, in each case, together with reasonable supporting information. Seller shall prepare the Estimated Closing Statement in good faith in accordance with the Accounting Principles and in a manner consistent with the calculation set forth in the Sample Closing Statement. Seller shall provide Buyer reasonable supporting documentation for the Estimated Closing Statement and the calculation thereof and any additional information related thereto reasonably requested by Buyer. Prior to the Closing, Seller and Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any items in the Estimated Closing Statement and Seller shall consider in good faith any revisions proposed by Buyer to the calculations set forth in the Estimated Closing Statement, and to the extent Seller agrees with any such revisions, the Estimated Closing Statement shall be modified to reflect such revisions; provided, that if the Parties are unable to resolve such differences prior to the Closing Date, the amounts reflected in the Estimated Closing Statement shall be used for purposes of calculating the Purchase Price on the Closing Date (subject in any case to the adjustments set forth in this Section 2.04); provided, further, that Seller acknowledges and agrees that (x) Buyer shall not be deemed to have agreed to any of the amounts or calculations set forth in the Estimated Closing Statement or the calculation of each Purchase Price Component therein by virtue of having proposed any revisions (whether or not accepted) pursuant to this Section 2.04(a), (y) the use of such Estimated Closing Statement (whether it includes any revisions proposed by Buyer or not) shall not in any way prejudice Buyer’s right to disagree with, dispute or change any amount or Purchase Price Component in the Closing Statement delivered by Buyer pursuant to Section 2.04(b) and (z) any failure of Buyer to raise any objection or dispute with respect to the Estimated Closing Statement shall not in any way prejudice Buyer’s right to disagree with, dispute or change any amount or Purchase Price Component in the Closing Statement delivered by Buyer pursuant to Section 2.04(b).

(b) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereof, Seller shall prepare and deliver to Buyer the Closing Statement, together with reasonable supporting information, setting forth a calculation of each Purchase Price Component, including (i) the Closing Date Net Working Capital, (ii) the Closing Date Indebtedness, (iii) the Closing Date Cash, and (iv) the Closing Date Transaction Expenses. Following the delivery of the Closing Statement and taking into account any applicable Pandemic Measures, each Party shall provide the other Party and its Representatives reasonable access during business hours and upon reasonable prior notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested), auditors or accountants of such Party, and shall cause the personnel of such Party and its Affiliates (including, with respect to Buyer, the Group Companies) to reasonably cooperate with the other Party and its Representatives, in each case, in connection with the preparation and review of the Closing Statement.

(c) If Buyer disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash, or the Closing Date Transaction Expenses, it shall notify Seller of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement together with reasonable supporting information and calculations thereof, within sixty (60) days after its receipt of the Closing Statement. In the event that Buyer does not provide such a notice of disagreement within such sixty (60)-day period, Buyer shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Transaction Expenses delivered by Seller, which shall be final, binding, conclusive and non-appealable for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as the Parties may mutually agree in writing) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, then RSM US LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller) (the “Auditor”) shall resolve any remaining disagreements. Buyer and Seller shall use commercially reasonable efforts to cause the Auditor to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses require adjustment. The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash or the Closing Date Transaction Expenses that are identified by Buyer or Seller as being items and amounts to which Buyer and Seller have been unable to agree. The scope of the disputes to be resolved by the Auditor shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Transaction Documents and the Auditor is not to make any other determination. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either Party. The Auditor’s determination of the Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash or the Closing Date Transaction Expenses shall be based solely on written materials submitted by Buyer and Seller. Neither Buyer nor Seller nor any of their respective Affiliates or Representatives shall have any ex parte communications (whether written or oral) with the Auditor concerning the determinations required hereunder without the other Party’s prior written consent. All communications with the Auditor shall be conducted in writing with copies sent simultaneously to the other party in the same manner. The fees and expenses of the Auditor shall be allocated between Buyer or Seller, as applicable, in the same proportion as the aggregate amount of the disputed items so submitted to the Auditor that are unsuccessfully disputed by each such Party (as finally determined by the Auditor) bears to the total disputed amount of such items so submitted. The determination of the Auditor shall be final, binding, conclusive and non-appealable absent manifest error. The date on which the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Transaction Expenses are finally determined in accordance with this Section 2.04(c) is hereinafter referred to as the “Determination Date.” For the avoidance of doubt and solely as an illustration of the methodology set forth in the immediately preceding sentence, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Auditor ultimately resolves the dispute by awarding to Seller $600 of the $1,000 contested, then the fees and expenses of the Auditor will be allocated sixty percent (60%) (i.e., 600 divided by 1,000) to Buyer and forty percent (40%) (i.e., 400 divided by 1,000) to Seller.

(d) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)) minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.04(c)) minus the Estimated Closing Date Cash, plus (iv) the Estimated Closing Date Transaction Expenses minus the Closing Date Transaction Expenses (as finally determined in accordance with Section 2.04(c)). If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.04(e).

(e) If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to Seller an amount in cash equal to the Increase Amount in immediately available funds by wire transfer to an account or accounts designated by Seller within two (2) Business Days of the Determination Date, by written notice to Buyer. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay, or shall cause to be paid, to Buyer an amount in cash equal to the Deficit Amount in immediately available funds by wire transfer to an account or accounts designated by Buyer within two (2) Business Days of the Determination Date by written notice to Seller. For U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law, any Increase Amount or Deficit Amount pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in (i) the filings of Seller or its Affiliates with the U.S. Securities and Exchange Commission filed prior to the date of this Agreement or (ii) the Disclosure Schedules (but subject to Section 11.12), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows (provided, that the accuracy of any representation and warranty that by its terms speaks only as of a particular date will be given effect as of such date (it being understood that, notwithstanding anything to the contrary in this Agreement, each representation and warranty in this Article III shall be deemed to have been made for all purposes hereunder assuming the Pre-Closing Restructuring has been completed in accordance with Section 5.03, except that Section 3.02, Section 3.03 and Section 3.04 shall be deemed to have been made without giving effect to the Pre-Closing Restructuring)):

Section 3.01 Existence and Power. Each Seller Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other applicable powers and authority and all Permits required to own, lease and operate its properties and carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business, or materially interfere with, prevent or materially delay its ability to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring). Each Seller Party is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets, rights or properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay its ability to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring). Each Seller Party is Solvent. Seller has made available to Buyer complete and correct copies of the Organizational Documents (including all amendments, modifications and other changes thereto) of Seller as in effect on the date of this Agreement.

Section 3.02 Authorization. Each Seller Party has, or will have prior to when the applicable Transaction Document is executed and delivered, all requisite corporate or organizational (as the case may be) power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring). The execution, delivery and performance by each Seller Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby are (or will be prior to execution) within such Seller Party’s organizational powers and have been (or will be prior to execution) duly authorized by all necessary corporate or organizational action or proceeding on the part of such Seller Party (including on the part of each such Seller Party’s board of directors or similar governing body, if applicable), and no other corporate or organizational action or proceeding (including the adoption, approval or authorization of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby) on the part of Seller is necessary to authorize the execution, delivery or performance by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring). This Agreement has been duly and validly executed and delivered by Seller and (assuming the due and valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document to which it is or will be a party shall be duly and validly executed and delivered by each Seller Party at or prior to the Closing and, upon such execution and delivery by such Seller Party and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 3.03 Governmental Authorization. No consent, approval, clearance, waiver, order or authorization of, or declaration, notice, registration or filing with, or notification to, any Governmental Authority is required on the part of any Seller Party with respect to such Seller Party’s execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated thereby (including the Pre-Closing Restructuring), except for (a) applicable requirements of the Exchange Act, (b) any consents, approvals, clearances, waivers, orders, authorizations, declarations, notices, registrations, filings, or notifications, the absence of which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (c) each consent, approval, clearance, waiver, order, authorization, declaration, notice, registration, filing, or notification disclosed in Schedule 3.03.

Section 3.04 Noncontravention. Except as set forth in Schedule 3.04, subject to the receipt (or the making of, as applicable) of the consents, approvals, clearances, waivers, orders, authorizations and other requirements set forth in Section 3.03 or in Schedule 3.03, the execution, delivery and performance by each Seller Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby (including the Pre-Closing Restructuring) do not and will not, as of the Closing, (a) violate any applicable Law to which such Seller Party, any Group Company, the Business or any of the Group Companies’ assets, rights or properties is subject or by which it is bound, (b) violate any provision of, or result in a breach of, the Organizational Documents of Seller or any Group Company, (c) violate or conflict with any provision of, or constitute a default under, or result in a breach of, or require a consent, approval, authorization of (or the giving of notice to) any Person (other than any Governmental Authority), payment or prepayment, or the delivery of notice, under any Material Contract or Lease, or terminate or result in, or give rise to the right of, the termination, acceleration, cancellation, modification or amendment of any such Material Contract or Lease, result in the loss of a material benefit or increase in any fee, Liability or other material obligation under any such Material Contract or Lease, or result in the creation of any Lien (other than a Permitted Lien) under any such Material Contract or Lease or upon or with respect to the Business or any of the properties, rights or assets (including the Leased Real Property) of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, consent or notification requirement, payment, prepayment, acceleration, cancellation, modification, amendment, loss, termination or creation of a Lien (other than a Permitted Lien) or (d) result in a violation, revocation, cancellation, suspension or modification of any Permit, except, to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, as a whole, or the Business or materially interfere with, prevent or materially delay the ability of such Seller Party to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring).

Section 3.05 Group Companies.

(a) Each Group Company is an entity duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate or other applicable powers and all Permits required to own, lease and operate its properties and carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Each Group Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets, rights or properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Each Group Company is Solvent. Seller has made available to Buyer complete and correct copies of the Organizational Documents (including all amendments, modifications and other changes thereto) of each Group Company as in effect on the date of this Agreement.

(b) All of the issued and outstanding Group Company Interests are owned beneficially and of record by Seller or the Group Company set forth on Schedule 3.05(b), free and clear of all Liens, other than Permitted Liens, and have been duly authorized and validly issued, are fully paid and non-assessable and, in all material respects, have been, or will have been, issued in compliance with the Organizational Documents of the applicable Group Company and applicable Law. Schedule 3.05(b) sets forth (i) the legal name and jurisdiction of organization of each Group Company, (ii) the number, amount and type or class (to the extent applicable) of all issued and outstanding Equity Interests of such Group Company. Such Equity Interests are duly authorized, validly, issued, fully paid and non-assessable and (iii) the legal names of the holders of the Equity Interests of such Group Company and such holder’s ownership interest thereof. Except as set forth on Schedule 3.05(b), (A) there are no authorized, issued or outstanding Group Company Interests of any Group Company and (B) neither the Company nor any other Group Company owns any shares of capital stock or other equity interests in any Person other than other Group Companies. None of the Group Company Interests have been issued in violation of, or are subject to, any preemptive rights, subscription rights, rights of first offer, rights of first refusal or any similar rights. There is no existing, outstanding or authorized option, warrant, call, put, right, commitment, conversion right, right of first refusal or other contract or other obligation or agreement to which Seller or any of its Affiliates (including the Group Companies) is a party or subject (or by which it is bound) that requires, and there are no securities of Seller or any of its Subsidiaries (including the Group Companies) outstanding that upon conversion, exercise or exchange would require, the sale, transfer, disposition or redemption, repurchase or acquisition of any Group Company Interests or the issuance or grant of any Group Company Interests or other securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase (or requiring any Group Company to make a payment (in cash or in kind) in respect of the value of) any Group Company Interest. Except as set forth on Schedule 3.05(b), there are no outstanding or authorized stock appreciation, phantom equity, profit participation, performance-based rights or similar rights, commitments or obligations of any kind with respect to the Group Company Interests. Neither Seller nor any of its Affiliates (including the Group Companies) is a party or subject to (or bound by) any stockholders’ agreement, voting trust, proxies or other agreement or understanding with respect to the voting, redemption, issuance, sale transfer or other disposition of the interests of any Group Company. There are no outstanding bonds, debentures, notes or other Indebtedness for borrowed money of any Group Company the holders of which have the right to vote (or which bonds, debentures, notes or other Indebtedness for borrowed money are convertible into, exchangeable into, or exercisable for, securities having the right to vote) on any matters on which the holders of Group Company Interests may vote.

(c) Except for other Group Companies, no Group Company has any Subsidiaries or owns any Equity Interests in any other Person.

(d) Schedule 3.05(d) sets forth, as of January 28, 2022, a list of (i) all items of Indebtedness for borrowed money of the Group Companies and the Business and (ii) all Group Company Guarantees and all other guarantees, letters of credit, bonds, sureties and other credit support or assurances issued by, or on behalf or for the account of, the Group Companies or the Business. True and complete copies of all such credit and support assurances (including all Group Company Guarantees) have been made available to Buyer prior to the date of this Agreement. Since January 1, 2019, there has not occurred, and there is not continuing, a default or event of default under any of the Contracts or instruments evidencing Indebtedness for borrowed money of any of the Group Companies or the Business.

Section 3.06 Financial Statements.

(a) Attached as Schedule 3.06 are true and complete copies of (a) the unaudited combined Financial Statements of the Business as of January 3, 2021 and for the twelve (12)-month period then ended and (b) the unaudited combined Financial Statements of the Business as of July 4, 2021 and for the six (6)-month period then ended (collectively, the “Historical Financial Statements”). Except as set forth in Schedule 3.06, the Historical Financial Statements (i) have been prepared from, and are in accordance with the books and records of the Business in all material respects, (ii) fairly present in all material respects the financial condition and financial results of the Business as of the respective dates or for the respective time periods set forth therein, and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby (except as may be indicated in the notes thereto, if any, or for normal and recurring year-end adjustments).

(b) Seller and its Affiliates (including the Group Companies) maintain, on an individual and on a consolidated basis, a standard system of accounting for the Business established and administered in accordance with GAAP and applicable Law in all material respects. Since the Reference date, there has been no material change in the accounting methods or principles of the Group Companies or the Business that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the notes thereto. Neither the Group Companies nor the Business are parties to, or have any commitments to become parties to, an “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K.

(c) Except as set forth in Schedule 3.06(c), the books and records of the applicable Group Companies and the Business (i) since January 1, 2019, have been maintained in all material respects in compliance with applicable accounting requirements, (ii) are true and complete in all material respects and (iii) correctly and accurately reflect all material dealings and transactions in respect of the business, assets, liabilities and affairs of the Group Companies and the Business. All corporate proceedings and actions reflected in the financial books and records of Group Companies and the Business have been conducted or taken in compliance in all material respects with all applicable Laws and with the respective Organizational Documents of the Group Companies and the Business.

Section 3.07 Absence of Certain Changes. From the Reference Date through the date of this Agreement, (a) except for actions taken in connection with the transactions contemplated by this Agreement (including the Pre-Closing Restructuring) and except for changes resulting from or related to the Pandemic or the Pandemic Measures, the Group Companies have conducted their business, and the Business has been conducted, in each case, in the ordinary course of business consistent with past practices in all material respects, (b) none of the Group Companies has taken any action which, if taken or omitted to be taken after the date hereof, would require the consent of Buyer pursuant to clauses (i) – (v), (vii) – (xvi), (xviii) – (xxii), (xxv), (xxvi) or (xxviii) (but only to the extent that clause (xxviii) would relate to the aforementioned clauses) of Section 5.01(a), and (c) there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08 No Undisclosed Liabilities. Except as set forth in Schedule 3.08, there is no Liability of any Group Company or the Business of a type required to be reflected or reserved for on (or disclosed in the notes to) a consolidated balance sheet of such Group Company or the Business prepared in accordance with GAAP consistently applied, except for liabilities, debts and obligations (a) specifically (and to the knowledge of Seller) adequately reflected or reserved for on the Historical Financial Statements, (b) that have arisen since the Reference Date in the ordinary course of the operation of the Business (none of which include liabilities or obligations arising from breach of Contract, breach of warranty, tort, infringement or violation of applicable Law), consistent with past practice, and that are not, individually or in the aggregate, material to the Group Companies, taken as a whole, or the Business, (c) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (d) that would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business.

Section 3.09 Material Contracts.

(a) Schedule 3.09(a) sets forth each of the following Contracts (but excluding any Employee Plan and any Group Company Plan) in effect as of the date hereof to which (x) Seller or any of its Affiliates (other than any Group Company and solely with respect to the Business) or (y) any Group Company, in each case, is a party or by which any of its assets, rights or properties are bound by:

(i) any lease agreement, participation agreement, tax indemnity agreement, pledge agreement, security agreement, guarantee and any other Contract related to (1) any sale leaseback transaction (including any sale leaseback transaction with any tax equity provider) or (2) any other lease of personal property, in each case of the foregoing clauses (1) and (2), (A) requiring aggregate payments to or by (x) Seller and its Affiliates solely with respect to the Business or (y) any Group Company, in each case, of $10,000,000 or more or (B) entered into with respect to any Material Project;

(ii) any power purchase agreement (or equivalent sale or hedging or similar derivative arrangement in respect of energy, capacity, ancillary services, renewable energy credits or other power attributes), engineering, procurement and construction agreement, design-build agreement, equipment supply agreement, interconnection agreement, operations and maintenance agreement, asset management agreement or other Customer Contract (1) requiring aggregate payments to or by (x) Seller and its Affiliates solely with respect to the Business or (y) any Group Company, in each case, of $10,000,000 or more, (2) between Seller or any of its Affiliates with respect to the Business or any Group Company, on the one hand, and any of the ten (10) largest customers of the Business, on the other hand, as measured by dollar value of aggregate customer spending on products or services of the Business during the twelve (12)-month period ended December 31, 2021, or (3) entered into with respect to any Material Project;

(iii) any Contract that is a supply contract (1) requiring aggregate payments to or by (x) Seller and its Affiliates solely with respect to the Business or (y) any Group Company, in each case, of $2,000,000 or more, (2) between Seller or any of its Affiliates with respect to the Business or any Group Company and the ten (10) largest suppliers of goods or services to the Group Companies, in each case, as measured by dollar value of aggregate purchases of goods or services by or for the benefit of the Business during the twelve (12)-month period ended December 31, 2021, or (3) entered into with respect to any Material Project;

(iv) any Collective Bargaining Agreement;

(v) (1) any Contracts relating to any Equity Interests or other securities of any Group Company or rights in connection therewith (other than the Organizational Documents of each Group Company) and (2) any partnership, joint venture, strategic alliance or other similar agreement, including any Contract involving any sharing of profits, losses, costs or other Liabilities of any Group Company or the Business with any Person other than another Group Company;

(vi) any Contract providing any material indemnification rights to any Person other than any other Group Company other than in the ordinary course of business, in each case, that involves potential payment obligations by any Group Company in excess of $1,000,000;

(vii) any Contract that obligates the Business or any Group Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to Business Employees for business expenses in the ordinary course of business consistent with past practice or transactions with customers on credit in the ordinary course consistent with past practice), in each case, (1) in excess of $2,000,000 on an annual basis and (2) under which the Business or any Group Company has any outstanding obligation to make such loan, advance, capital contribution or investment;

(viii) any Contract pursuant to which the Business or any Group Company is obligated to make future capital expenditures in excess of $4,000,000 in the aggregate over the next twelve (12) months; provided, that expenditures for inventory or that would be classified as “costs of goods sold” in the Financial Statements in accordance with GAAP shall not be deemed “capital expenditures” for purposes of this clause (viii);

(ix) any Contract that expressly limits in any material respect the freedom of Seller or any of its Affiliates solely with respect to the Business or any Group Company to compete in any line of business or with any Person or in any area which would so limit the freedom of Buyer after the Closing Date;

(x) any Contract that (A) grants or conveys any put, call, right of first refusal, first offer, first negotiation or similar preferential treatment to any Person (other than another Group Company), (B) contains “most favored nation,” “most favored customer” or similar pricing provisions to any Person (other than another Group Company) or (C) contains price guarantees or minimum purchase or sale requirements or a “take or pay” provision;

(xi) any material Business Intellectual Property Contract, other than (i) non-exclusive licenses granted (or that arise as a matter of Law) to end users pursuant to Contracts in connection with the sales or provision of Business Products by Seller and its Affiliates that are substantially in the form of one of Seller’s or its Affiliates’ standard forms made available to Buyer, (ii) non-exclusive licenses granted to a contractor or vendor of Seller or its Affiliates solely for the benefit of and to provide services to Seller or its Affiliates, (iii) non-exclusive licenses that are merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as a sale, supply, manufacturing or marketing Contract that includes an incidental license to use the Trademarks of Seller or its Affiliates for the purposes of advertising or marketing, (iv) non-exclusive licenses to commercially available software or (v) permitted use in a nondisclosure agreement, in each case of (i)-(v), entered into in the ordinary course of business;

(xii) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $10,000,000, or any guarantee of third party obligations in excess of $10,000,000, or any material letters of credit, performance bonds or other credit support for the Group Companies that will need to be replaced at the Closing;

(xiii) any Tax Equity Document;

(xiv) any Contract between any Group Company, on the one hand, and Seller or any of its Affiliates (other than another Group Company) or any of their respective directors, managers, officers or employees, on the other hand, in each case, other than employment agreements entered into in the ordinary course of business (such Contract, a “Related Party Contract”);

(xv) any Contract for the disposition or acquisition of (A) the Equity Interests in any Group Company or any other Person, (B) all or any portion of any Project, or (C) any other material assets or properties of any of the Group Companies (other than this Agreement or the other Transaction Documents), in each case, undertaken in the past three (3) years or pursuant to which the Business or any Group Company has any ongoing material holdback, earn-out, performance bonus, seller note or other contingent payment arrangements;

(xvi) any (A) Contract by which any Group Company could be reasonably expected to provide annual payments of $500,000 or more, or involve annual receipts reasonably anticipated as of the date of this Agreement to be in excess of $500,000, and (B) that is not cancelable by Seller or one of its Affiliates without liability on ninety (90) or fewer days’ notice to the other party or parties thereto, in each case, that is not already covered by any of the other clauses of this Section 3.09(a);

(xvii) any Contract to acquire any fee interest in real property with fair market value in excess of $1,000,000;

(xviii) any Contract that is a settlement, conciliation or compromise of any Action (A) for an amount greater than $100,000 individually or $1,000,000 in the aggregate, or (B) that otherwise imposes any material continuing obligation on the Business or any Group Company after the date of this Agreement;

(xix) any Government Contract;

(xx) any Contract evidencing a Group Company Guarantee; or

(xxi) any Contract to enter into any of the foregoing.

Each Contract (other than the Leases, as to which certain representations and warranties are made exclusively pursuant to Section 3.12) required to be set forth in Schedule 3.09(a), together with each Contract entered into after the date hereof and prior to the Closing in accordance with this Agreement that, if entered into prior to the date hereof, would be required to be set forth in Schedule 3.09(a), a “Material Contract”.

(b) Seller has made available to Buyer a true and complete copy of each Material Contract (other than purchase orders or invoices), including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof. Except as set forth in Schedule 3.09(b), all of the Material Contracts are (i) in full force and effect and (ii) constitute the legal, valid and binding obligations of Seller or one of its Affiliates party thereto and, to the knowledge of Seller, constitute the legal, valid and binding obligations of the other parties thereto. Except as set forth in Schedule 3.09(b) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither Seller nor any of its Affiliates or, to the knowledge of Seller, any other party thereto is, in breach of or default under any such Material Contract, (B) since January 1, 2019, neither Seller nor any of its Affiliates has given or received any written claim or notice, or to the knowledge of Seller, oral notice of (I) any breach of or default under any such Material Contract, (II) any suspension, termination or threatened suspension or termination of any Material Contract, (III) the intention of any Person to cancel, withdraw, accelerate, not renew or terminate any such Material Contract or (IV) the occurrence of any force majeure or similar event under any Material Contract, and (C) to the knowledge of Seller, as of the date hereof, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract (in each case, with or without notice or lapse of time or both).

Section 3.10 Litigation. Except as set forth in Schedule 3.10, there are no pending or, to the knowledge of Seller, threatened, lawsuits, demands, claims, suits, settlements or other Actions or proceedings at Law or in equity or, to the knowledge of Seller, investigations before or by any Governmental Authority against or involving (a) Seller or any of its Affiliates solely with respect to the Business or (b) any Group Company or the Business (whether or not such Action or investigation is solely against or involves Seller or any of its Affiliates (other than the Group Companies)) that, in each case, if resolved adversely against Seller, such Affiliate, such Group Company or the Business, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. None of Seller, any of its Subsidiaries (including the Group Companies), the Business and any of their respective assets, rights or properties is subject to any Governmental Order, and to the knowledge of Seller, no such Governmental Order is threatened, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) Except with respect to matters set forth in Schedule 3.11(a), each of Seller and its Affiliates (including the Group Companies) is and, since January 1, 2019 has been, in compliance, in all material respects, with all Laws relating to the conduct of the Business or the Group Companies.

(b) Except as set forth in Schedule 3.11(b) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, (i) neither Seller nor any of its Subsidiaries (including the Group Companies) has received any written, or to the knowledge of Seller, oral notice of the actual or alleged violation (or investigation related thereto), in any material respect, of any Laws relating to the conduct of the Business or the Group Companies and (ii) to the knowledge of Seller, neither Seller nor any of its Subsidiaries (including the Group Companies) has been under any investigation by a Governmental Authority with respect to a violation of any Laws by Seller or such Subsidiary relating to the conduct of the Business or the Group Companies.

Section 3.12 Real Property.

(a) Schedule 3.12(a)(i) sets forth, as of the date hereof, an accurate and complete list of the Owned Real Property. Schedule 3.12(a)(ii) sets forth, as of the date hereof, an accurate and complete list of the Leased Real Property and all Leases by which the Group Companies own or possess their interests therein (including all amendments, modifications, waivers, and guaranties thereto or thereof). The Group Companies have a good and valid leasehold, subleasehold, license or sublicense interest, as applicable, in the Leased Real Property pursuant to the Leases set forth on Schedule 3.12(a)(ii), subject to Permitted Liens. The Real Property constitutes all of the material real property that is owned, leased, used or held for use primarily in the conduct of the Business as currently conducted.

(b) Except for Permitted Liens, as contemplated by the Transition Services Agreement or as would not reasonably be expected, individually or in the aggregate, to result in a material Liability for the Group Companies, taken as a whole, or otherwise materially and adversely impair the conduct of the Business, taken as a whole, in substantially the manner as currently conducted, no Person other than Seller and its Affiliates, including the Group Companies, has the right to purchase, use or occupy the Real Property or any portion thereof or interest therein pursuant to any lease, sublease, license, occupancy agreement, option, right of first offer, right of first refusal, concession, Contract, or other written agreement or arrangement, whether written or oral.

(c) Seller has delivered or made available to Buyer a true, complete and correct copy of each Lease. Except as set forth in Schedule 3.12(c), (i) each Lease is valid and in full force and effect and enforceable in accordance with its terms, and creates a subsisting leasehold interest in the respective Leased Real Property, and represents the entire agreement between the applicable Group Company or Retained Company, as lessee, and the applicable lessor, (ii) each Group Company or Retained Company that is the tenant thereunder, as applicable, is not in default of its obligations under such Lease beyond any applicable notice and cure period, except for such defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) no applicable Group Company or Retained Company that is the tenant under a Lease has received or provided any written or, to the knowledge of Seller, oral notice of, or otherwise has knowledge of, any default or event that with notice or lapse of time, or both, would constitute a default by a member of the Group Company or Retained Company or any other party thereto under any Lease that remains uncured, except for such defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Leased Real Property is sufficient to conduct the business of the Company as it is currently conducted as of the date hereof in all material respects.

(d) As of the date hereof, neither Seller nor any of its Affiliates has any knowledge, nor has received any written notice from any Governmental Authority, that (i) any condemnation proceeding or any sale or other disposition of any Real Property in lieu of condemnation is pending or threatened with respect to any Real Property or (ii) any zoning or building, use or occupancy code, ordinance, order or regulation is violated in any material respect by the operation or use of the Real Property.

Section 3.13 Intellectual Property; IT Assets and Privacy.

(a) Schedule 3.13(a) contains a true, accurate and complete list, as of the date hereof, of all registrations and applications included in the Owned Intellectual Property Rights, including such registrations or applications for patents, trademarks, copyrights and domain names, specifying as to each such item, as applicable, (i) the registered (and, if different, beneficial) owner, (ii) jurisdiction, (iii) application or registration number, (iv) date of application or registration and (v) expiration date. Except as would not be expected to, individually or in the aggregate, have a Material Adverse Effect, and except as disclosed in Schedule 3.13(a), (I) as of the date hereof, and since January 1, 2019, no Action has been pending or, to the knowledge of Seller, threatened against Seller or its Affiliates that challenges the legality, validity, ownership or enforceability of any rights in respect of any of the Owned Intellectual Property Rights, (II) to the knowledge of Seller, no third party is Infringing any Owned Intellectual Property Right, (III) as of the Closing Date, a Group Company is the sole and exclusive beneficial and record owner of each item of Owned Intellectual Property Rights and has good and valid title to the Owned Intellectual Property Rights, free and clear of all Liens other than Permitted Liens, (IV) the Owned Intellectual Property Rights set forth on Schedule 3.13(a) are subsisting, and, to the knowledge of Seller valid and enforceable, (V) any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority or domain name registry to maintain the registrations and applications in the Owned Intellectual Property Rights as active and due prior to the date hereof have been paid in full, and all necessary filings have been duly and properly made in accordance with applicable Laws in support of such maintenance, and (VI) a Group Company owns or has the right to use all Owned Intellectual Property Rights currently used in the operation of the Business, provided that this representation shall not be construed to be a representation of the non-infringement of any Intellectual Property Rights of any other Person.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and except as disclosed in Schedule 3.13(b), (i) the Business, the Business Products and the Group Companies are not Infringing, and have not in the past three (3) years Infringed, any Intellectual Property Right of any other Person; (ii) no Infringement or similar Action is pending or, to the knowledge of Seller, has been threatened against Seller or its Affiliates (with respect to the Business) or any Group Company; and (iii) no Group Company or Owned Intellectual Property Rights are subject to any Action or outstanding Governmental Order restricting in any manner the use, exploitation, enforcement, transfer, or Licensing of any Owned Intellectual Property Right or any Business Product.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the execution, delivery or performance of this Agreement or any other Transaction Documents, nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of (including any incremental loss of rights with respect to), or Lien on, any Intellectual Property Rights or, pursuant to the terms of any Business Intellectual Property Contract, a loss of Seller’s or any of its Affiliates’ right, title or interest (to the extent relating to the Business) or any Group Company’s right, title or interest to any Intellectual Property Rights; (ii) a breach of any Business Intellectual Property Contract; (iii) the release, disclosure or delivery of any Intellectual Property Rights or IT Assets of Seller or its Affiliates (to the extent relating to the Business) including any source code of any Software owned by the Business by or to any escrow agent or other Person; (iv) Seller or its Affiliates (to the extent relating to the Business) or the Group Companies becoming obligated to pay any royalties or other fees or amounts with respect to Intellectual Property Rights of any other Person in excess of those payable by Seller or its Affiliates in the absence of this Agreement or the Transactions; (v) a breach or violation of any Privacy Obligation by Seller, its Affiliates or the Group Companies, or a violation of any representations with regard to Personal Information made by Seller, its Affiliates or the Group Companies; or (vi) the grant, assignment or transfer to any other Person of any License under any of the Owned Intellectual Property Rights or, pursuant to the terms of any Business Intellectual Property Contract, under any Intellectual Property of Buyer or its Affiliates.

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, all Persons who participated in the development of any Owned Intellectual Property Rights have signed a valid and enforceable agreement containing provisions regarding the protection and non-disclosure of confidential information and an irrevocable present assignment of all of the right, title and interest that such Person may have had in any such Owned Intellectual Property Rights, to the extent such rights do not vest initially in the Group Companies by operation of Law. No current or former employee, officer, director or contractor of any Group Company has any material claim, right, or interest to or in any material Owned Intellectual Property Rights.

(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, Seller and its Affiliates have not used, modified, or distributed any Open Source Software in any Business Software that (i) is licensed, conveyed, distributed or otherwise made available to third parties in a manner that, based on the conduct of the Business as currently conducted requires the disclosure, licensing or distribution of any source code for any Business Software; (ii) imposes any restriction on the consideration to be charged for the distribution of any Business Software; (iii) creates, or purports to create, obligations for Seller or its Affiliates with respect to the Business Software other than those set forth in the applicable license for such Open Source Software, or grants, or purports to grant, to any third party, any additional rights or immunities under any Business Software or Owned Intellectual Property Rights; or (iv) other than any attribution or notice requirement, imposes any other limitation, restriction or condition on the right or ability of Seller or its Affiliates to use or distribute any Business Software. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, Seller and its Affiliates have complied with all of the terms and conditions of each applicable license for such Open Source Software, including all requirements pertaining to attribution and copyright notices and Seller and its Affiliates have not received any requests from any third parties for source code copies of (A) any Open Source Software relating to the Business or (B) any Business Software.

(f) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and except as disclosed on Schedule 3.13(f), (i) no source code for any Business Software has been delivered, licensed or made available to any escrow agent, or other Person who was not, as of the time thereof, an employee or independent contractor of Seller or any of its Affiliates and pursuant to reasonable confidentiality measures, including under any license for Open Source Software, (ii) Seller and its Affiliates have no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any such Business Software to any escrow agent or other Person and (iii) no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to result in the delivery, license or disclosure of any source code for any Business Software to any other Person who is not, as of the date hereof, an employee or independent contractor of Seller or any of its Affiliates and pursuant to reasonable confidentiality measures.

(g) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) no funding, facilities or personnel of any Governmental Authority or of any university, college, other educational institution, or any multi-national, bi-national or international organization or research center were used to develop or create any Business Software or Owned Intellectual Property Rights; (ii) none of Seller and its Affiliates (to the extent primarily relating to the Business) or the Group Companies are currently or have been a member of, or a contributor to, any industry standards body or similar organization that requires or obligates any of them to grant or offer to any other Person any License or right to any Owned Intellectual Property Rights (or that will, following the Closing, require or obligate Buyer or any of its Affiliates to grant or offer to any other Person any License or right to any Intellectual Property Rights); and (iii) none of the Owned Intellectual Property Rights are subject to any agreement that obligates Seller or its Affiliates to grant a License thereunder on a royalty-free basis or on reasonable and non-discriminatory (RAND) or fair reasonable and non-discriminatory (FROND) terms.

(h) Schedule 3.13(h) contains, as of the date hereof, a correct and complete list of all material proprietary Business Software developed by or on behalf of a Group Company.

(i) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) Seller and its Affiliates have for the past three (3) years taken all reasonable steps to protect and preserve their respective rights in the confidentiality, security and value of all confidential information or non-public information, including the source code of the Business Software and all other Trade Secrets, included in the Owned Intellectual Property Rights (collectively the “Confidential Property”), from any unauthorized use, access, transmission, disclosure, destruction or modification, and, to the knowledge of Seller, no such unauthorized use, access, transmission, disclosure, destruction or modification has occurred and (ii) to the knowledge of Seller, no Confidential Property of the Group Companies has been disclosed or authorized to be disclosed to any Person other than pursuant to a written, valid and enforceable non-disclosure agreement that protects the confidentiality of, and the Group Companies’ proprietary interests in and to, such Confidential Property.

(j) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) Seller and its Affiliates maintain a complete and accurate copy of the source code for all Business Software, and (ii) the source code for all Business Software and its operation have been documented in a professional manner that is both: (A) consistent with customary code annotation conventions in the software industry; and (B) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and reasonably improve, enhance, modify and support all Business Software.

(k) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) at all times in the past five (5) years, Seller and its Affiliates, and to the knowledge of Seller any vendors, processors, or other third parties processing or otherwise accessing, or sharing Personal Information by, for, with or on behalf of Seller and its Affiliates (“Data Partners”) (A) have taken all steps and procedures required to comply with all applicable Laws relating to the Business and (B) have implemented, maintained and monitored reasonable measures with respect to technical, administrative, and physical security to preserve and protect, the confidentiality, availability, security, and integrity of the IT Assets, Personal Information and confidential information of the Business and (ii) at all times in the past five (5) years, there have been no intrusions or breaches of the security of the IT Assets, Personal Information and confidential information of the Business or to the knowledge of Seller, any Data Partners, in each case, relating to the IT Assets, Personal Information and confidential information of the Business.

(l) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (I) Seller and its Affiliates, and, to the knowledge of Seller, all Data Partners that have access to Personal Information collected by or on behalf of Seller and its Affiliates (to the extent relating to the Business) or the Group Companies comply, and have in the past five (5) years complied, with all applicable Privacy Obligations and contractual obligations relating to Personal Information applicable to Seller and its Affiliates, including those relating to (i) the privacy of individuals whose Personal Information is processed by Seller or its Affiliates (to the extent relating to the Business), the Group Companies or Business Products, or (ii) the collection or other processing of any Personal Information collected or otherwise processed by Seller or its Affiliates (to the extent relating to the Business) or the Group Companies, or, to the knowledge of Seller, by Data Partners having access to such Personal Information and (II) there is no Action (including, to Seller’s knowledge, any informal investigation) currently pending against, Seller or its Affiliates (to the extent relating to the Business) or the Group Companies, by (i) any private party (other than data subject complaints in the ordinary course) or (ii) any Governmental Authority, foreign or domestic, with respect to the collection or other processing of Personal Information.

(m) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) the Business IT Assets are (x) reasonably sufficient for the existing needs of the Business and (y) in good working condition to effectively perform all computing, information technology and data processing operations for the operation of the Business as currently conducted; (ii) Seller and its Affiliates have taken all commercially reasonable steps and implemented all commercially reasonable safeguards to ensure that the Business IT Assets, Business Software and Business Products are substantially free from Contaminants; (iii) as of the date hereof, and in the past three (3) years, to the knowledge of Seller, none of the Business Products, Business Software, Business IT Assets or Software that embodies any Owned Intellectual Property Rights contains any Contaminants; and (iv) Seller and its Affiliates (to the extent relating to the Business) and the Group Companies use all reasonable measures, to prevent the introduction of Contaminants into the Business Products, Business Software, Business IT Assets or Software that embodies any Owned Intellectual Property Rights.

(n) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Business Products comply with all applicable warranties and other contractual commitments made by or on behalf of the Business relating to the use, functionality or performance of, or any product, service or system containing or used in conjunction with, such Business Products.

(o) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, Seller and its Affiliates (to the extent relating to the Business) or the Group Companies have implemented and maintain commercially reasonable technical and organizational measures to protect Personal Information against data breaches and cybersecurity incidents. Seller and its Affiliates do not “sell” (as defined in the California Consumer Privacy Act of 2018 (AB-375)) Personal Information relating to the Business.

Section 3.14 Restructuring; Title to and Sufficiency of Assets.

(a) Except for the assets and properties to which the Group Companies will have continued access to or use of after the Closing pursuant to the Transition Services Agreement and except as set forth in Schedule 3.14 and assuming the Pre-Closing Restructuring has been completed in accordance with Section 5.03:

(i) the Group Companies, in the aggregate, own, lease, license or have the right to use all material assets, rights and properties of the Group Companies free and clear of all Liens, except for Permitted Liens; and

(ii) the assets, rights and properties of the Group Companies, together with the assets, rights and properties and services to which Buyer or the Group Companies will have continued access to or use or receipt of after the Closing pursuant to the other Transaction Documents, will, immediately after the Closing, constitute all of the assets, rights and properties required to operate the Business in all material respects in the manner conducted on the date hereof by Seller and its Affiliates (including the Group Companies).

(b) After giving effect to the Intercompany Account Settlement and immediately prior to the Closing, the Group Companies shall be Solvent, as a whole.

(c) All material tangible assets owned or leased by any of the Group Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.15 Permits. Seller and its Affiliates possess, and upon the consummation of the Pre-Closing Restructuring, the Group Companies will possess, all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, waivers or exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Group Companies and the operation of the Business as currently conducted (the “Permits”), except to the extent that the failure to possess such Permit would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All such Permits are in full force and effect, and, as of the date hereof, there are no lawsuits or other Actions or proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, the Group Companies are not in material default, and, to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a material default, under such Permits.

Section 3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) sets forth a true and complete list, as of the date hereof, of each (i) material Employee Plan (including all Business Employee Arrangements) and (ii) each material Transferred Plan.

(b) Seller has made available to Buyer for each material Transferred Plan, as applicable: (i) a true and complete copy of each Transferred Plan; (ii) the most recent annual report on Form 5500 and all schedules thereto filed with respect to each Transferred Plan, to the extent applicable; (iii) the most recent summary plan description and summary of material modifications for each Transferred Plan, to the extent applicable; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Transferred Plan, to the extent applicable; (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable; (vi) a current Internal Revenue Service opinion or favorable determination letter, to the extent applicable; and (vii) all material correspondence for the last year to or from any Governmental Authority relating to any Transferred Plan.

(c) Except as set forth on Schedule 3.16(c), none of Seller, the Group Companies or any of their respective ERISA Affiliates has at any time during the six (6) years prior to the date of this Agreement sponsored or contributed to, or had any Liability or obligation in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section

412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” as described in Section 413(c) of the Code; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or any other funded arrangement for the provision of health, other welfare, or fringe benefits and no circumstance or condition exists that would reasonably be expected to result in any liability of any Group Company to any such plan.

(d) Except as set forth on Schedule 3.16(d), no Transferred Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not the Benefit Plan is subject to ERISA.

(e) None of the Employee Plans or Transferred Plans provide any Business Employee (or any beneficiary or dependent thereof) with any life insurance or medical or health benefits after his or her termination of employment or service with Seller or any of its ERISA Affiliates, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(f) Each Employee Plan and each Transferred Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, has pending or is within the remedial amendment period in which to file an application for such determination from the Internal Revenue Service or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(g) (i) Seller and the Group Companies, as applicable, have performed in all material respects all obligations required with respect to each Transferred Plan; (ii) each Transferred Plan has been maintained in material compliance with its terms and with any Law; (iii) all material payments (including premiums due) and all material employer and employee contributions required to have been collected in respect of each Transferred Plan have been paid when due; and (iv) with respect to each Transferred Plan, no material Action (other than claims for benefits in the ordinary course) is pending or threatened with respect to any Transferred Plan. Each Employee Plan and each Transferred Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is maintained in all material respects in documentary and operational compliance with Section 409A of the Code. No amounts paid, payable or deferred under any Employee Plan or Transferred Plan have been or will be includible in gross income under Section 409A(a)(1) of the Code or subject to the additional Taxes provided by such section with respect to any Business Employee.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, or any termination of employment or service (or other event or occurrence) in connection therewith, will (i) entitle any Business Employee to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount of any compensation, equity award or other benefits otherwise payable to any Business Employee; (iii) result in the acceleration of the time of payment, settlement, funding or vesting of any compensation or benefits to any Business Employee; (iv) or result in any forgiveness of indebtedness with respect to any such persons; or (v) result in an “excess parachute payment” from the Company within the meaning of Section 280G(b) of the Code, determined without taking into account any compensation or benefit plans, programs or arrangements or award thereunder, established, adopted or made or provided, as applicable, by Buyer or any of its Affiliates on or following the Closing. No Group Company is required to “gross up” or otherwise compensate any individual because of the imposition of any Tax arising under Section 409A or 4999 of the Code on any payment to any individual.

(i) There does not exist any circumstance that could, upon consummation of the transactions contemplated by this Agreement reasonably be expected to result in Liability to Buyer or any of its ERISA Affiliates for any Taxes or other Liabilities relating to any Parent Benefit Plan, including any Controlled Group Liability. The term “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of the failure to comply with Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder (together “COBRA”).

Section 3.17 Employees.

(a) (i) With respect to the Business Employees, Seller and its Affiliates are in compliance in all material respects with all applicable Laws concerning or respecting employment, employment practices, or terms and conditions of employment, affirmative action, employment taxes, workplace safety, wage/hour/payment, immigration, labor including, without limitation, child labor, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, employee leave issues and unemployment insurance and (ii) there are no Actions pending or, to the knowledge of Seller, threatened against Seller or its Affiliates brought by or on behalf of any Business Employee concerning any of the types of matters set forth in this Section 3.17(a).

(b) Except as set forth in Schedule 3.17, there are no labor unions presently representing or, to the knowledge of Seller, engaged in any organizing activity with respect to any Business Employee. Seller and its Affiliates are neither party to, nor bound by, any Collective Bargaining Agreement. During the past two (2) years, there has not been, and there is not pending nor, to the knowledge of Seller, threatened, any strike, slowdown, picketing, work stoppage, or other material labor disputes by any Business Employee.

(c) Seller has provided to Buyer a true and complete list of all Business Employees as of the date of this Agreement (the “Employee List”), which includes, as to each Business Employee (in each case, to the extent permitted by applicable Law): (i) the employee identification number, (ii) employing entity, (iii) job title or position, (iv) date of hire, (v) current annual base salary or hourly base wage, (vi) jurisdiction where employed; (vii) leave status (STD, LTD, FMLA, military, etc.); and (viii) classification as exempt or non-exempt.

(d) To the knowledge of Seller, except as would not be material to the Business, Seller and/or its Affiliates have collected work authorization documentation for each Business Employee and complied with all legal requirements for determining each employee’s eligibility to work in the relevant jurisdiction, and such documentation demonstrates that all Business Employees are authorized to work in the jurisdiction in which they are working.

(e) To the knowledge of Seller, in the last two (2) years, no allegations of workplace sexual harassment or workplace sexual misconduct have been made against any of the Business Employees at a level of Senior Director or above. During the last two (2) years, the Company has not entered into any settlement agreement with any Business Employee that involves allegations relating to workplace sexual harassment or other workplace sexual misconduct by a Business Employee.

(f) To the knowledge of Seller, except as would not be material to the Business, no Business Employee is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to the Company.

(g) As of the Closing Date, the Business Employees set forth on the Employee List shall be sufficient to operate the Business in substantially the same manner as such operations are being conducted by Seller and its Affiliates (including the Group Companies) as of the time of the Closing.

Section 3.18 Environmental Matters.

(a) Except as disclosed in Section 3.18 and except for matters that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(i) the Business and the Group Companies are and, except for matters which have been fully resolved, have been in compliance with all applicable Environmental Laws, including, but not limited to, any Permits required by applicable Environmental Laws;

(ii) as of the date hereof, (A) no written notice, claim, order, complaint, penalty demand or violation notice has been received and (B) there is no Action pending or to knowledge of Seller threatened in writing, that (1) alleges the actual or potential violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, alleges any potential Liability or Damages arising under or relating to any Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, amend, modify or terminate any Permit required by any applicable Environmental Law, (2) relates to the Business, the Group Companies or the Real Property and (3) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs prior to the date hereof, and, to the knowledge of Seller, there are no facts, conditions or circumstances that would be reasonably likely to result in any such written notice, claim, order, complaint, penalty demand, violation notice, or Action;

(iii) neither the Business nor the Group Companies have arranged for or caused any past or present contamination, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment relating to the Business, the Group Companies or the Real Property, in each case, in violation of applicable Environmental Law or in a manner or concentration that has resulted or would reasonably be likely to result in a Liability of Seller, the Business, or the Group Companies; and

(iv) neither the Business nor the Group Companies has assumed by Contract any Liability of any other Person arising with respect to the actual or potential violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, or the investigation, sampling, monitoring, treatment, remediation, removal, cleanup or release of Hazardous Materials.

(b) Seller or the Group Companies have delivered or otherwise made available for inspection to Buyer copies and results of any material and non-privileged reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, analyses, tests or monitoring in the possession or control of Seller or any Group Company pertaining to: (i) any material unresolved liabilities under Environmental Laws; (ii) any material release of Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Group Companies or the Business; or (iii) the Group Companies’ or the Business’s compliance, in all material respect, with applicable Environmental Laws.

Section 3.19 Energy Regulatory Status.

(a) To the extent required by law, each Group Company that owns an operating electric generation facility has filed with the Federal Energy Regulatory Commission or its successor (“FERC”) a self-certification of qualifying small power production facility (“QF”) status under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) and each such filing is materially accurate and complete. Each electric generation facility owned by a Group Company is a QF eligible for the regulatory exemptions set forth at 18 C.F.R. §§ 292.601(c), 292.602(b) and 292.602(c), including the exemption from regulation under Sections 204, 205 and 206 of the Federal Power Act (“FPA”), set forth at 18 C.F.R. § 292.601(c)(1). Neither Seller nor any Group Company has on file with FERC a rate schedule or other agreement under Section 205 of the Federal Power Act.

(b) Other than to the limited extent set forth in Section 3.19(a), the Company and its Subsidiaries are each not subject to, or exempt from (i) regulation as a public utility under the Federal Power Act, (ii) FERC access to books and records, accounting, record-retention and reporting requirements under the Public Utility Holding Company Act of 2005 (“PUHCA”), and (iii) regulation as a “public utility”, “electric company”, or other similar designation however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder; provided that, for purposes of this Section 3.19(b), the term “Subsidiary” shall have the meaning given in this Agreement with the term “more than fifty percent (50%)” replaced with the term “ten percent (10%) or more” therein.

(c) Except as would not result in a Material Adverse Effect, there are no complaints, investigations, or other similar proceedings (formal or informal, public or non-public) pending, anticipated or, to Seller’s knowledge, threatened, alleging that any of the Group Companies is in violation of, or has failed to satisfy or comply with the requirements of the FPA, PURPA, PUHCA (including FERC’s regulations and orders under those acts), or the electricity or public utility Laws or regulations of any state.

Section 3.20 Taxes.

(a) Each of the Group Companies has timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions), all such Tax Returns are accurate and complete in all material respects and each of the Group Companies has paid all income and other material Taxes required to be paid by it.

(b) There are no pending material Tax Claims by or before a Taxing Authority against any of the Group Companies, and no written notice of audit or assessment by a Taxing Authority in respect of material Taxes has been received by any Group Company which audit or assessment has not been resolved.

(c) No waiver or extension of the statute of limitations is in effect for the assessment of any material Taxes of any of the Group Companies.

(d) No material Liens for Taxes upon the assets of the Group Companies have been filed, other than for Permitted Liens.

(e) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state or local Tax Law by reason of any change of accounting methods, or use of an improper method of accounting, prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable law in any jurisdiction) executed prior to the Closing; (iii) any installment sale or open transaction disposition occurring prior to the Closing; or (iv) any prepaid amount received prior to the Closing.

(f) No Group Company has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Group Company has not filed Tax Returns that has not been resolved.

(g) No Group Company is a party to, is otherwise bound by or has any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or other similar Contract, other than (i) any Tax sharing, allocation or indemnification agreement the only parties to which are the Group Companies and (ii) any customary provisions contained in commercial Contracts not primarily related to Taxes.

(h) No Group Company (i) has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal Income Tax Return or a combined, consolidated, unitary or similar corporate group for state Tax purposes (in each case other than a group consisting solely of Seller and/or its Affiliates) or (ii) has any liability for the Taxes of any Person (other than Seller or any of its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Tax Law), as a transferee or successor. Each Group Company (other than Philippines HoldCo, Inc.) is a disregarded entity for U.S. federal income tax purposes.

(i) No Group Company has been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) Each of the Group Companies has collected or withheld all material Taxes required to have been collected or withheld (including from payments made to employees, independent contractors, creditors, stockholders and other third parties) and such collected and withheld Taxes have been or will be duly paid to the proper Governmental Authority.

(k) With respect to any project being developed by any Group Company (i) no Group Company has claimed a federal, state or local tax credit or depreciation deductions under Section 167 or 168 of the Code with respect to any portion of such project; (ii) no portion of such project has been placed in service within the meaning of Section 48(a) of the Code; (iii) none of the assets of such project constitute (A) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (B) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code; and (iv)(A) the tangible personal property of such project is not comprised of any property that (I) is “used predominately outside the United States” within the meaning of Section 168(g) of the Code, (II) is “imported property” within the meaning of Section 168(g)(6) of the Code or (III) has been previously used by any Person as part of such project (other than in connection with the construction, start-up, testing and commissioning of such project) and (B) no election has been made under Sections 168(b)(2)(D), 168(b)(3)(D), 168(b)(5) or 168(g)(7) of the Code with respect to any part of the assets comprising such project.

(l) With respect to any project being developed by any Group Company, construction of such project did not begin before January 1, 2019 within the meaning of Section 48(a)(6) of the Code and Notice 2018-59.

(m) All of the Safe Harbor Inventory were acquired pursuant to the Safe Harbor Purchase Orders.

(n) All costs within the meaning of Notice 2018-59 with respect to the Safe Harbor Inventory were originally incurred by Solar Sail, LLC. All costs incurred by Solar Sail, LLC with respect to the Safe Harbor Inventory were properly incurred within the meaning of Notice 2018-59 in 2019.

(o) Of the commercial solar modules purchased pursuant to the Safe Harbor Purchase Orders, as of the date hereof, at least 37.7 megawatts of modules remain in inventory in the Solar Sail Warehouse and the cost of such modules is at least $27,700,000.

(p) Solar Sail, LLC has at all times since September 27, 2019 held a greater than twenty percent (20%) interest in the capital and profits of Solar Sail Commercial Holdings, LLC Neither Solar Sail, LLC, Solar Sail Commercial Holdings, LLC, or any of their direct or indirect members, has any plan or intention to reduce below twenty percent (20%) the interest in the capital and profits of Solar Sail Commercial Holdings, LLC held by Solar Sail, LLC, whether by contribution, distribution, disposition or otherwise.

(q) The transfers made pursuant to the Pre-Closing Restructuring from Solar Sail Commercial Holdings, LLC to the Company do not consist solely of tangible personal property within the meaning of Notice 2018-59.

Section 3.21 Insurance.

(a) Schedule 3.21(a) sets forth, as of the date hereof, a true and complete list of the material current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Group Companies) covering the Business or the assets, business, operations, employees, officers and directors of the Group Companies (collectively, the “Insurance Policies”). True and complete copies of each such Insurance Policy has been made available to Buyer prior to the date of this Agreement. Such Insurance Policies are in full force and effect with respect to the Group Companies and the Business, and all premiums due under such Insurance Policies have been paid in full.

(b) Neither Seller nor any of its Affiliates (including the Group Companies) has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, such Insurance Policies, and Seller and its Affiliates (including the Group Companies) have complied in all material respects with the provisions of each such Insurance Policy. All of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity and (ii) have not been subject to any lapse in coverage, in each case, with respect to the Group Companies or the Business, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no material claims related to the Business pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights. To the knowledge of Seller, the Insurance policies provide coverage of the types and in the amounts required by applicable Contracts and under applicable Law.

Section 3.22 Finders’ Fees. Except for Marathon Capital, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23 Customers and Suppliers. Schedule 3.23 sets forth (a)(i) the top thirty (30) customers of the Business based on the dollar amount of sales to such customers for the fiscal year ended December 31, 2020 and (ii) the top thirty (30) customers of the Business based on the dollar amount of sales to such customers for the period from January 1, 2021 through to the date hereof (collectively, the “Material Customers”) and (b)(i) the top twenty (20) suppliers and vendors of the Business based on the dollar amount of purchases made by the Business for the fiscal year ended December 31, 2020 and (ii) the top twenty (20) suppliers and vendors of the Business based on the dollar amount of purchases made by the Business for the period from January 1, 2021 through to the date hereof (the “Material Suppliers”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (x) as of the date hereof, neither Seller nor any of its Subsidiaries (including the Group Companies) has received any written notice from any of the Material Customers or Material Suppliers that such Material Customer or Material Supplier will terminate, cancel, materially limit or materially and adversely modify its business with the Business or the Group Companies and, to the knowledge of Seller, no such Material Customer or Material Supplier is otherwise involved in, or, to the knowledge of Seller, threatening a material dispute against Seller or any of its Subsidiaries (including the Group Companies) or involving the Business, and (y) since January 1, 2019, neither the Group Companies nor the Business has suffered any material shortage or cessation or interruption of supplies or the provision of any services to the Group Companies or the Business.

Section 3.24 Bank Accounts. Schedule 3.24 sets forth, as of the date hereof, a true and complete list of the name and address of each bank or financial institution with which any Group Company or the Business has an account or safe deposit box and the name of each Person who is an authorized signatory or has access thereto or control thereunder.

Section 3.25 Sanctions.

(a) None of Seller or its Affiliates with respect to the Business, the Company or any Group Company nor any of its members, directors, officers, or, to the knowledge of Seller, Business Employees is a Prohibited Person.

(b) Each of Seller and its Affiliates with respect to the Business, the Company and the other Group Companies, and each of its members, directors, officers and, to the knowledge of Seller, employees, in their capacity as such, is in material compliance with, and in the past five (5) years has not violated, any applicable Sanctions Laws or, to the knowledge of Seller, received any correspondence from any Sanctions Authority in relation to a potential, alleged or actual breach with respect to the Business, the Company or any Group Company of any applicable Sanctions Laws, and no allegation has been made in the five (5) years prior to the date of this Agreement with respect to any potential or actual breach.

(c) Each of Seller and its Affiliates with respect to the Business, the Company and the other Group Companies have in place controls and systems to ensure compliance in all material aspects with Sanctions Laws in each of the jurisdictions in which the Company and the other Group Companies currently do, or in the past have done, business.

(d) None of Seller or its Affiliates with respect to the Business, the Company or any Group Company or any of their directors, officers, or, to the knowledge of Seller, employees, agents, representatives or any person who performs or has performed services for or on behalf of any of the Company or Group Company, in their capacity as such, has in the last three (3) years engaged in any dealings with a Prohibited Person or involving a Sanctioned Territory in violation of Sanction Laws, or which otherwise were in breach of any applicable Sanctions Law or could reasonably be expected to result in the Company or any Group Company becoming a Prohibited Person.

Section 3.26 Anti-Corruption Laws.

(a) None of Seller nor any of its Affiliates with respect to the Business, the Company or any other Group Company, nor any of their respective directors, officers, or, to the knowledge of Seller, employees, agents or other Representatives, in their capacity as such, have in the last three (3) years directly or indirectly made, offered, promised to make or authorized, on behalf of the Business, the Company or any other Group Company, any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of Anti-Corruption Laws.

(b) Each of Seller and its Affiliates with respect to the Business, the Company and the other Group Companies has instituted and maintains a system or systems of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws.

(c) None of Seller or its Affiliates with respect to the Business, the Company or any Group Company (i) is under internal or, to Seller’s knowledge, external investigation for any alleged violation of Anti-Corruption Laws, (ii) has made any self-disclosure or received any notice or other communication in writing from any Governmental Authority regarding any alleged violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding an alleged violation of Anti-Corruption Laws.

Section 3.27 Human Trafficking Laws and Supply Chain.

(a) In the past three (3) years, the Company has complied, in all material respects, with all Human Trafficking and Slavery Laws that apply to the Company’s operations, including, to its knowledge, with respect to its supply chain.

(b) The Company does not, to the knowledge of Seller, currently source any of the following parts, goods, wares, articles, merchandise components, raw materials, or other items in any way related to its business, in violation of Human Trafficking and Slavery Laws: (i) items from entities that are the subject of a current U.S. Customs and Border Protection Withhold Release Order (“WRO”) issued pursuant to Section 307 of the Tariff Act of 1930; (ii) items mined, produced, or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region (“XUAR”); or (iii) items sourced from persons or entities working with the XUAR government for purposes of a poverty alleviation program or pairing assistance program, or that work with the XUAR government to recruit, transport, transfer, harbor, or receive forced labor or certain minority groups out of the XUAR.

(c) Each of Seller and its Affiliates with respect to the Business, the Company and the other Group Companies has instituted and maintains a system or systems of internal controls reasonably designed to ensure compliance with Human Trafficking and Slavery Laws, including with respect to its supply chain.

Section 3.28 Anti-Money Laundering. Each of Seller and its Affiliates with respect to the Business, the Company and the other Group Companies are in compliance in all material respects with all applicable anti-money laundering Laws related to the prevention of money laundering and terrorist financing, including but not limited to the Bank Secrecy Act and the USA PATRIOT Act.

Section 3.29 Warranty Claims. Schedule 3.29 sets forth, as of the date of this Agreement, a list of warranty claims for work previously performed by or on behalf of the Business that are pending or threatened in writing against Seller or any of its Affiliates (including the Group Companies) with respect to the Business or any Business Product, excluding any such warranty claim with respect to which any Group Company, in Seller’s reasonable good faith determination, would not reasonably be expected to incur more than $300,000 in warranty claim-related cost or expense.

Section 3.30 Support Obligations. Schedule 3.30 sets forth, as of the date hereof, a true and complete list, in all material respects, of each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement issued by or for the account of Seller or its Affiliates with respect to the Business, the Company or the other Group Companies. Other than such credit support arrangements set forth on Schedule 3.30, there are no guarantees, letters of credit, indemnities, performance or surety bonds or similar credit support arrangements issued by or for the account of Seller or its Affiliates with respect to the Business, the Company or the other Group Companies in relation to the Business.

Section 3.31 Government Contracts. Except as set forth in Schedule 3.31 and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2019, each of Seller and its Affiliates with respect to the Business, the Company and the other Group Companies, as applicable:

(a) has been in compliance in all material respects with all Laws applicable and pertaining to each Government Contract;

(b) has not submitted any invoices or made any statements, representations, or certifications to any Governmental Authority with respect to any Government Contract that were not correct, current and complete in all material respects as of their submission date;

(c) has not received written notice (i) of any termination for convenience, termination for default, cure notice or “show cause” notice with respect to any Government Contract; (ii) that any cost incurred or invoice rendered pertaining to any Government Contract is being disallowed, questioned or challenged by any Governmental Authority; or (iii) of any pending or threatened claims or disputes against such Person by any Governmental Authority or by any prime contractor, higher tier or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract; and

(d) has not (i) received any written correspondence (including a request for information, show cause notice, notice of suspension, and notice of proposed debarment) from any Governmental Authority suspension and debarment official relating to the responsibility of such Person or any of their respective managers, directors or officers, employees, consultants or agents; or sent any written correspondence to any Governmental Authority suspension and debarment official concerning the responsibility of the Company or any Group Company or any of their respective managers, directors or officers, employees, consultants or agents; or (ii) been suspended, debarred, or otherwise determined to be ineligible to be awarded contracts by any Governmental Authority.

Section 3.32 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and in the Transaction Documents, none of the Retained Companies nor any of their respective Representatives has made or is making any express or implied representation or warranty with respect to Seller, its Affiliates (including the Group Companies) or any of the Group Company Interests, the Business, the Pre-Closing Restructuring or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Seller nor any other Person will have or be subject to any Liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from the sale of the Purchased Interests to Buyer or Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III. Seller and each of its Affiliates disclaim any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, none of the Retained Companies nor any of their respective Representatives make any express or implied representation or warranty with respect to the Retained Businesses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that (provided, that the accuracy of any representation and warranty that by its terms speaks only as of a particular date will be given effect as of such date):

Section 4.01 Existence and Power. Each Buyer Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all requisite corporate or other applicable powers and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted. Each Buyer Party is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets, rights or properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of such Buyer Party to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Section 4.02 Authorization. Each Buyer Party has, or will have when the applicable Transaction Document is executed and delivered, all requisite corporate or organizational (as the case may be) power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, except as of the date hereof with respect to the corporate and organizational authorizations necessary to the Buyer Guarantor to deliver the Buyer Guaranty, which, if applicable, shall be delivered pursuant to the terms and conditions set forth in Section 5.21. The execution, delivery and performance by each Buyer Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the organizational powers of such Buyer Party and have been (or will be prior to execution) duly authorized by all necessary corporate or organizational action on the part of such Buyer Party (including on the part of each such Buyer

Party’s board of directors or similar governing body, if applicable), and no other corporate or organizational action or proceeding (including the adoption, approval or authorization of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby) on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document shall be duly and validly executed by each Buyer Party at or prior to the Closing and, upon such execution and delivery by such Buyer Party and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 4.03 Governmental Authorization. The execution, delivery and performance by each Buyer Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no consent, approval, clearance, waiver, order or authorization of, or declaration, notice, registration or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Exchange Act, (b) any consents, approvals, clearances, waivers, orders, authorizations, declarations, notices, registrations or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of such Buyer Party to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby and (c) each consent, approval, clearance, waiver, order, authorization, declaration, notice or filing disclosed in Schedule 4.03.

Section 4.04 Noncontravention. Except as set forth in Schedule 4.04, subject to receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.03 or in Schedule 4.03, the execution, delivery and performance by each Buyer Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) violate the Organizational Documents of such Buyer Party, (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable Law or Privacy Obligation to which such Buyer Party is subject or by which any of its properties, rights or assets is bound, or (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, acceleration, modification or amendment of, or result in any material obligation or loss of any material benefit to which Buyer or any of its Affiliates is entitled under, in each case, any provision of any material agreement or other material instrument binding upon Buyer or any of its Affiliates or any of their respective properties, rights or assets (except, in the case of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of such Buyer Party to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).

Section 4.05 Financial Ability. Buyer will have at the Closing cash on hand or other sources of immediately available funds sufficient for Buyer to consummate the transactions contemplated by this Agreement, including (a) paying the Purchase Price, (b) paying all out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and (c) satisfying all of Buyer’s other obligations under this Agreement and the other Transaction Documents. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to materially impair such resources. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.

Section 4.06 Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Section 4.07 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates. Assuming (i) the representations and warranties of Seller contained in this Agreement and the other Transaction Documents are true and correct in all respects, (ii) compliance by Seller in all material respects with its obligations under this Agreement, (iii) the satisfaction of the conditions to Buyer’s obligation to effect the Closing set forth in Article VIII and (iv) that the most recent projects, forecasts or estimates of the Group Companies that have been provided to Buyer have been prepared in good faith based on assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents (including the Pre-Closing Restructuring), at and immediately after the Closing, Buyer and its Affiliates (including the Group Companies) on a consolidated basis will be Solvent.

Section 4.08 Purchase for Investment. Buyer is purchasing the Purchased Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment. Buyer understands and agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Section 4.09 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.10 No Additional Representations; No Reliance.

(a) Buyer acknowledges and agrees that none of the Retained Companies nor any of their respective Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Group Companies, the Group Company Interests, the Business, the Pre-Closing Restructuring or other matters that are not specifically included in Article III of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, except as covered by a representation or warranty set forth in Article III of this Agreement or the other Transaction Documents, none of the Retained Companies nor any of their respective Representatives, nor any other Person, has made a representation or warranty to Buyer with respect to, and neither Seller nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, Seller or its Representatives making available to Buyer, (i) any projections, estimates or budgets for the Business or (ii) any materials, documents or information relating to Seller, the Group Companies, the Pre-Closing Restructuring or the Business made available to Buyer or its Representatives in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement or the other Transaction Documents. In connection with Buyer’s investigation of the Business, Seller has delivered, or made available to Buyer and its Affiliates and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Seller and its Affiliates relating to the Business and certain business plan information of the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim against the Retained Companies or any other Person with respect thereto, except in the case of Fraud. Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.32, none of the Retained Companies nor any of their respective Representatives have made any representation or warranty with respect to such projections and other forecasts and plans.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that none of the Retained Companies nor any of their respective Representatives are making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement and the other Transaction Documents, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Group Companies and, except as expressly provided in Article III of this Agreement and the other Transaction Documents, and subject to the terms and conditions of this Article III of Agreement and the other Transaction Documents, it is understood that Buyer is acquiring the Group Companies as is and where is with any and all faults and defects as of the Closing Date.

(c) In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of the Retained Companies or any of their respective Representatives, other than those representations and warranties specifically set forth in Article III of this Agreement and the other Transaction Documents. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Business and the Group Companies and the nature and condition of their properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III of this Agreement and the other Transaction Documents.

(d) Buyer has no knowledge that any of the representations and warranties of Seller in this Agreement are not true and correct in all material respects, where, for the avoidance of doubt, such knowledge means the knowledge of Buyer.

(e) Nothing in this Section 4.10 shall be construed to modify any representations or warranties of Seller set forth in Article III of this Agreement or in any other Transaction Document to which Seller or any of its Affiliates is party, or any other obligation of Seller or any of its Affiliates hereunder or thereunder, nor construed to impair or modify in any way any of Buyer’s and its Affiliates’ (which, for the avoidance of doubt, shall include the Group Companies from and after the Closing) rights to rely on such representations, warranties and obligations.

Section 4.11 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV or the other Transaction Documents, neither Buyer nor any of its Representatives has made or is making any express or implied representation or warranty with respect to Buyer or any of its Affiliates, and Buyer specifically disclaims any representation or warranty not contained in this Article IV or the other Transaction Documents.

ARTICLE V

COVENANTS

Section 5.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, except as set forth in Schedule 5.01(a), as required by applicable Law (including the Pandemic Measures), as otherwise expressly provided by the Transaction Documents (including in connection with the Pre-Closing Restructuring), or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates to, (A) conduct the Business in the ordinary course of business consistent with past practices in all material respects, (B) use their commercially reasonable efforts to preserve intact in all material respects the present business organizations and goodwill of the Business and the present relationships of the Business with customers, suppliers, vendors and other third parties having business relationships with the Business, (C) use their commercially reasonable efforts to comply in all material respects with all applicable Laws and maintain in full force and effect all material Permits of the Business and (D) use commercially reasonable efforts to keep available the services of the Business’s officers, directors, managers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Schedule 5.01(a), as required by applicable Law (including the Pandemic Measures), as otherwise expressly provided by the Transaction Documents (including in connection with the Pre-Closing Restructuring), or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), with respect to the Business, Seller shall not, and shall cause its Affiliates (including each Group Company) not to, with respect to the Business:

(i) sell, assign, lease, transfer or otherwise dispose of any material assets, rights and properties (including any Real Property) of the Business or the Group Companies, or in either case, any Equity Interests therein, except for any sales of products to customers in the ordinary course of business consistent with past practice in all material respects or for consideration that is not in excess of $10,000,000 individually or $20,000,000 in the aggregate;

(ii) create or otherwise incur any Lien on any material asset, right or property of the Business or of any Group Company, other than Permitted Liens;

(iii) (A) other than accounts payable in the ordinary course of business consistent with past practice, incur, create, assume, guarantee, or otherwise become subject to or liable for Indebtedness or issue any debt securities, warrants or other rights to acquire any debt securities, or assume or guarantee the obligations of any other Person, in each case, in excess of $25,000,000 individually, or $50,000,000, in the aggregate; (B) make any loans or advances to any Person in excess of $25,000,000 individually, or $50,000,000, in the aggregate; or (C) make any capital contributions to or investments in any Person other than any Group Company in excess of $10,000,000, individually, or $50,000,000, in the aggregate; except, in the case of each of clauses (A) through (C), participant loans made by the Seller 401(k) Plan pursuant to the terms of the applicable Seller 401(k) Plan or advances to Business Employees for business expenses to be incurred in the ordinary course of business consistent with past practice;

(iv) amend, restate, supplement, or otherwise modify, grant any waiver or consent under, fail to comply in any material respect with, fail to renew, cancel or terminate (excluding any expiration in accordance with its terms) or suspend, in each case in a manner materially adverse to the Group Companies, any Contract listed in Schedule 3.09 (other than Leases);

(v) enter into any Contract that would be required to be disclosed in Schedule 3.09 if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the ordinary course of business consistent with past practice in all material respects;

(vi) waive, release, assign, settle or compromise any Action (A) involving any of the Group Companies, except for any waiver, release, assignment, settlement or compromise that is limited solely to the payment of monetary damages and that, with respect to the payment of such monetary damages, the amount of monetary damages to be paid by or to Seller or any of its Affiliates is individually not in excess of $750,000 and in the aggregate not in excess of $1,000,000; or (B) relating to the transactions contemplated by this Agreement;

(vii) make, change or revoke any material Tax election, change any annual Tax accounting period, enter into any material closing agreement with a Taxing Authority, apply for any material Tax ruling, settle any material Tax claim, audit or assessment, file any material amended Tax Return, or consent to an extension of the statute of limitations applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business);

(viii) make any material change in any method of financial accounting or financial accounting practice of the Group Companies, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(ix) (A) enter into any Collective Bargaining Agreement; (B) grant any new severance or termination pay to any Business Employee, (C) materially increase the compensation payable or benefits provided or made available to any Business Employee (other than an across the board increase in benefits to substantially all similarly situated employees of Seller and its Affiliates); (D) establish, adopt, enter into, amend in any material respect or terminate any Transferred Plan as related to any Business Employee, (E) accelerate or take any action to accelerate any payment or benefit, or accelerate the funding of any payment or benefit, payable or to become payable to any Business Employee; or (F) recognize any union or other labor organization as the bargaining representative for any Business Employees, in each case, other than (x) as required by applicable Law, (y) as provided under the terms of an Employee Plan or Transferred Plan in effect on the date hereof, or (z) pursuant to an amendment to an Employee Plan (other than a Transferred Plan) that is a health or welfare plan and that is uniformly applied to substantially all similarly situated employees of Seller and its Affiliates;

(x) hire or terminate the employment (other than for cause) of any Business Employee at the level of Senior Director or above;

(xi) waive the restrictive covenant obligations of any Business Employees;

(xii) adopt, approve, consent to or propose any amendment, modification or change in the respective Organizational Documents of any of the Group Companies, except for correcting ministerial or clerical errors;

(xiii) acquire, transfer, lease (as lessor or lessee), sublease, license, assign (other than in the ordinary course of business), sell or otherwise dispose of any Leased Real Property except in the ordinary course of business;

(xiv) other than entry into options to lease involving annual required payments (excluding contingent payments not yet due as of such applicable time of determination) of less than $50,000, individually, or $500,000, in the aggregate, enter into, accelerate, terminate (other than as a result of expiration of the then-existing term), renew (other than renewals or extensions if, and to the extent, the failure to so extend would result in the expiration of the term of such Lease), make a material modification to or cancel any Lease to which a member of the Group Company or Retained Company is a party or by which it is bound;

(xv) other than entry into options to lease involving annual required payments (excluding contingent payments not yet due as of such applicable time of determination) of less than $50,000, individually, or $500,000, in the aggregate, acquire, or agree to acquire in any manner, any fee interest in any material real property;

(xvi) waive, release or assign any material rights under any Lease other than waivers, releases or assignments in connection with options to lease involving annual required payments (excluding contingent payments not yet due as of such applicable time of determination) of less than $50,000, individually, or $500,000, in the aggregate;

(xvii) other than non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (A) sell, exclusively License, transfer or assign to any Person (or enter into any Contract to sell, exclusively License, transfer or assign to any Person) any Owned Intellectual Property Rights, Business Products or Business Software; (B) abandon, dispose of, permit to lapse or fail to preserve any registered or applied-for Owned Intellectual Property Rights (other than consistent with statutory expirations); (C) make available any material Business Software under an Open Source License that requires the licensing of proprietary source code in such circumstances; or (D) disclose any Trade Secrets included in the Owned Intellectual Property Rights to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations;

(xviii) (A) issue, sell, repurchase, redeem or otherwise acquire any equity interest of any Group Company, or any options, warrants, convertible securities, or other rights of any kind to acquire any such equity interests (in each case, other than to or from another Group Company) or (B) permit any split, combination, redemption, reclassification of any equity interests of any Group Company or make any other changes to the capital structure of any Group Company, in each case of clauses (A) and (B), other than pursuant to any Material Contract in effect as of the date of this Agreement;

(xix) make, or enter into, any commitment for capital expenditures of the Group Companies in excess of $1,000,000, individually, or $2,000,000, in the aggregate, other than for any capital expenditures included in the budget set forth in Schedule 5.01(a)(xix); provided, that for purposes of this Section 5.01(a), expenditures for inventory or that would be classified as “costs of goods sold” in the Financial Statements or in accordance with GAAP shall not be deemed “capital expenditures” for purposes of this Section 5.01(a)(xix);

(xx) declare, set aside or pay (A) any cash dividend or cash distribution in excess of $10,000,000 in the aggregate or (B) any non-cash dividend or non-cash distribution, in each case of clauses (A) and (B), in respect of the Group Company Interests (other than any Group Company Interests held by any Group Company);

(xxi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or assets comprising a business or any material amount of property, rights or assets in or of any other Person, in each case, other than (A) acquisition of assets in the ordinary course of business or pursuant to existing Material Contracts, (B) acquisitions or investments with a fair market value or purchase price not in excess of $10,000,000 individually, or $50,000,000, in the aggregate, or (C) acquisitions or investments solely among the Group Companies;

(xxii) (A) fail to maintain its existence or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any of the Group Companies or (B) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Group Company or consent to the filing of any bankruptcy petition against any Group Company under any similar Law;

(xxiii) terminate, cancel, fail to maintain or renew, assign or, except as expressly required in connection with the transactions contemplated by this Agreement, enter into or modify in any material respect, any material Permit;

(xxiv) fail to maintain, terminate or cancel any material insurance coverage maintained under any material Insurance Policy;

(xxv) cancel or compromise any material Indebtedness or claim owed to the Business or any Group Company or waive or release any material right against any Person that owes such material Indebtedness to the Business or such Group Company, in each case, other than the cancellation, compromise, waiver or release of such Indebtedness, claims or rights among the Group Companies;

(xxvi) enter into a new line of business or abandon or discontinue any existing line of business;

(xxvii) enter into any Related Party Contract; or

(xxviii) agree or commit to do any of the foregoing.

For the avoidance of doubt, Seller shall be permitted to (i) cause each Group Company to dividend, transfer, distribute or otherwise pay to Seller or any of its other Affiliates any or all of the Excluded Assets and Cash and Cash Equivalents of such Group Company, and (ii) settle intercompany balances between any Group Company, on the one hand, and the Retained Companies, on the other hand, and make capital increases in connection therewith.

(b) Notwithstanding anything to the contrary set forth in this Section 5.01, Seller and its Affiliates may take any action (or refrain from taking any action) that Seller or such Affiliate reasonably determines is necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that (i) such action taken (or refrained from being taken) in accordance with such Pandemic Measure are consistent with Seller’s or such Affiliate’s actions taken (or refrained from being taken) in relation to the Business prior to the date hereof in response to the Pandemic or, if not comparable, taken (or refrained from being taken) in good faith using reasonable business judgment and in accordance with good industry practice, and (ii) Seller or such Affiliate shall provide prior written notice to Buyer to the extent such actions would otherwise require consent of Buyer under this Section 5.01 and shall consider in good faith Buyer’s reasonable requests with respect to such actions.

Section 5.02 Pre-Closing Access. From the date hereof until the Closing Date, Seller shall, and shall cause its Affiliates to, (a) give Buyer and its Representatives reasonable access to the properties, books, contracts, Tax Returns and records of the Business or the Group Companies; (b) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business or the Group Companies as such Persons may reasonably request and (c) cause the appropriate executive officers of Seller and its Affiliates to cooperate with Buyer in its investigation of the Business and the Group Companies. Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with the applicable Antitrust Laws and other applicable Laws (including the Pandemic Measures); (ii) during normal business hours; (iii) in such manner as not to interfere unreasonably with the normal conduct of the Business or any of the Retained Businesses and (iv) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (A) Buyer shall not have the access referred to in the first sentence of this Section 5.02 to the extent that Seller reasonably determines, in light of the Pandemic and the Pandemic Measures, that such access would jeopardize the health and safety of any of its and its Affiliates’ employees (including those of the Company) (provided, however, that Seller shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure), (B) Buyer shall not have access to (x) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information that in Seller’s good faith opinion (after consultation with counsel) the disclosure of which could subject Seller or any of its Affiliates to Liability under applicable Laws, (y) any real property owned or leased by Seller or its Affiliates for purposes of conducting any invasive environmental sampling or testing without the prior written consent of Seller (which may be withheld, delayed or conditioned in the sole discretion of Seller) or (z) any information to the extent exclusively relating to any Retained Business or any Tax Return of any of the Retained Companies that does not constitute a Business Record, and (C) Seller and its Affiliates may withhold (x) any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto and (y) any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided, that, in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, Seller and its Affiliates shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (y) apply. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold all such information in a confidential manner.

Section 5.03 Pre-Closing Restructuring and Related Matters.

(a) Restructuring Generally.

(i) As promptly as practicable, and in any event no later than five (5) Business Days prior to the Closing, subject to the other provisions of this Section 5.03, Seller shall, and shall cause its applicable Affiliates to, use reasonable best efforts to take all such actions as are necessary to effect, effective as of immediately prior to the Closing and conditioned upon the occurrence of the Closing, the transactions set forth on Exhibit H hereto (the “Restructuring Steps Plan”) and the transactions contemplated pursuant to the Reorganization Agreement (such actions and the consummation of such transactions, collectively, the “Pre-Closing Restructuring”), in each case, in all material respects in accordance with the terms of the Transaction Documents and the steps set forth in the Restructuring Steps Plan. Following the date of this Agreement and prior to the Closing, with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall be permitted to amend, restate, supplement or otherwise modify the Restructuring Steps Plan.

(ii) Prior to the execution of any Contract related to, or in connection with the Pre-Closing Restructuring by Seller or any Affiliate of Seller or the amendment of any such Contract (such documents, collectively, the “Pre-Closing Restructuring Documents”), Seller shall (A) provide a draft of such Pre-Closing Restructuring Document to Buyer and its counsel and provide Buyer and its counsel a reasonable opportunity to review and comment on such draft Pre-Closing Restructuring Document, (B) take into consideration in good faith any comments made by Buyer and its counsel and (C) implement any changes reasonably requested by Buyer and its counsel with respect to such Pre-Closing Restructuring Document. Seller shall keep Buyer reasonably informed of the status of the Pre-Closing Restructuring.

(iii) Seller shall effect, and cause its Subsidiaries to effect, the Pre-Closing Restructuring in a manner that does not: (i) result in the giving of any representation, warranties or indemnification by any of the Group Companies to Seller or any of its Affiliates (other than the Group Companies); (ii) violate any applicable Law in any material respect; or (iii) result in any Person, other than Seller or any of its wholly-owned Subsidiaries owning any capital stock or other equity interest in any Group Companies.

(iv) Seller shall bear all costs, fees and expenses (including any Taxes, License or other fees and expenses) incurred or payable by Seller or any of its Affiliates (including the Group Companies) in connection with or arising out of the Pre-Closing Restructuring, including all costs and expenses in connection with (A) obtaining all Required Regulatory Approvals, (B) negotiating and executing all Pre-Closing Restructuring Documents (including in respect of any Shared Contracts), (C) replacing, terminating or obtaining any release in respect of any Group Company Guarantee, or (D) obtaining all Required Third Party Consents; provided the foregoing shall in no way limit the terms of Section 11.03.

(b) Third-Party Approvals and Shared Contracts.

(i) Except with respect to (x) Required Regulatory Approvals (which are addressed in Section 5.04), (y) the Shared Contracts (which are addressed in Section 5.03(b)(ii)) and (z) the Group Company Guarantees (which are addressed in Section 5.03(c)), from the date of this Agreement until the Closing Date and for twelve (12) months following the Closing Date, Seller shall, and Seller shall cause its applicable Affiliates to, use commercially reasonable efforts, and Buyer shall, upon reasonable request of Seller, reasonably cooperate with Seller, to deliver all notifications and communications and to obtain all consents, approvals and releases of any third party required to be made or obtained to consummate the transactions contemplated by this Agreement (including with respect to (A) the Contracts, assets or properties set forth in Schedule 3.04 or (B) in connection with the assignment, modification or replication of any Shared Contract as contemplated by Section 5.03(b)(ii)) (such notifications, communications, consents, approvals and releases, the “Required Third Party Consents”); provided, however, that such action shall not include any requirement of the Parties or any of their respective Affiliates or Representatives to commence or participate in litigation, offer or grant any financial or other material accommodation to any third party or undertake any other material Liability (other than incurring reasonable out-of-pocket costs and expenses); provided, further, that neither Buyer nor any of its Affiliates nor their respective Representatives may contact any such third party without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). From the date of this Agreement until the Closing Date and for twelve (12) months following the Closing Date, after Seller becomes aware that a Material Contract or a Shared Contract, in each case, under which a Required Third Party Consent is required, has been or will be terminated, Seller shall promptly notify Buyer in writing of such termination. For purposes of clarity, Seller’s obligations set forth in this Section 5.03(b)(i) shall apply to Seller whether or not an arrangement has been made between Seller and Buyer with respect to any such Contracts pursuant to Section 5.03(b)(iii).

(ii) The Parties acknowledge that Seller and its Affiliates (other than the Group Companies) are parties to certain Contracts listed on Schedule 5.03(b)(ii) that benefit or otherwise relate to both the operations or conduct of the Business as well as the Retained Business, but that will remain with Seller and its Affiliates after the Closing (the “Shared Contracts”). From the date of this Agreement until the Closing Date and for twelve (12) months following the Closing Date, Seller shall, and Seller shall cause its applicable Affiliates to, use their commercially reasonable efforts, and Buyer shall, upon request of Seller, reasonably cooperate with Seller (and, if necessary and advisable, to work with the applicable third party to such Shared Contract) to divide, partially assign, modify or replicate (in whole or in part) the respective claims, rights, benefits and Liabilities under and in respect of all Shared Contracts, such that (A) one or more Group Companies will be the beneficiary of the claims, rights and benefits and be responsible for the Liabilities, in each case, on substantially the same terms and conditions as in effect on the date hereof, in respect of that portion of such Shared Contract relating to the Business (the “Business Portion”) and (B) Seller or one or more of its Affiliates (other than the Group Companies) will be the beneficiary of the claims, rights and benefits and be responsible for the Liabilities, in each case, on substantially the same terms and conditions as in effect on the date hereof, in respect of that portion of such Shared Contract relating to the Retained Business (the “Retained Business Portion”); provided, however, that such action shall not include any requirement of the Parties or any of their respective Affiliates or Representatives to commence or participate in litigation, offer or grant any financial or other material accommodation to any third party or undertake any other material Liability (other than incurring reasonable out-of-pocket costs and expenses); provided, further, that neither Buyer, nor any of its Affiliates nor their respective Representatives may contact any third party to any Shared Contract without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Each partial assignment, amendment, modification or supplement to any Shared Contract, or any new Contract entered into in replication of any such Shared Contract, in each case, in respect of the Business Portion shall, for the avoidance of doubt, constitute a Pre-Closing Restructuring Document, and the execution thereof by any Group Company shall be subject to the process contemplated by Section 5.03(a).

(iii) Notwithstanding anything to the contrary in this Agreement, if, prior to the Closing, the Parties are not able to (x) obtain an applicable Required Third Party Consent or (y) enter into an arrangement to formally divide, partially assign, modify or replicate a Shared Contract as contemplated by Section 5.03(b)(ii), then from and after the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts (but without any obligation to commence or participate in litigation, offer or grant any financial or other material accommodation to any third party or undertake any other material Liability (other than incurring reasonable out-of-pocket costs and expenses)) to enter into mutually agreeable arrangements (including subcontracting, sublicensing or subleasing arrangements), to the extent permitted by applicable Law, under which, effective from and after the Closing, (A) the Group Companies would assume the Liabilities and receive the claims, rights and benefits of (1) the Business Portion of any such Shared Contract and (2) any Contract or other asset subject to a Required Third Party Consent and (B) Seller or one or more of its Affiliates (other than the Group Companies) would (1) assume the Liabilities and receive the claims, rights and benefits of the Retained Business Portion under such Shared Contract, and (2) be fully released from any Liabilities under the Business Portion of any Shared Contract and any Contract or other asset subject to a Required Third Party Consent. Each Contract or other instrument entered into pursuant to this Section 5.03(b)(iii) (including any subcontract, sublicense or sublease) in respect of the Business Portion shall, for the avoidance of doubt, constitute a Pre-Closing Restructuring Document, and the execution thereof by any Group Company shall be subject to the prior written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed).

(iv) Notwithstanding anything to the contrary in this Agreement and the other Transaction Documents, the Pre-Closing Restructuring shall not constitute an agreement to assign, transfer or release any assets, Liabilities or any claim, right, benefit or Liabilities arising thereunder or resulting therefrom if any assignment, transfer or release attempt to make such an assignment, transfer or release (i) would be prohibited by Law or (ii) is not permitted without the consent, approval or waiver of, or notice to, a third party or would constitute a breach or violation thereof or affect adversely the rights of Seller or any of its Affiliates thereunder unless and until such consent, approval or waiver is obtained or notice is provided. Without limiting the foregoing, for the avoidance of doubt, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on, in and of itself, (A) the failure to obtain any Required Third Party Consents, (B) the failure to divide, partially assign, modify or replicate any Shared Contract or (C) any action, suit or proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Third Party Consents or the failure to divide, partially assign, modify or replicate any such Shared Contract.

(c) Group Company Guarantees.

(i) From the date of this Agreement until the date that is twelve (12) months following the Closing Date, Buyer shall, and Buyer shall cause its applicable Affiliates to, use commercially reasonable efforts, and Seller shall, upon request of Buyer, reasonably cooperate with Buyer (and, if necessary and advisable, to work with the applicable third party to such Group Company Guarantee) in an effort, on or prior to the Closing Date, (x) to replace each such Group Company Guarantee by accepting assignment of, or delivering, parent guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements (or by causing Buyer Guarantor to do the foregoing actions), in each case pursuant to the terms of the Contract or Permit under which such Group Company Guarantee has been provided by Seller or its Affiliates, and (y) to obtain from the respective beneficiary of each such Group Company Guarantee, a valid and binding written unconditional release (in form and substance reasonably satisfactory to Seller) thereunder of the Retained Companies from their obligations under the Group Company Guarantees; provided, that any such action shall not include any requirement of Seller or any of its Affiliates or Representatives to commence or participate in litigation, offer or grant any financial or other material accommodation to any third party or undertake any other material Liability (other than incurring reasonable out-of-pocket costs and expenses); provided, further, that, prior to the Closing, neither Buyer Party nor its Affiliates nor its Representatives may contact the applicable beneficiary of any Group Company Guarantee without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) If any Group Company Guarantee has not been fully and unconditionally released as to the Retained Companies as of the Closing, (A) Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to terminate, or if the Parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted in all respects for any Retained Company in respect of, all obligations and other Liabilities under such Group Company Guarantees as soon as reasonably practicable following the Closing, (B) unless Seller has breached its obligations under the immediately preceding clause (A) in any material respect, Buyer shall indemnify and hold harmless Seller, its Affiliates and its and their respective Representatives for any Damages and Liabilities arising from or relating to such Group Company Guarantees, including any claim or demand for payment made on any Retained Company under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds and (C) Buyer shall not permit any of the Group Companies to (I) renew or extend the term of, (II) increase its obligations under, (III) transfer to another third party or (IV) amend in any manner, except as contemplated pursuant to clause (A) above or otherwise required by this Agreement, any loan, Contract or other obligation for which any Retained Company is, or would reasonably be expected to be, liable under such Group Company Guarantee. To the extent that the Retained Companies have performance obligations under any Group Company Guarantee, Buyer shall, and Buyer shall cause its applicable Affiliates to, use commercially reasonable efforts to (x) perform such obligations on behalf of the Retained Companies or (y) otherwise take such action as reasonably requested by Seller so as to put the Retained Companies in the same position as if Buyer and its Affiliates, and not a Retained Company, had performed or were performing such obligations (including, at the request of Seller), by providing Seller or any of its Affiliates with letters of credit in an amount equal to Seller’s and any of its Affiliates’ entire potential Liability (as determined by Seller in good faith) in respect all such Group Company Guarantees.

(iii) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, (i) each Retained Company may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Group Company Guarantees and (ii) none of the Retained Companies will have any obligation to renew any letters of credit or surety or performance bonds issued on behalf of any Group Company or the Business after the expiration of any such letters of credit or surety or performance bonds.

Section 5.04 Regulatory Filings.

(a) If any regulatory approval is required, subject to the terms and conditions of this Agreement, Buyer and Seller shall each use their commercially reasonable efforts to (a) prepare and file with any Governmental Authority all documentation to effect any necessary filings, notices, petitions, statements, registrations, submissions of information, applications or other documents; (b) obtain and maintain any approvals, consents, registrations, permits, authorizations or other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Required Regulatory Approvals”) and (c) cooperate with each other in connection with obtaining the Required Regulatory Approvals, including by taking the actions set forth on Schedule 5.04(a) and resolving any investigation or other inquiry of any Governmental Authority.

(b) No Party nor any of its Affiliates shall take any action the effect of which would reasonably be expected to materially delay or materially impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

Section 5.05 Post-Closing Asset Transfers. In the event that, at any time or from time to time after the Closing Date, Seller or any of the Retained Companies receives or otherwise possesses (or Seller or Buyer in good faith identifies) any Acquired Asset or other asset, right or property (including Cash and Cash Equivalents and the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) that exclusively relates to the Business or should belong to Buyer pursuant to this Agreement and that is not owned by Buyer or any of its Affiliates (including the Group Companies) (each such asset, right or property, a “Misallocated Asset”), Seller shall promptly transfer, or cause to be transferred, such asset to Buyer or one or more of its Affiliates (including the Group Companies) designated by Buyer, for no additional consideration from Buyer or its Affiliates (including the Group Companies). To the extent such asset is Cash and Cash Equivalents, Seller shall provide a general description or explanation of such transfer. Prior to any such transfer, Seller shall hold such asset in trust for the benefit of Buyer and shall promptly forward to Buyer any monies or other benefits received pursuant to such Acquired Asset or such other asset, right or property. In the event that at any time or from time to time after the Closing Date, Buyer or any of its Affiliates, including the Group Companies, receives or otherwise possesses (or Seller or Buyer in good faith identifies) any Excluded Asset or other asset, right or property (including Cash and Cash Equivalents and the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) that exclusively relates to the Retained Businesses or should belong to Seller or any of the Retained Companies pursuant to this Agreement, Buyer shall, at its sole costs and expense, promptly transfer, or cause to be transferred, such asset, right or property to Seller or the appropriate Retained Company designated by Seller, for no additional consideration from Seller or its Affiliates. To the extent such asset is Cash and Cash Equivalents, Buyer shall provide a general description or explanation of such transfer. Prior to any such transfer, Buyer shall hold such asset in trust for the benefit of Seller and shall promptly forward to Seller any monies or other benefits received pursuant to such Excluded Asset or such other asset, right or property.

Section 5.06 Intercompany Balances; Affiliate Transactions.

(a) Except as set forth in Schedule 5.06(a), all intercompany loans, notes, advances, receivables, payables and other liabilities for any amount due (including any accrued and unpaid interest) and other balances between any of the Group Companies, on the one hand, and any of the Retained Companies, on the other hand, shall be eliminated by discharge, offset, payment in full or otherwise in their entirety effective at or prior to the Closing (the “Intercompany Account Settlement”).

(b) Except for the Transaction Documents, Contracts relating to the Retained Business and the Contracts set forth on Part I of Schedule 5.06(b), on or prior to the Closing, Seller shall take all actions necessary to cause any and all Related Party Contracts to have been terminated, effective as of the Closing, and as of such time, all such Related Party Contracts shall be without any further force and effect, and all obligations and Liabilities thereunder shall be deemed to have been satisfied, including those Contracts set forth on Part II of Schedule 5.06(b).

Section 5.07 Use of Retained Marks.

(a) Buyer and its Affiliates have, and after the Closing, the Group Companies shall have, no right, title, interest, license or any other right in or to use the Retained Marks, other than as set forth in Section 5.07(b), and none of the Retained Companies have, pursuant to the Transaction Documents, assigned such right, title, interest, license or other right to Buyer, its Affiliates or the Group Companies.

(b) For a period of six (6) months following the Closing Date, the Group Companies shall have a non-transferable, non-sublicensable, non-exclusive right to continue to use the marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials, that were previously created and included in the inventory of the Group Companies as of the Closing Date and that incorporate the Retained Marks, solely in the manner such supplies, content and materials were used in the Business prior to the Closing and solely to the extent that Buyer and the Group Companies maintain the quality of the goods and services associated with the Retained Marks as in effect during the period of twelve (12) months prior to the Closing Date; provided, however, that as promptly as reasonably commercially practicable after the Closing, but in no event after the conclusion of such six (6)-month period, Buyer shall, and shall cause the Group Companies to, at Buyer’s expense, cease and discontinue any use of the Retained Marks.

(c) Notwithstanding the restrictions set forth in this Section 5.07, Buyer and its Affiliates will have a limited right to use the Retained Marks (i) to the extent constituting nominative fair use; (ii) as required by applicable Law; (iii) in a neutral, non-trademark manner to discuss the parties’ former relationship; and (iv) on archival legal and business documents and materials that are not visible to the public.

(d) Before the Closing, Seller and its Affiliates (including the Group Companies) may, in their discretion, execute and file all documents, at Seller’s sole cost and expense, as shall be necessary or desirable to change the name of the Group Companies to remove the word “SunPower”, “Helix” or “SPWR” or any translation or confusingly similar derivation thereof, from such names. Seller will take all reasonable actions, including making reasonable efforts to obtain all required consents or approvals, required to effect any such change of name, including under any Contract. To the extent not already changed by Seller or its Affiliates (including the Group Companies) by the Closing Date, Buyer shall, and shall cause the Group Companies to, at Buyer’s sole cost and expense, as promptly as practicable following the Closing but in no event later than four (4) weeks after the Closing Date, change the names of the Group Companies to remove the word “SunPower”, “Helix” or “SPWR”, including filings with the applicable Governmental Authorities, and provide notice to customers, vendors and other suppliers of such name changes.

Section 5.08 Insurance.

(a) As soon as reasonably practicable following the date hereof and notwithstanding anything to the contrary set forth in the Reorganization Agreement, Seller shall, and shall cause its Affiliates to, and Buyer shall reasonably cooperate with Seller and its Affiliates to, use commercially reasonable efforts to transfer the Insurance Policy set forth as Item 1 in Schedule 3.21(a) to Buyer or a Group Company designated by Buyer.

(b) On and after the Closing, Seller shall not, and shall cause its Affiliates not to, take any actions to prevent the Group Companies from benefitting from any material coverage which is available to the Group Companies as of the Closing Date under the insurance policies of the Retained Companies with respect to events which have occurred, conditions which are in existence, claims which are made, or occurrences which are reported prior to or on the Closing Date on all occurrence-based (but not claims-made or occurrence-reported (other than with respect to claims which are made or occurrences which are reported prior to the Closing Date)) insurance policies of the Retained Companies.

(c) Buyer agrees that it shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) not to, assert any right, claim or interest to or under any insurance policies of the Retained Companies or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Group Companies, except, with respect to (A) any claim that is brought under any such insurance policy prior to the Closing, (B) any claim, occurrence or loss for which a notice of circumstances has been delivered to the carrier under any such insurance policy prior to the Closing, (C) any claims, occurrence or loss, the circumstances of which are known to Seller (but have not been reported to any such insurance carrier) prior to the Closing and (D) any claim brought in accordance with Section 5.08(d).

(d) From and after the Closing, with respect to any event which occurred, or conditions which were in existence, prior to or on the Closing Date or claims to the extent they relate to events which occurred, or conditions which were in existence, prior to the Closing Date, in each case, relating to the Group Companies, Business Employees or former employees of the Group Companies that would be covered by any of the Retained Companies’ occurrence-based (but not claims-made or occurrence-reported) insurance policies (such policies, the “Available Insurance Policies” and such occurrences or claims, the “Coverage Claims”), Buyer, on behalf of the Group Companies, may access, submit claims and seek coverage for such Coverage Claims under the Available Insurance Policies, subject to the terms and conditions of such Available Insurance Policies; provided, however, that (i) Buyer shall exclusively bear the amount of any “deductibles” associated with claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) the Group Companies shall be solely responsible at their expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the written consent of Seller, amend, modify or waive any rights of Seller or other insureds under any such insurance policies and programs, (iii) with respect to coverage claims or requests for benefits asserted by the Group Companies under the Available Insurance Policies, Seller shall have the right but not the duty to monitor and/or associate with such claims, (iv) the Group Companies shall be liable for any fees, costs or expenses incurred by Seller directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful coverage claims and (v) the Group Companies shall not assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies. Notwithstanding anything contained herein, (x) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller to insurance coverage for any matter, whether relating to the Group Companies or otherwise, and (y) Seller shall retain the exclusive right to control the defense of any claims against the Retained Companies and to control all of their insurance policies and programs, including the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies (other than any claims relating to the Group Companies or in which Buyer or the Group Companies are co-defendants) and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided, that Seller shall not amend, modify, terminate or waive any coverage under any Available Insurance Policies with respect to periods prior to the Closing Date in a manner that would impair coverage thereunder available for Coverage Claims or otherwise limit the rights of Buyer under this Section 5.08(d); provided, further, that the Group Companies shall cooperate with Seller with respect to Coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Seller to manage and conduct its insurance matters as Seller reasonably deems appropriate.

(e) Nothing in this Section 5.08 shall limit, modify or in any way affect the rights and obligations of the Parties under Article IX; provided, however, that any insurance proceeds actually collected with respect to a particular set of Damages shall be taken into account under and to the extent required by Article IX. No payments due under this Section 5.08 shall affect, be affected by, or be subject to set off against, any adjustment to Purchase Price. Whenever this Section 5.08 requires any Group Company to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Buyer to take such action or to cause such Group Company to take such action.

Section 5.09 D&O Exculpation and Indemnity.

(a) Buyer acknowledges and agrees that, to the fullest extent permitted under applicable Laws, all rights to exculpation, indemnification and advancement of expenses for acts or omissions of current or former directors, managers, officers, employees or fiduciaries of the Group Companies (collectively, the “Covered Persons”) occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, as provided in the Group Companies’ Organizational Documents, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect. For a period of six (6) years following the Closing, to the fullest extent permitted under applicable Law, Buyer shall, and shall cause the Group Companies to, maintain in effect any and all such exculpation, indemnification and advancement of expenses provisions in effect as of the date of this Agreement (and with respect to any Group Companies to be formed following the date hereof, all such exculpation, indemnification and advancement of expenses provisions in effect as of immediately prior to consummation of the Pre-Closing Restructuring) and, to the fullest extent permitted under applicable Law, shall not, and shall cause the Group Companies not to, repeal, terminate or modify any such provisions in any manner that would adversely affect the rights thereunder of any Person who immediately before the Closing was a Covered Person; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. To the fullest extent permitted by applicable Law, Buyer shall, and shall cause the Group Companies to, honor all of the Group Companies’ obligations to indemnify (including any obligations to advance funds for expenses; provided, however, that the Covered Person to whom expenses are advanced provides an undertaking consistent with applicable Law and the terms of the Organizational Documents of the applicable Group Company (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Covered Person is not entitled to indemnification) the Covered Persons for acts or omissions by such Covered Persons (to the extent such obligation to indemnify arises in whole or in part out of, or pertains or relates to, such Covered Person serving or having served as an officer, director, manager, employee or fiduciary of a Group Company) occurring at or prior to the Closing to the extent that such obligations of the Group Companies exist on the date of this Agreement, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of the Organizational Documents of the applicable Group Company, from the Closing until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.

(b) In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Company, as applicable, shall assume and agree to perform the obligations set forth in this Section 5.09.

Section 5.10 Legal Proceedings; Production of Witnesses.

(a) From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Retained Businesses prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Business and the Retained Businesses, as applicable. Seller and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by any other Party in connection with providing individuals and witnesses pursuant to this Section 5.10(a).

(b) Notwithstanding the foregoing, the provisions in Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.10(a). For the avoidance of doubt, no Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.10(a), Section 5.11(b) or Article VI, if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.10(b) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

(c) Following the Closing Date, if both Seller (or any of the Retained Companies) and Buyer (or any of its Affiliates, including any of the Group Companies) are named as parties to any Action with respect to a Liability of a Group Company, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action, Seller and Buyer, and their respective Subsidiaries, must comply with the provisions of Section 9.05 instead of this Section 5.10 with respect to such settlement, compromise or consent.

Section 5.11 Retention of Books and Records and Post-Closing Access.

(a) Buyer agrees to hold at least one copy of all Business Records relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under control of Buyer or its Affiliates, and not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by Law. Seller agrees to hold at least one (1) copy of all Business Records that are in the possession or under the control of Seller or its Affiliates to the extent relating to the conduct of the Business or the Group Companies on or before the Closing, and not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates who have access to or are in the possession of Business Records relating to the conduct of the Business or the Group Companies prior to the Closing (including the Group Companies), upon Seller’s reasonable prior written request, to (i) give Seller and its Representatives reasonable access to the Business Records of Buyer and such Affiliates (including the Group Companies) to the extent relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Buyer or such Affiliates, (ii) furnish to Seller and its Representatives such financial and operating data and other information to the extent relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Buyer or its Affiliates and (iii) use commercially reasonable efforts to cause the employees of Buyer and such Affiliates (including the Group Companies) to cooperate with Seller and its Representatives, in each case of clauses (i), (ii) and (iii), to the extent reasonably requested by Seller in connection with accounting, Tax, SEC reporting and other similar needs. From and after the Closing, Seller shall, and shall cause its Affiliates (including the Retained Companies) who have access to are in the possession of records relating to the conduct of the Business or the Group Companies prior to the Closing, upon Buyer’s reasonable prior written request, to (A) give Buyer and its Representatives reasonable access to the records of the Retained Companies to the extent relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Seller or such Affiliates, (B) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Seller or such Affiliates and (C) use commercially reasonable efforts to cause the employees of Seller and such Affiliates (including the Retained Companies) to cooperate with Buyer and its Representatives, in each case of clauses (A), (B) and (C), to the extent reasonably requested by Buyer in connection with accounting, Tax, SEC reporting and other similar needs to the extent relating to the Business on or before the Closing Date. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, any Party may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.11(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

(c) Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.11(a) or Section 5.11(b).

Section 5.12 Confidentiality.

(a) Subject to Section 5.13, Seller shall not, and shall cause its Affiliates (including the Retained Companies) (but only Affiliates who, at any time following the Closing, have access to, or are in the possession of, any confidential information with respect to the Business or included in the Acquired Assets) not to, and shall instruct their respective Representatives not to, directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Business or included in the Acquired Assets; provided that, the foregoing restriction shall not (i) apply to any information (w) to the extent pertaining to the Retained Businesses, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(a)), (y) that was independently developed by any Retained Company (other than by the Business prior to the Closing) without use of any confidential information with respect to the Business or (z) that was made available to Seller or its Affiliates by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) required by applicable Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Seller (1) provides Buyer with reasonable prior notice of such disclosure, (2) reasonably cooperates with Buyer, at Buyer’s sole cost and expense, to take legally available steps to resist or narrow such disclosure and (3) discloses only such confidential information that Seller is advised by counsel is legally required to be disclosed, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) to any purchaser or prospective purchaser or financing source or underwriter or prospective financing source or underwriter of any of the Retained Companies or otherwise in connection with such Person’s financial, accounting, Tax or similar due diligence of any of the Retained Companies (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep such information confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 5.12 or such confidentiality obligations by the recipients of its disclosure).

(b) Subject to Section 5.13, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) (but only Affiliates who, at any time following the Closing, have access to, or are in the possession of, any confidential information with respect to the Retained Businesses or included in the Excluded Assets) not to, and shall instruct its Representatives not to, directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Businesses or included in the Excluded Assets; provided that, the foregoing restriction shall not (i) apply to any information (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(b)), (y) that was independently developed by Buyer or any of its Affiliates (other than the Group Companies) without use of any confidential information with respect to the Retained Businesses or (z) that was made available to Buyer or its Affiliates by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) required by applicable Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Buyer (1) provides Seller with reasonable prior notice of such disclosure, (2) reasonably cooperates with Seller, at Seller’s sole cost and expense, to take legally available steps to resist or narrow such disclosure and (3) discloses only such confidential information that Buyer is advised by counsel is legally required to be disclosed, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) to any purchaser or prospective purchaser or financing source or underwriter or prospective financing source or underwriter of any of the Group Companies or otherwise in connection with such Person’s financial, accounting, Tax or similar due diligence of any of the Retained Companies (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep such information confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 5.12 or such confidentiality obligations by the recipients of its disclosure).

Section 5.13 Public Announcements. Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that (i) each of Seller and Buyer and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers and other business relations and (ii) each of Seller and Buyer and its Affiliates may make announcements as they may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which they or any of their Affiliates is a party as of the date hereof, including any listing agreement with any national securities exchange. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within one (1) Business Day) after the date of this Agreement and a joint press release to be issued on the Closing Date. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with SEC, financial or Tax reporting obligations; provided that, the Parties may disclose this Agreement or its terms (x) to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 5.13 or such confidentiality obligations by the recipients of its disclosure) or (y) to any purchaser or prospective purchaser or financing source or underwriter or prospective financing source or underwriter of such Party (and such purchasers’, financing sources’ and underwriters’ respective legal counsel) in connection with such Person’s due diligence of such Party (in each case of clauses (x) and (y), so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 5.13 or such confidentiality obligations by the recipients of its disclosure).

Section 5.14 Resignations. Seller shall, and shall cause its Affiliates to, use their reasonable best efforts to cause to be delivered to Buyer duly signed resignations, effective at the time of the Closing, of all directors, managers and officers, as applicable, of the Group Companies other than the individuals named in Schedule 5.14 (in the capacities so identified therein).

Section 5.15 Further Assurances.

(a) Seller and Buyer agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof.

(b) Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including by using its reasonable best efforts to take all action necessary to satisfy all of the conditions set forth in Article VIII and, subject to Section 5.03(b), to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder as promptly as practicable.

Section 5.16 Contact with Employees, Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than the executive officers of Seller and its Affiliates pursuant to Section 5.02), customers, potential customers, suppliers or licensors of Seller or any of its Affiliates, or any other Persons, who, to Buyer’s knowledge, have a business relationship with Seller or any of its Affiliates, concerning the Transactions without the prior written consent of Seller; provided in no event shall this Section 5.16 limit any right of Buyer or any of its Affiliates or their respective Representative to contact or communicate with any Person regarding matters unrelated to the Transactions in the ordinary course of business of Buyer or its Affiliates.

Section 5.17 Exclusivity.

(a) During the period from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01 (the “Exclusivity Period”), neither Seller nor any Affiliate thereof shall, and none of them shall permit their respective Representatives to, directly or indirectly, solicit, knowingly encourage, knowingly facilitate, enter into, or accept any proposal or offer, or otherwise cooperate in any way with any Person or group, concerning a Competing Transaction (or the submission of a Competing Transaction or any inquiry, proposal or offer that is reasonably likely to lead to a Competing Transaction), or initiate, enter into or continue or otherwise participate in any discussions or negotiations with any Person or group concerning a Competing Transaction, or agree to or endorse any Competing Transaction (or the submission of a Competing Transaction or any inquiry, proposal or offer that is reasonably likely to lead to a Competing Transaction).

(b) Seller shall (i) promptly following the date hereof, notify any Person or group with which discussions or negotiations of the nature described in Section 5.17(a) are pending as of the date of this Agreement that Seller is terminating such activities, discussions or negotiations; and (ii) promptly (and in any event within one (1) Business Day) terminate access to any online or other data rooms containing information with respect to Seller or any Affiliate thereof (with respect to the Business), the Business, any Group Company, the Acquired Assets or the Assumed Liabilities by each Person and its Representatives that on or prior to the date of this Agreement had access to any such online or other data rooms (other than Buyer, its Affiliates or their Representatives or Representatives of Seller or any of its Affiliates). If Seller or any of its Affiliates or any of their respective Representatives receives any inquiry, proposal or offer for a Competing Transaction during the Exclusivity Period, Seller shall, within one (1) Business Day after receipt thereof, notify Buyer of such inquiry, proposal or offer.

Section 5.18 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years following the Closing Date, Seller shall not, and shall cause its Affiliates (including the Retained Companies and excluding the Group Companies) not to, operate or engage in any business conduct, activity or operation that competes with the Business as conducted as of the date of this Agreement or the Closing Date (after giving effect to the Pre-Closing Restructuring) (such business, a “Competitive Business”); provided, that nothing in this Section 5.18(a) shall prevent Seller or any of its Affiliates thereof from, directly or indirectly: (i) engaging in the Retained Business or any business set forth on Schedule 5.18(a); (ii) making or holding a passive investment in, directly or indirectly, any entity engaged in a

Competitive Business in which Seller and its Affiliates collectively own five percent (5%) or less of the outstanding voting stock or other voting securities; (iii) acquiring or investing in, or after such acquisition or investment, continuing to own and operate, any Person or business which engages in a Competitive Business if such operations account for less than the greater of (x) fifteen percent (15%) of such Person’s consolidated revenues for the fiscal year ended immediately prior to such acquisition or investment and (y) $50,000,000 in consolidated revenues for such Person’s fiscal year ended immediately prior to such acquisition or investment (the “Prohibitive Threshold”) (provided, that, if such operations account for more than the Prohibitive Threshold, this clause (iii) shall not be deemed to be violated if, within twelve (12) months following the consummation of such acquisition or investment, such Person’s activities that engage in the Competitive Business account for less than the Prohibitive Threshold); (iv) providing products or services (including solar and energy storage platforms or front-of-the meter storage platforms) to any third party that engages in the business of marketing, distributing and selling such products and services (including to commercial and industrial customers in the United States) (other than any such third party that operates or engages in any Competitive Business if such operations account for more than $75,000,000 in consolidated revenues for such Person’s fiscal year ended immediately prior to such provision of products or services); or (v) providing asset management services to any Person, including any such services associated with the provision of solar and energy solutions to commercial or industrial customers in the United States. If Seller or any of its Affiliates shall sell to any Person all or any portion of their respective businesses (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise), the restrictions contained in this Section 5.18(a) shall not prohibit such sale and shall not apply to any such acquiring Person or such Person’s Affiliates after the consummation of such sale; provided, that Seller shall continue to be bound by this Section 5.18(a) following such sale.

(b) For a period of two (2) years following the Closing Date (such period, the “Non-Solicitation Period”), Seller shall not, and shall cause its Affiliates (which shall not include the Company or any other Group Company) not to, directly or indirectly, solicit, induce, encourage or attempt to solicit, or induce or encourage any of the Continuing Employees, or any other employee or service provider who is or becomes employed or engaged by the Company (or any of its Affiliates) with respect to the Business during the Non-Solicitation Period, to terminate his or her employment relationship with the Company (or any of its Affiliates) or hire or employ any such person; provided that the foregoing shall not restrict Seller or any of its Affiliates from conducting any general or public solicitations, including any advertising for employment in newspapers, trade publications or other media, in each case not targeted specifically at the Continuing Employees or soliciting or hiring any Continuing Employees whose employment with the Company or any of its Affiliates is terminated at least ninety (90) days prior to the commencement of employment discussions between such person and Seller or any of its Affiliates.

(c) During the Non-Solicitation Period, Buyer shall not, and shall cause its Affiliates (which shall include the Group Companies) not to, directly or indirectly, solicit, induce, encourage or attempt to solicit, or induce or encourage any of the employees of Seller or any other Retained Company, to terminate his or her employment relationship with Seller or such other Retained Company or hire or employ any such person; provided that the foregoing shall not restrict Buyer or any of its Affiliates from conducting any general or public solicitations, including any advertising for employment in newspapers, trade publications or other media, in each case not targeted specifically at employees of Seller or any other Retained Company or soliciting or hiring any person whose employment with Seller or such other Retained Company is terminated at least ninety (90) days prior to the commencement of employment discussions between such person and Buyer or any of its Affiliates.

(d) Each Party acknowledges and agrees that the covenants and agreements set forth in this Section 5.18 and elsewhere in this Agreement were a material inducement to such Party to enter into this Agreement and to perform its obligations hereunder. Each Party hereby acknowledges that the restrictive covenants set forth in Section 5.18 and elsewhere in this Agreement are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the Retained Business and to prevent the impairment of the value of the substantial investment in the Business being made by Buyer hereunder. The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant element of this Section 5.18 or other restrictive covenant in this Agreement is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant element which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. Each Party acknowledges that a remedy at Law for any breach or attempted breach of this Section 5.18 may be inadequate and further agrees that any breach of this Section 5.18 may result in irreparable harm to the other Party, and the other Party may, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

Section 5.19 Transition Coordination.

(a) Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10.01, each Party shall reasonably cooperate with the other Party in planning necessary and appropriate policies, procedures and other arrangements in connection with the transition and integration of ownership of the Group Companies, including (i) meeting periodically to provide updates regarding the pre-Closing separation, data segregation, migration and implementation activities relating to the Business IT Assets and (ii) planning the services to be provided pursuant to the Transition Services Agreement. As necessary in connection therewith, each Party shall designate certain of their respective employees as “Transition Coordinators” to coordinate planning contemplated by this Section 5.19.

(b) As promptly as reasonably practicable following the date hereof, the Parties shall (and shall cause their applicable Affiliates to) negotiate in good faith and finalize a Transition Services Agreement, to be entered into in connection with the Closing (the “Transition Services Agreement”), by and among Buyer, Seller and the Company and their respective Affiliates, as applicable, substantially consistent with the Transition Services Agreement Term Sheet set forth on Exhibit D attached hereto and such other terms agreed to by the Parties.

Section 5.20 Notifications. Until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, each Party shall promptly notify the other Party in writing of (i) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to result in such Party’s inability to satisfy any of the conditions set forth in (A) Section 8.01 or Section 8.03, in the case of Seller or (B) Section 8.01 or Section 8.02, in the case of Buyer, and (ii) any commencement of, or written threat to commence, any Action or investigation by a Governmental Authority against (A) in the case of Seller, any Group Company or with respect to the Business or the assets, rights or properties of any Group Company (in the case of an Action, to the extent such Action is material) or (B) Seller, Buyer or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, that either Party’s failure to give notice pursuant to this Section 5.20, to the extent relating to a breach of any representation, warranty, covenant or agreement, shall not, in and by itself, be taken into account in determining whether the conditions set forth in Section 8.02(b) and Section 8.03(b) have been satisfied, but instead shall, if applicable, constitute only a breach of the applicable representation, warranty, covenant or agreement. Any such notification shall not be deemed to cure any inaccuracy or breach of, or otherwise affect, any representation, warranty, covenant or agreement contained in this Agreement or the conditions to the obligations of the Parties under this Agreement or limit the remedies available to the Party receiving such notification, in each case including for purposes of Article IX or Article X or of determining whether the conditions set forth in Article VIII have been satisfied.

Section 5.21 Buyer Guarantee.

(a) At or prior to the Closing, Buyer shall deliver to Seller an unconditional and irrevocable guarantee of TotalEnergies Holdings USA, Inc., a Delaware corporation (“Buyer Guarantor”), in favor of Seller guaranteeing the due, prompt and full payment of an amount equal to the Purchase Price plus Incremental Purchase Price (assuming the enactment of a Level 2 ITC Extension after the date hereof but prior to the Closing) pursuant to Section 2.02 in form and substance reasonably satisfactory to Seller (the “Buyer Guarantee”).

(b) Following the Closing until the earlier of the expiration of Buyer’s indemnifications obligations under Section 9.03 or receipt of the guarantee described in this sentence, Buyer shall use commercially reasonable efforts to obtain a guarantee by Buyer Guarantor in favor of Seller with respect to the due, prompt and full payment of any indemnification obligations of Buyer, if and when any amount may become due and payable by Buyer under Article IX.

(c) Following the Closing until the twelve (12) month anniversary of the Closing Date, to the extent a third party that is party to a Material Contract set forth on Schedule 3.04 requires a guarantee by Buyer Guarantor in favor of such third party with respect to the due, prompt and full performance of the Assumed Liabilities thereunder, Buyer shall use commercially reasonable efforts to deliver such guarantee.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Treatment; Allocation of Purchase Price. The parties hereto acknowledge and agree that, because the Group Companies (other than Philippines HoldCo, Inc.) are disregarded entities pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii), the sale of the Purchased Interests under this Agreement shall be treated for all U.S. federal (and, as applicable, state and local) income tax purposes as a sale by Seller of the assets of each of the Group Companies (other than Philippines HoldCo, Inc.) and the equity interests in Philippines

HoldCo, Inc. Within sixty (60) days following the Determination Date, Buyer will provide to Seller an allocation of the purchase price (for federal income Tax purposes) among the assets of the Group Companies (other than Philippines HoldCo, Inc.) and the equity interests in Philippines HoldCo, Inc. in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”) and within thirty (30) days of receipt of such comments Seller may provide comments on the Allocation, and the parties shall resolve any disputes in good faith. In the event parties are unable to agree on the proper allocation, the dispute will be resolved by the Auditor in accordance with the methodology set forth in Section 2.04(c) and the fees and expenses of which shall be shared in accordance with the methodology set forth in such Section. The parties hereto shall (and shall cause their respective Affiliates to) prepare and file all Tax Returns consistent with, and shall not take any position inconsistent with, the Allocation, unless otherwise required by applicable Law. If the Allocation is disputed by a Governmental Authority, the party receiving notice of such dispute shall, to the extent legally permissible, promptly notify the other parties hereto. The parties hereto further agree to report any subsequent adjustments to the Purchase Price (as determined for federal income tax purposes) consistent with the Allocation.

Section 6.02 Transfer Taxes. Except as shall arise from the Pre-Closing Restructuring (which shall be borne and timely paid by Seller), all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees arising from the transactions contemplated by the Transaction Documents (collectively, the “Transfer Taxes”) shall be borne equally by Buyer and Seller, and timely paid by the Parties. In addition, Buyer and Seller shall work together, in good faith, to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed with respect to such Transfer Taxes.

Section 6.03 Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, and Buyer shall cause each of its Affiliates, including the Group Companies, to cooperate fully, as and to the extent reasonably requested by the applicable other Party, in connection with the preparation, execution and filing of Tax Returns and any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Taxing Authority with respect to Taxes relating to the Group Companies (each a “Tax Claim”). Such cooperation shall include providing access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making personnel available on a mutually convenient basis to provide additional information and explaining any material provided hereunder, and executing Tax Returns. The Party requesting such cooperation shall bear the reasonable out-of-pocket expenses of the other Party. Buyer shall cause its Affiliates, including the Group Companies, (i) to retain all books and records with respect to Tax matters pertinent to the Business and the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), (ii) to abide by all record retention agreements entered into with any Taxing Authority and (iii) to give Seller reasonable advance notice prior to transferring, destroying or discarding any such books and records. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to transfer to Buyer any Tax Returns or other Tax work papers of or including any of the Retained Companies to the extent not constituting Business Records.

Section 6.04 Tax Sharing Agreements. Any and all existing Tax sharing, Tax allocation or Tax indemnity agreements, except for this Agreement, between any Group Company, on the one hand, and any Retained Company, on the other hand, shall be terminated as of the Closing Date to the extent they relate to the Group Companies.

Section 6.05 Post-Closing Payments. The Parties agree that any (i) payment of the Adjustment Amount pursuant to Section 2.04(e) shall be treated as an adjustment to the portion of the Purchase Price attributable to the relevant Purchased Interests and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.

Section 6.06 Filing of Returns. Seller shall prepare, or cause to be prepared, and duly and timely file, or cause to be duly and timely filed, all Tax Returns of the Group Companies in respect of any taxable period ending on or before the Closing Date (“Seller Returns”). Seller shall pay, or cause to be paid, all Taxes of the Group Companies shown as due on the Seller Returns to the extent such Taxes constitute Seller Taxes. All Seller Returns shall be prepared on a basis consistent with the most recent Tax Returns of the Group Companies, unless required by applicable Law. Not later than thirty (30) days prior to the due date for filing of a Seller Return (or as soon as reasonably practicable if the due date for filing a Seller Return is within thirty (30) days of the Closing), Seller shall provide Buyer with a copy of such Seller Return. Seller shall make such changes to such Seller Return as Buyer may reasonably request, and shall not file such Seller Return without Buyer’s consent, which shall not be unreasonably withheld, conditioned, or delayed. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed all Tax Returns of the Group Companies in respect of a Straddle Period (“Buyer Returns”), and pay, or cause to be paid, all Taxes of the Group Companies due with respect to the Buyer Returns; provided, however, that not later than thirty (30) days prior to the due date for filing of a Buyer Return in respect of Taxes for which Seller is partly responsible pursuant to this Agreement (or as soon as reasonably practicable if the due date for filing such Tax Return is within thirty (30) days of the Closing), Buyer shall provide Seller with a copy of such Tax Return, shall make such changes to the portions of the Tax Return that relate to the Taxes for which Seller is responsible as Seller may reasonably request, and shall not file such Tax Return without Seller’s consent, which shall not be unreasonably withheld, conditioned, or delayed. Seller shall pay to Buyer Seller’s share of any Taxes due with respect to such Tax Return not later than seven (7) days prior to the due date for filing such Tax Return.

Section 6.07 Tax Refunds. Buyer shall promptly remit to Seller any refund of Seller Taxes actually received (or any credit or offset against Taxes in lieu of such refund) by Buyer or any of its Affiliates, less any reasonable out-of-pocket costs, expenses and Taxes of Buyer or any of its Affiliates or any Group Company incurred in procuring such refund or credit; provided, however, that Seller shall not be entitled to any such payment (i) to the extent attributable to any carryback of an item from any Tax period beginning after the Closing Date or (ii) if included as a Current Asset in Net Working Capital or if such refund, credit or offset was taken into account to reduce Indebtedness.

Section 6.08 Actions Following the Closing Date. Buyer shall not, and shall cause the Group Companies not to, without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (a) make any amendment of any Tax Returns for any Tax period ending on or before or including the Closing Date, (b) make, change or revoke any Tax election that has retroactive effect to any Tax period ending on or before or including the Closing Date, or (c) enter into a voluntary disclosure or similar agreement with, or otherwise voluntarily disclose information to, a Taxing Authority with respect to a Tax period ending on or before or including the Closing Date, in each case if such action would reasonably be expected to have the effect of increasing Seller’s liability for any Taxes.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01 Employee Communications. From and after the date hereof until the Closing Date, Buyer shall consult with Seller and obtain Seller’s consent before distributing any communications to any Business Employees or any union or other labor representative.

Section 7.02 Business Employees. Business Employees who become employed by Buyer or any of its Affiliates because they are employed by a Group Company on the Closing Date shall be deemed to be “Continuing Employees” for purposes of this Agreement.

Section 7.03 Employee Transfers. As part of the Pre-Closing Restructuring and to the extent permitted by applicable Law, Seller shall, and Seller shall cause its Affiliates to transfer the employment of each Business Employee who is located in the United States and who is not employed by a Group Company to a Group Company and assign any employment agreement (other than any offer letter or other employment agreement that is terminable “at-will” and does not provide for severance, termination or similar payments) and the appropriate portion of any restrictive covenants agreement, confidentiality and similar agreements (“Business Employee Arrangements”) with any Business Employee to the appropriate Group Company. Except as prohibited by applicable Law, each Business Employee who is principally employed in the United States and who is not actively at work as of the Closing Date due to short-term or long-term disability leave and participates in Employee Plans that provide disability benefits that are not Transferred Plans (each, a “U.S. Inactive Employee”) shall, as of the Closing Date, become or remain an employee of Seller or one of its Affiliates until and unless the U.S. Inactive Employee becomes available for and able to return to active work within one hundred eighty (180) days following the Closing Date (or such longer period as required by applicable Law), upon which Buyer or one of its Affiliates shall offer employment to such U.S. Inactive Employee effective upon the date such U.S. Inactive Employee is available for and able to return to active work, at which time such U.S. Inactive Employee shall be considered a Continuing Employee on and after (and solely with respect to the period following) the date on which he or she commences employment with Buyer or one of its Affiliates for purposes of this Agreement. Seller will comply with all applicable Laws in connection with transferring the employment of any employees and bears and retains all financial responsibility relating to employment of such employees to and by a Group Company (e.g., any consent to transfer and/or legally mandated severance).

Section 7.04 Employee List. Subject to the immediately following sentence, revisions to the Employee List following the date of this Agreement may be made by Seller periodically prior to the Closing Date to reflect new hires, employment terminations, changes to employment status, and any other material changes to the information required to be supplied thereon with respect to each Business Employee, and Seller shall promptly provide copies of such updated Employee List to Buyer. At any time prior to the Closing Date, Seller may, in good faith, provide an updated Employee List to Buyer, provided that (i) no Business Employee who remains in employment with Seller or one of its Affiliates may be removed from the Employee List, and (ii) any individual added to the Employee List shall be solely an individual hired to fill an open position in the ordinary course or in accordance with Section 5.01(a)(x). Effective as of the Closing, Seller shall, and Seller shall cause its Affiliates to transfer the Transferred Plans to Buyer or one of its Affiliates. No later than five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a final Employee List.

Section 7.05 Effect of Transfer. Seller and Buyer intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Transfer Time, and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time. Seller shall bear all the Liabilities, obligations and costs relating to, and shall indemnify, defend and hold harmless Buyer and its Affiliates from and against, any claims made and other losses incurred or suffered by any Business Employee for any statutory or common law severance, gratuity or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with the termination of employment of any Business Employee with Seller or any of its Affiliates on or prior to the Closing Date, including in respect of any act or omission relating to the employment or termination of employment of any Business Employee occurring prior to or as of the Transfer Time; provided that, Buyer shall bear liability for any statutory severance benefits that become payable to any Business Employees solely as a result of the terms of compensation and benefits offered to or provided by Buyer or its Affiliates, effective following the Closing.

Section 7.06 Continuation of Benefits. With respect to each Continuing Employee, following the Closing until the twelve (12) month anniversary of the Closing Date or such longer period required by applicable Law (such period, the “Benefits Continuation Period”), Buyer shall, and shall cause its Affiliates to (and shall cause any other Person providing compensation and benefits on their behalf to): (a) provide to such Continuing Employee who remains employed no less favorable base salary, wage rates and target short-term cash bonus opportunities (excluding equity or equity-based, retention, change in control and transaction-based compensation), as applicable, than the base salary, wage rates and target short-term cash bonus opportunities (excluding equity or equity-based, retention, change in control and transaction-based compensation) provided by Seller and its Affiliates immediately prior to the Closing and (b) maintain employee benefits (excluding defined benefit pension, nonqualified deferred compensation, retiree medical and welfare benefits) under plans, programs and arrangements that will provide benefits to such Continuing Employee that are substantially comparable to the benefits to similarly situated employees of Buyer and its Affiliates (excluding defined benefit pension, nonqualified deferred compensation, retiree medical and welfare benefits). With respect to any Continuing Employee who holds a Forfeited Seller Equity Award, on the Closing Date or as soon as reasonably practicable following the Closing Date (but in no event later than thirty (30) days following the Closing Date), Buyer shall, or shall cause its Affiliates to, grant each such Continuing Employee a long-term incentive award, which shall be cash or equity-based in Buyer’s sole discretion, (a “Replacement LTI Award”) in an amount equal to the value of the Forfeited Seller Equity Award, with the value of any Forfeited Seller Equity Award to be calculated by multiplying (i) the number of Seller Shares subject to such Forfeited Seller Equity Award (including Seller Shares underlying dividend equivalent units) by (ii) the average closing price of a Seller Share on The Nasdaq Stock Market LLC over the ninety (90) trading days ending on the day immediately preceding the Closing Date. Each Replacement LTI Award will vest based on the applicable Continued Employee’s continued employment with Buyer and its Affiliates on the same vesting date(s) and in accordance with the same terms and conditions as applied to the corresponding Forfeited Seller Equity Award and will vest upon a termination of employment after the Closing Date to the same extent provided in the terms and conditions of the original Forfeited Seller Equity Award. Buyer’s obligation to grant Replacement LTI Awards under this Section 7.06 shall be subject to its receipt, no later than ten (10) Business Days prior to the Closing Date, of a then-current schedule of time-vesting restricted stock unit awards in respect of Seller Shares granted pursuant to the Seller Incentive Plan which are held by any Business Employees setting forth, for each such award, (i) the number of Seller Shares remaining subject to the award and (ii) the vesting schedule applicable to such award. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer or any of its Affiliates to continue the employment of any Continuing Employee for any period after the Closing Date; provided that any such employee whose employment is terminated during the Benefits Continuation Period under circumstances giving rise to severance compensation and benefits shall be eligible to receive from Buyer severance compensation and benefits as provided in Section 7.08.

Section 7.07 Incentive Payments. No later than the Closing Date, Seller or its applicable Affiliate shall pay to each Continuing Employee any bonus, commission, or other cash-based incentive compensation earned by such Continuing Employee in respect of the 2021 bonus year (or any portion thereof) based on actual achievement of the applicable performance targets. No later than thirty (30) following the Closing Date, Seller or its applicable Affiliate shall pay to each Business Employee who participates in a cash-based monthly, quarterly, semi-annual or annual bonus or commission plan of Seller or any of its Affiliates and who remains actively employed through the Closing Date, a cash bonus payment in accordance with the terms of such plan, pro-rated with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus shall be determined based upon actual performance through the Closing Date, as reasonably determined in good faith by Seller prior to the Closing.

Section 7.08 Severance Benefits. Except as required by applicable Law or as required under the terms of a Replacement LTI Award, with respect to each Continuing Employee whose employment is terminated by Buyer or its Affiliates without cause during the Benefits Continuation Period and who is not otherwise entitled to severance under any employment or other individual agreement, Buyer shall, or shall cause its Affiliates to, provide cash severance or termination benefits to each such Continuing Employee that are no less favorable than those cash severance or termination benefits that would have been provided to such Continuing Employee upon such a termination of employment as of immediately prior to the Closing Date under an applicable Employee Plan in effect as of the date of this Agreement, as set forth on Schedule 7.08, in accordance with the terms thereof (including, for the avoidance of doubt, that Buyer’s obligation to provide cash severance or termination benefits is subject to such Continuing Employee’s execution and non-revocation of a release of claims satisfactory to Buyer, which shall in no event contain any provisions regarding non-competition that are more restrictive than those applicable to such Continuing Employee immediately prior to such termination).

Section 7.09 Service Credit. With respect to each Continuing Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to (a) recognize, for purposes of determining eligibility to participate, levels of benefits and vesting where length of service is relevant (but not for benefit accrual, defined benefit pension benefits or retiree health or welfare benefits) under any health, welfare, retirement, severance or vacation benefit plan or arrangement established or maintained by Buyer or its Affiliates for the benefit of such Continuing Employees, service with Seller and its Affiliates prior to the Closing to the extent such service was recognized under the corresponding Employee Plan or Group Company Plan covering such Continuing Employee, in each case, except where it would result in a duplication of benefits; (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Employee Plan or Group Company Plan covering such Continuing Employee and (c) provide full credit for any co-payments, deductibles or similar payments made or incurred by Continuing Employees under a corresponding Employee Plan or Group Company Plan covering such Continuing Employee prior to the Closing for the plan year in which the Closing occurs; provided, however, that Buyer’s obligations under this sentence shall be subject to its receipt of all necessary information from either Seller or the Continuing Employee, related to such amounts paid by such Continuing Employee.

Section 7.10 Work Authorization. If any Business Employee within the United States requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Buyer or its Affiliates, subject to full cooperation from the applicable Business Employees, Buyer and Seller shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Transfer Time. If any Business Employee within the Philippines requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Buyer or its Affiliates, subject to full cooperation from the applicable Business Employees, Buyer and Seller shall, and shall cause their Affiliates as applicable to, use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Transfer Time.

Section 7.11 Vacation. As of the Closing Date, except as required by applicable Law, Buyer shall assume all liabilities associated with accrued vacation and paid time off balances of any Business Employees and shall credit and honor, in accordance with the terms of the applicable policy of Seller or its Affiliates, all vacation days and other paid time off accrued but not yet taken by the Continuing Employees, to the extent reflected in the Net Working Capital.

Section 7.12 Health and Welfare Benefits. Other than with respect to any Transferred Plan, Seller shall be, or shall cause the Retained Companies to be, responsible for all (a) medical; vision, dental and prescription drug claims for expenses incurred by any Business Employee or his or her dependents; (b) claims for short-term and long-term disability income benefits incurred by any Business Employee; (c) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Business Employee, in each case, prior to the Transfer Time, and (d) all liabilities under all Employee Plans other than Transferred Plans, whenever arising. Without limiting any obligations under any Transferred Plan, Buyer shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (iii) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, on or after the Transfer Time and solely to the extent applicable; provided that, for the avoidance of doubt, Buyer and its Affiliates shall not have any liability under any Employee Plan, including any Liabilities for continuation coverage under COBRA with respect to coverage related to any Employee Plan, other than with respect to a Transferred Plan. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (x) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (y) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.

Section 7.13 Parent Benefit Plans. Effective no later than the Closing, (i) Seller shall take such actions as are necessary to cause the Group Companies to cease to be participating companies in Parent Benefit Plans (to the extent that any such Group Company was a participating company theretofore) and (ii) no employee of any of Group Company shall accrue any further benefits under the Parent Benefit Plans in connection with his or her employment with any Group Company, Buyer or any Affiliate of Buyer. For the avoidance of doubt, nothing in this Section 7.13 shall be construed as eliminating any benefits or rights that are vested as of the Closing or protected under Section 411(d)(6) of the Code. Seller shall be, or shall cause the Retained Companies to be, responsible for all liabilities under all Parent Benefit Plans and any Controlled Group Liability, whenever arising.

Section 7.14 Workers’ Compensation. Other than with respect to any Transferred Plan, the Retained Companies shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Time by any Business Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by one of the Retained Companies. Without limiting any obligations under any Transferred Plan, Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Time by any Business Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Transfer Time, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller, on the one hand, and Buyer, on the other hand, based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Transfer Time.

Section 7.15 Buyer Benefit Plans. No later than the Closing Date, Buyer shall establish or cause to be established, at its own expense, all employee benefit plans for Continuing Employees as are necessary to comply with its obligations pursuant to this Article VII (each, a “Buyer Plan”), as applicable. Buyer shall indemnify and hold harmless Seller and its Affiliates from any liabilities, obligations, commitments, claims and losses incurred by Seller or any of its Affiliates relating to any Transferred Plan or any delay in establishing any such Buyer Plan; provided, however, that Buyer shall have no indemnification obligation hereunder to the extent that Seller has an indemnification obligation under Section 9.02 with respect to the matter at issue. Effective as of the Transfer Time, each Business Employee shall cease to participate in any Parent Benefit Plan as an active employee. An eligible Continuing Employee must make a new flexible spending account election for the coverage period beginning with the date the Continuing Employee becomes covered under Buyer’s health plan and ending on December 31, 2022. Seller shall provide Buyer with year to date contributions of each Continuing Employee’s flexible spending accounts (if any) as of each such Continuing Employee’s final paycheck; provided, that, Buyer shall inform each such Continuing Employee of any applicable statutorily prescribed maximum contribution rates with respect to any applicable flexible spending account or tax qualified defined contribution retirement plan elections made following the Closing Date for the period ending December 31, 2022.

Section 7.16 401(k) Plan. As of the Closing Date, Buyer shall maintain a tax qualified defined contribution retirement plan (the “Buyer 401(k) Plan”) for the benefit of those Continuing Employees who shall elect to participate in the Buyer 401(k) Plan. As soon as reasonably practicable on or following the Closing Date, Buyer shall, for those Continuing Employees who elect to participate in the Buyer 401(k) Plan, allow such Continuing Employees to make a “direct rollover” to the Buyer 401(k) Plan of any account balance under Seller’s or its Affiliate’s tax qualified defined contribution retirement plan (“Seller 401(k) Plan”), and Buyer shall cause the Buyer 401(k) Plan to accept as rollover contributions, all account balances (which shall include any vested employer contributions accrued through the Closing Date and all outstanding loans; provided that the Continuing Employee initiates a direct rollover within thirty (30) days of the Closing Date or such other reasonable time as required by the third-party administrator of the Seller 401(k) Plan) under the Seller 401(k) Plan as of the valuation date immediately preceding such rollover, subject to and in accordance with the provisions of such plans and applicable Law. The Seller 401(k) Plan shall permit rollover distributions of any Continuing Employees who have incurred a termination of employment or otherwise have a distributable event. Effective as of the Closing, Seller shall, or shall cause its Affiliates to, cause all Continuing Employees who participate in any Seller 401(k) Plan prior to the Closing to become fully vested in all account balances under the Seller 401(k) Plan.

Section 7.17 Third-Party Rights. The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Business Employee (or dependent or beneficiary of any of the foregoing) and including, for the avoidance of doubt, any rights to continuing employment, or compensation or benefits of any nature or kind whatsoever. Nothing herein shall be deemed an amendment to or creation of any plan providing benefits to any Business Employee or shall be deemed to prohibit or restrict Buyer or any of its Affiliates from terminating the employment of any Continuing Employee following the Transfer Time or to prohibit or restrict the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, or arrangement at any time assumed, established, sponsored or maintained by any of them.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Parties:

(a) no Law shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority and shall be in effect that restrains, enjoins or prohibits the consummation of the transactions contemplated by this Agreement; and

(b) the Transition Services Agreement shall have been duly executed and delivered by each of the parties thereto.

Section 8.02 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) (i) the Fundamental Representations of Seller (other than those contained in Section 3.05 solely with respect to the Company) shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all material respects only as of such date), (ii) the Fundamental Representations and Warranties of Seller contained in Section 3.05 (solely with respect to the Company) shall be true and correct in all respects at and as of the Closing (except for de minimis inaccuracies), and (iii) the representations and warranties of Seller contained in Article III of this Agreement (other than the Fundamental Representations of Seller), without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) Seller shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by Seller at or prior to the Closing;

(c) no Material Adverse Effect shall have occurred after the date of this Agreement and be continuing;

(d) Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been fulfilled;

(e) Seller shall have delivered to Buyer all of the agreements and instruments required to be delivered by Seller or its Affiliates pursuant to Section 2.03(c); and

(f) the Pre-Closing Restructuring shall have been consummated in all material respects in accordance with Section 5.03.

Section 8.03 Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a) (i) the Fundamental Representations of Buyer shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all material respects only as of such date), and (ii) the representations and warranties of Buyer contained in Article IV of this Agreement (other than the Fundamental Representations of Buyer), without giving effect to materiality or similar qualifications, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be so true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, adversely affect Seller, in any material respect, or otherwise materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby;

(b) Buyer shall have performed, in all material respects, all of its obligations, covenants and agreements hereunder required to be performed by Buyer at or prior to the Closing;

(c) Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled;

(d) Buyer shall have delivered to Seller all of the agreements and instruments required to be delivered by Buyer or its Affiliates pursuant to Section 2.03(c); and

(e) Buyer shall have delivered to Seller the Buyer Guarantee duly executed by Buyer Guarantor pursuant to Section 5.21.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; BUYER ACKNOWLEDGMENT

Section 9.01 Survival. The representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive until the first (1st) anniversary of the Closing, except that (a) the Fundamental Representations shall survive until the third (3rd) anniversary of the Closing Date and (b) the representations and warranties set forth in Section 3.20 (Taxes) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof). All covenants and agreements contained in this

Agreement that by their terms apply or are required to be performed at or prior to the Closing shall survive the Closing until the first (1st) anniversary of the Closing Date, and (i) all covenants and agreements of the Parties contained in this Agreement that by their terms are required to be performed in whole or in part following the Closing shall survive the Closing in accordance with the terms of such covenants and agreements and (ii) the covenants and agreements contained in Article VI and the right to make indemnification or reimbursement claims for Seller Taxes shall each survive until thirty (30) days of the expiration of the applicable statute of limitations (including any extensions thereof) (the applicable date on which the representations, warranties, covenants or agreements or right to make indemnification claims expire pursuant to this sentence or the preceding sentence, each, a “Survival Expiration Date”). Any claim for indemnification or reimbursement pursuant to this Article IX that is made in accordance with the requirements set forth in Section 9.05 prior to the applicable Survival Expiration Date with respect to such claim shall survive such Survival Expiration Date until such claim is fully and finally resolved. It is the express intent of the Parties that, with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Section 9.02 Indemnification by Seller. From and after the Closing, and subject to the terms of this Agreement, including the limitations set forth in Section 9.06, Section 9.07, Section 9.08 and Section 9.10, Seller shall indemnify and hold harmless Buyer, its Affiliates (including, after the Closing, the Company and the other Group Companies) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for all Damages and Liabilities that such Buyer Indemnified Party suffers or incurs, or becomes subject to, in each case, to the extent arising out of, attributable to or resulting from, without duplication:

(a) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement (provided, that, for purposes of (i) determining whether any breach or inaccuracy of a representation or warranty made by Seller in this Agreement has occurred and (ii) calculating the amount of any Damages relating thereto, in each case, the representations and warranties made by Seller in this Agreement shall be considered and applied without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein; provided, however, that the foregoing shall not apply to (A) the terms “Material Contract”, “Material Project”, “Material Customer,” “Material Supplier” or “material weakness”, (B) any representation or warranty set forth in (1) clauses (i) and (ii) of Section 3.06(a), (2) Section 3.07, (3) clauses (vi), (ix), (xi), (xii), (xv) and (xviii) of Section 3.09(a), (4) Section 3.13(h), (5) Section 3.16(a), (6) Section 3.18(b), (7) Section 3.21(a), (8) Section 3.30; provided, further, that this Section 9.02(a) shall in no respect modify the other provisions of this Agreement for purposes of determining whether any conditions set forth in Article VIII have been satisfied);

(b) any breach of, or failure by Seller to perform, any covenant, obligation or agreement set forth in this Agreement to be performed by Seller pursuant to this Agreement;

(c) without duplication, any (i) Excluded Liabilities; (ii) Liabilities to the extent arising out of, resulting from or attributable to the Retained Businesses or (iii) Liabilities to the extent arising under or with respect to Parent Benefit Plans;

(d) any Liability arising out of, resulting from or attributable to the Pre-Closing Restructuring;

(e) the present value as of the Closing Date (as mutually agreed by Buyer and Seller acting in good faith) of the lost benefits arising out of, resulting from or attributable to the termination, cancellation or voiding of any Material Contract set forth on Schedule 3.04 as a result of the failure to (i) obtain a Required Third Party Consent with respect to such Material Contract pursuant to Section 5.03(b)(i) or (ii) enter into a mutually agreeable arrangement of such Material Contract pursuant to Section 5.03(b)(iii), in each case, prior to the first anniversary of the Closing Date.

(f) Seller Taxes.

Section 9.03 Indemnification by Buyer. From and after the Closing, and subject to the terms of this Agreement, including the limitations set forth in Section 9.06, Section 9.07, Section 9.08 and Section 9.10, Buyer shall indemnify and hold harmless Seller and its Affiliates (excluding, after the Closing, the Company and the other Group Companies) and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Damages and Liabilities that such Seller Indemnified Party suffers or incurs, or becomes subject to, in each case, to the extent arising out of, or resulting from or attributable to, without duplication:

(a) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement (provided, that, for purposes of (i) determining whether any breach or inaccuracy of a representation or warranty made by Buyer in this Agreement has occurred and (ii) calculating the amount of any Damages relating thereto, in each case, the representations and warranties made by Buyer in this Agreement shall be considered and applied without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein; provided, however, that this Section 9.03(a) shall in no respect modify the other provisions of this Agreement for purposes of determining whether any conditions set forth in Article VIII have been satisfied);

(b) any breach of, or failure by Buyer to perform, any covenant, obligation or agreement set forth in this Agreement to be performed by Buyer pursuant to this Agreement; and

(c) any (i) Assumed Liability or (ii) Liability arising out of, resulting from or attributable to the Business (other than any Excluded Liabilities).

Section 9.04 Certain Limitations on Indemnification.

(a) With respect to indemnification by (i) Seller pursuant to Section 9.02(a) (other than with respect to the Fundamental Representations of Seller) and (ii) Buyer pursuant to Section 9.03(a) (other than with respect to Fundamental Representations of Buyer), in each case, except in the case of Fraud:

(i) no individual claim (or series of related claims arising from the same underlying facts, events or circumstances) by a Buyer Indemnified Party or a Seller Indemnified Party may be asserted (and no Buyer Indemnified Party or Seller Indemnified Party shall be entitled to indemnification with respect to any such claim or series of related claims arising from the same underlying facts, events or circumstances) unless the aggregate amount of Damages that would be payable with respect to such claim (or series of related claims arising from the same underlying facts, events or circumstances) exceeds an amount equal to $150,000, and any such individual claim (or series of related claims arising from the same underlying facts, events or circumstances) for amounts less than $150,000 shall not be applied to or considered for purposes of determining whether the Deductible has been satisfied or whether any of the caps set forth in Section 9.04(a)(ii), Section 9.04(b) or Section 9.04(c) have been satisfied;

(ii) neither Seller nor Buyer shall be liable for any breach of any representation or warranty of Seller or Buyer, as applicable, unless the aggregate amount of Damages (excluding costs and expenses of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, incurred in connection with making such claim under this Agreement) actually incurred by all Buyer Indemnified Parties or all Seller Indemnified Parties, as applicable, for all such breaches exceeds one percent (1%) of the Purchase Price (the “Deductible”), and then only to the extent such aggregate Damages exceed such amount; and

(iii) in no event shall each of Seller’s or Buyer’s aggregate Liability exceed eight percent (8%) of the Purchase Price.

(b) In no event shall Seller’s aggregate Liability with respect to indemnification by Seller pursuant to Section 9.02(a) and Section 9.02(b) exceed the Purchase Price.

(c) In no event shall Buyer’s aggregate Liability with respect to indemnification by Seller pursuant to Section 9.03(a) and Section 9.03(b) exceed the Purchase Price.

(d) Seller shall not be liable under Section 9.02 to the extent (and only to such extent and for such amounts) such Liability is included in the calculation of Closing Indebtedness, Closing Transaction Expenses or Closing Net Working Capital.

(e) Seller shall not be liable under Section 9.02(e) to the extent (i) of a failure to obtain a Required Third Party Consent with respect to a Material Contract set forth on Schedule 3.04 or (ii) that a Required Third Party Consent with respect to such Material Contract has been obtained but a loss in the present value of such Material Contract has occurred, in each case, as a result of Buyer’s failure to deliver a guarantee pursuant to Section 5.21(c).

Section 9.05 Procedures. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:

(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 or Section 9.03 shall (i) promptly (but no later than twenty (20) days after receiving notice of such Third Party Claim) notify in writing the other Party (the “Indemnifying Party”) of such Third Party Claim and (ii) promptly transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim, including the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 9.05(a) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party under this Article IX, except to the extent (1) the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 9.05(a) prior to the applicable Survival Expiration Date.

(b) Upon receipt of a written notice of a claim for indemnification or reimbursement from an Indemnified Party pursuant to Section 9.05(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation), after giving notice in writing to the Indemnified Party as soon as reasonably practicable (and in any event within fifteen (15) Business Days of the receipt of the Claim Notice) that such Third Party Claim, if sustained, would be indemnifiable by the Indemnifying Party pursuant to this Agreement, to assume, at its sole cost and expense, the defense and control of any Third Party Claim and, in the event that the Indemnifying Party shall assume the defense of such claim, the Indemnified Party shall have the right (but not the obligation) to participate in (but not direct or control) the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that, so long as it is finally determined that the Indemnifying Party is required to indemnify the Indemnified Party for all Damages arising from such Third Party Claim to the extent provided for hereunder, the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the Indemnified Party shall have received written advice from outside counsel (which need not be in the form of a formal written opinion of such counsel and which may be in the form of an indication by email of such counsel’s advice) that a conflict of interest makes representation by the same counsel inappropriate or that one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party; or (ii) the Indemnifying Party shall have authorized the Indemnified Party in writing to employ separate counsel at the Indemnifying Party’s expense. If it is finally determined that the Indemnifying Party is required to indemnify the Indemnified Party for all Damages arising from such Third Party Claim to the extent provided for hereunder, the reasonable, documented out-of-pocket fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (including, for the avoidance of doubt, the reasonable and documented fees and expenses of the separate counsel employed by the Indemnified Party incurred between the date the Indemnified Party provides the Indemnifying Party with the Claim Notice and the date the Indemnifying Party assumes control of such defense) shall be taken into account in determining the indemnifiable Damages arising from such Third Party Claim. The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall (i) select counsel, contractors and consultants of recognized standing and competence, in each case, reasonably satisfactory to the non-Controlling Party (be it Buyer or Seller), (ii) take all steps reasonably necessary in the defense or settlement of such Third Party Claim and (iii) keep the non-Controlling Party reasonably informed relating to the progress of such defense (including providing the non-Controlling Party with copies of all material information under the Controlling Party’s control reasonably relevant to such Third Party Claim on a reasonably prompt basis). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim: (i) involving a criminal claim or regulatory enforcement action; or (ii) involving relief other than monetary damages.

(c) Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Controlling Party in the defense of any Third Party Claim. If it is finally determined that the Indemnifying Party is required to indemnify the Indemnified Party for all Damages arising from such Third Party Claim to the extent provided hereunder, then the reasonable, documented out-of-pocket costs and expenses incurred in connection with such reasonable cooperation shall be taken into account in determining the indemnifiable Damages arising from such Third Party Claim. The Controlling Party shall take commercially reasonable measures (which measures shall be at least substantially comparable to measures employed by the Controlling Party with respect to its own materials following the Closing) designed to preserve attorney-client privilege or attorney work-product immunity to the extent then existing in respect of any and all materials provided to the Controlling Party by the non-Controlling Party under this Section 9.05(c).

(d) If the Indemnifying Party has assumed the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, such Third Party Claim unless (i) such settlement, compromise, discharge or entry of any judgment (A) does not involve any finding or admission of any violation of Law or wrongdoing by or on behalf of the Indemnified Party and does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party, (B) does not subject the Indemnified Party to any injunctive relief or other equitable remedy, criminal penalties or other obligation on any Indemnified Party other than the payment of monetary damages for which each Indemnified Party will be indemnified to the extent provided for hereunder and does not encumber any asset (unless immaterial) of the Indemnified Party or result in any restriction or condition that would apply to and materially adversely affect the Indemnified Party or the conduct of the Indemnified Party’s business and (C) provides for a complete and unconditional release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party with prejudice, and (ii) the Indemnifying Party shall: (A) pay or cause to be paid all amounts arising out of such settlement or judgment to the extent provided for hereunder concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment and, in such case, in accordance with such judgment); and (B) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable) or other resolution, a complete and unconditional release of the Indemnified Party from any and all liabilities in respect of such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to, any Third Party Claim without the Indemnifying Party’s prior written consent.

(e) If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or by notifying in writing the Indemnified Party that it elects not to defend, then the Indemnified Party shall have the right (but not the obligation) to assume its own defense at its sole cost and expense, but in such case, without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement; provided, however, that (i) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, such Third Party Claim and (ii) if at any time the Indemnifying Party agrees in writing to indemnify all Damages arising from such Third Party Claim to the extent provided for hereunder, the Indemnifying Party may thereafter assume the defense of such Third Party Claim; provided, further, that in the event the Indemnified Party conducts the defense of such Third Party Claim pursuant to this Section 9.05(e), the Indemnifying Party (x) shall reimburse the Indemnified Party for the costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses) and (y) shall remain otherwise responsible for any Liability with respect to amounts arising from or related to such Third Party Claim, in each case, to the extent it is determined that such Indemnifying Party is liable hereunder with respect to such Third Party Claim.

(f) If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to Section 9.02 or Section 9.03 for any matter not involving a Third Party Claim, then such Indemnified Party shall promptly (i) notify in writing the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the facts and circumstances and nature of such claim, demand or circumstance, including the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Damages that may arise from such claim, demand or circumstance. Failure to notify the Indemnifying Party in accordance with this Section 9.05(f) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such claim in accordance with this Section 9.05(f) prior to the applicable Survival Expiration Date.

(g) At the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates; provided, however, that such Indemnified Party shall not be required to grant access to any information to the extent such access or disclosure would result in the waiver of any legal privilege or work-product privilege. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

Section 9.06 Exclusive Remedy. Except as expressly set forth (a) in Section 2.04, with respect to disputes to be resolved by the Auditor, (b) in Section 11.13 with respect to the equitable remedies referenced therein, (c) in any of the other Transaction Documents or (d) the last sentence of this Section 9.06, and except in instances of Fraud, following the Closing: (i) the indemnification and reimbursement provisions of Section 5.03(b)(iii), Section 5.03(c)(ii), Section 5.09(b), Section 7.15 and this Article IX shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, and any Person claiming by or through any party (including Indemnified Parties), for any Damages (including any Damages from claims for breach of contract, warranty, tortious conduct (including negligence, recklessness, intentional misrepresentation, willful misconduct, willful breach, or any species of fraud that does not constitute Fraud), Liabilities or otherwise and whether predicated on common law, statute, strict liability, other Laws or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement or any other Transaction Document by any Party, or any breach or failure by any Party to perform or comply with any covenant or agreement set forth herein or therein, any Liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement or any other Transaction Document, or otherwise arising out of or relating to any of the Transactions (collectively, “Transaction Damages”); (ii) other than pursuing a claim for indemnification or reimbursement under Section 5.03(b)(iii), Section 5.03(c)(ii), Section 5.09(b), Section 7.15 or this Article IX, in no event will any Buyer Related Party or Seller Related Party seek to recover any Transaction Damages or seek any remedy based on a claim in law or in equity with respect thereto; and (iii) other than any liability for indemnification or reimbursement under Section 5.03(b)(iii), Section 5.03(c)(ii), Section 5.09(b), Section 7.15 and this Article IX, no Buyer Related Party shall have any liability or obligation to any Seller Related Party, and no Seller Related Party shall have any liability or obligation to any Buyer Related Party, relating to or arising out of this Agreement, any Transaction Document or any of the Transactions or any claims or Actions under applicable Law relating thereto or arising therefrom. Without limiting the generality of the foregoing, effective from and after the Closing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. Nothing in this Article IX shall limit (A) any rights under Section 2.04, with respect to disputes to be resolved by the Auditor, (B) any rights under Section 11.13 with respect to the equitable remedies referenced therein or (C) any rights under the terms of any of the other Transaction Documents. For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.04 shall not be considered “remedies” for purposes of this Section 9.06 and shall not be limited by the terms of this Section 9.06. In the event a Misallocated Asset is the sole cause of a breach of the representation or warranty of Seller contained in Section 3.14(a)(ii), Buyer shall, to the extent such Misallocated Asset can be transferred to Buyer pursuant to Section 5.05 to cure such breach in full, exercise its rights under Section 5.05 before seeking other remedies available to Buyer under this Agreement, including indemnification by Seller under Section 9.02. For the avoidance of doubt, the immediately preceding sentence shall not apply to the cure of any breach by Seller of Section 3.14(a)(ii) with respect to Misallocated Assets that can no longer be transferred to Buyer.

Section 9.07 Additional Indemnification Provisions.

(a) With respect to each indemnification or reimbursement obligation contained in this Agreement:

(i) all Damages shall be reduced (A) by any amounts that have been actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Damages (including the recovery or reimbursement of payments from a Taxing Authority) and (B) by all other amounts actually recovered from an unaffiliated third party pursuant to indemnification or otherwise in respect of such Damages, in each case of clauses (A) and (B), less the related deductibles, fees, costs and expenses, increases in insurance premiums, retroactive premiums or increases thereto or other out-of-pocket amounts paid, incurred or suffered by such Indemnified Party in connection with recovering such amount (the “Recovery Losses”). If an Indemnified Party recovers and actually receives any amounts in respect of Damages that are subject of indemnification hereunder from any third party at any time after an Indemnifying Party has paid all or a portion of such Damages to such Indemnified Party pursuant to the provisions of this Article IX, then such Indemnified Party shall promptly pay or cause to be paid to the Indemnifying Party the amount so received net of the related Recovery Losses;

(ii) all Damages will be determined after deducting therefrom any portion thereof included in the calculations of either Net Working Capital, Indebtedness or Transaction Expenses in the determination of any Adjustment Amount, as finally determined in accordance with Section 2.04;

(iii) no Indemnified Party shall be entitled to recover any Damages arising pursuant to one provision of this Agreement to the extent that such Damages have already been recovered pursuant to any other provision of this Agreement or any other Transaction Document; and

(iv) the Indemnified Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering the applicable Damages for which such Indemnified Party would be indemnified or reimbursed pursuant to this Agreement to the same extent as it would if such Damages were not subject to indemnification pursuant to this Agreement.

(b) If an Indemnifying Party makes any payment for any Damages suffered or incurred by an Indemnified Party pursuant to the provisions of this Article IX, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party against any insurer with respect to such Damages and with respect to the claim giving rise to such Damages.

Section 9.08 Buyer Acknowledgment. Buyer acknowledges and agrees, on behalf of itself and each of its Affiliates, that (a) it is reasonable for Buyer to rely solely on the representations or warranties of Seller specifically contained in Article III; (b) none of Buyer or any of its Affiliates are affiliated with, related to, or have a fiduciary relationship with, Seller or any of its Affiliates; (c) except as expressly provided herein, no third party is entitled to rely on or is otherwise intended to be a beneficiary of any representation or warranty made by or on behalf of Seller in or pursuant to this Agreement, or any of the statements or information contained herein or in any Exhibit or Schedule hereto or otherwise furnished or made available to Buyer or any of its Representatives; (d) Seller has not made, and does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever (including by omission), whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to (except as, and solely to the extent, specifically set forth in Article III): (i) the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company; (ii) the nature, quality, merchantability or condition of the assets of the Company; or (iii) the suitability of the assets of the Company for any and all activities and uses that Buyer may, or may cause the Company to, conduct therewith or thereon. Except in instances of Fraud committed by Seller with respect to the representations and warranties set forth in Article III, none of Seller or any of its Affiliates or any of their Representatives shall have or be subject to any liability or obligation (indemnification or otherwise) to Buyer or any of its Affiliates resulting from (nor shall Buyer or any of its Affiliates have any claim with respect to) the distribution to Buyer or any of its Affiliates, or Buyer or any of its Affiliates’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer or any of its Affiliates or any of their Representatives in the Virtual Data Room or presentations (including, for the avoidance of doubt, any confidential information presentations or other management presentations) in expectation of, or in connection with, the transactions contemplated by this Agreement or any of the other Transaction Documents, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise (it being understood that the foregoing does not in any way limit (A) the representations and warranties expressly set forth in Article III (as modified by the Disclosure Schedules), (B) the covenants and agreements of Seller that are expressly set forth in this Agreement or (C) the other representations, warranties, covenants or agreements that are expressly set forth in the other Transaction Documents).

Section 9.09 Mitigation. Each Party shall, and shall cause its applicable Affiliates (including, with respect to Buyer, the Company and the other Group Companies from and after the Closing) and Representatives thereof to, take commercially reasonable steps to mitigate their respective Damages and Liabilities that may be recoverable pursuant to the provisions of this Article IX, as applicable, upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any such Damages or Liabilities for which it would have the right to seek indemnification hereunder; provided, however, that any failure to mitigate, in and of itself, shall not preclude such Party’s right to recovery hereunder, but such failure may be taken into account to reduce or eliminate the Damages that such Party may recover hereunder.

Section 9.10 Limitation of Liability. No Party shall have any Liability under any provision of this Agreement for any punitive, exemplary, consequential, incidental, special or indirect Damages (including lost profits, diminution of value, or damages calculated on multiple of earnings or other metrics approaches), in each case, that were not reasonably foreseeable, under this Article IX (except to the extent such Damages are actually recovered by a third party in a Third Party Claim), it being agreed that the loss or unavailability of ITCs shall not be considered consequential damages for purposes of this provision.

Section 9.11 Tax Treatment of Indemnity Payments. Seller and Buyer shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Purchase Price for income Tax purposes unless otherwise required by applicable Tax Law.

Section 9.12 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 or Section 9.03 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall, to the extent permitted by Law, assign its rights to such recovery against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided, however, that in no event shall either Party be entitled to indemnification, contribution or other form of payment from, or subrogation against, any of the other Party’s Affiliates in respect of amounts expended by such Party to indemnify any Indemnified Party under this Agreement.

Section 9.13 System Warranties Matters. The following shall apply to any Claims Notice relating to Damages with respect to Excluded Liabilities that constitute System Warranties Liabilities: (a) at the written request of Seller (such request, the “Repair Request”), Buyer shall, and shall cause its Affiliates (including the Group Companies) to, use commercially reasonable efforts to repair (or cause to be repaired) the condition giving rise to the System Warranties Liabilities subject to such Claims Notice, and Seller shall pay Buyer (without duplication of any Damages indemnifiable hereunder in respect thereof) for such repair work fees in an amount equal to the sum of (i) the out-of-pocket costs and expenses actually incurred by Buyer and its Affiliates (including the Group Companies) in connection with such repair work, plus (ii) five percent (5%) of the aggregate amount of such out-of-pocket costs and expenses; provided, however, that, in lieu of making the Repair Request, Seller shall have the right (but not the obligation) to arrange for the provision of such repair services by a contractor, subcontractor, vendor or other third party provider (a “Third Party Provider”) (it being agreed that, prior to retaining such Third Party Provider, (x) Seller shall deliver to Buyer a copy of the proposal by such Third Party Provider with respect to the scope of the repair work and the associated fees (such proposal, a “Third Party Proposal”), (y) Buyer shall, no later than the date that is five (5) Business Days following receipt of such Third Party Proposal, notify Seller in writing (such notice, the “Match Notice”) if Buyer wishes to provide the repair work on the terms set forth in the Third Party Proposal (including for an amount of fees not in excess of those set forth in the Third Party Proposal) and (z) if Buyer does not deliver such Match Notice on or prior to such fifth (5th) Business Day, Seller shall have the right to retain such Third Party Provider); and (b) all Damages subject to such Claims Notice and indemnifiable hereunder shall be reduced by ten percent (10%) of the aggregate amount of Damages sought pursuant to such Claims Notice and indemnifiable hereunder.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by written notice from either Party to the other Party, if any Governmental Authority of competent jurisdiction has issued a final, non-appealable Governmental Order, enacted, promulgated or enforced any other Law, or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such Governmental Order, other Law or action;

(c) by written notice from Buyer to Seller, if there is a breach of any representation or warranty set forth in Article III hereof (or any representation or warranty set forth in Article III has become inaccurate) or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement (or failure by Seller to comply with or perform any covenant or agreement pursuant to the terms of this Agreement), in each case, that would cause the failure of a condition set forth in Section 8.02 to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) Buyer has given written notice of such breach, inaccuracy or failure to comply to Seller and Seller has not cured such breach by the earlier of (x) thirty (30) days after receipt of such notice and (y) the Outside Date or (ii) such breach is not capable of being cured; provided, further, that the right to terminate under this Section 10.01(c) shall not be available to Buyer if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 8.03 could not then be satisfied;

(d) by written notice from Seller to Buyer, if there is a breach of any representation or warranty set forth in Article IV hereof (or any representation or warranty set forth in Article IV has become inaccurate) or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement (or failure by Buyer to comply with or perform any covenant or agreement pursuant to the terms of this Agreement), in each case, that would cause the failure of a condition set forth in Section 8.03 to be satisfied at the Closing; provided that, in each case under this clause (d), Seller may not terminate this Agreement unless (i) Seller has given written notice of such breach, inaccuracy or failure to comply to Buyer and Buyer has not cured such breach by the earlier of (x) thirty (30) days after receipt of such notice and (y) the Outside Date or (ii) such breach is not capable of being cured; provided, further, that the right to terminate under this Section 10.01(d) shall not be available to Seller if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 8.02 could not then be satisfied; or

(e) by written notice from either Party to the other Party after June 30, 2022 (the “Outside Date”) if the Closing has not occurred on or before such date; provided that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before the Outside Date.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, Representatives or stockholders, other than Liability of Seller or Buyer, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination.

In determining losses or damages recoverable upon termination by a Party for another Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party, which shall constitute damages payable to such Party. The provisions of Section 5.13, this Section 10.02 and Article XI (other than Section 11.13) shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by email (in each case in this clause (c), solely if receipt is confirmed), addressed as follows:

if to a Buyer Party, to:

TotalEnergies Renewables USA, LLC

1201 Louisiana St.

Suite 1800

Houston, TX 77002

Attention: Marc-Antoine Pignon, CEO

With a copy to: Legal

Email: Marc-Antoine.Pignon@totalenergies.com

            Cynthia-R.Martinez@totalenergies.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

Email: ryan.maierson@lw.com

if to a Seller Party, to:

SunPower Corporation

51 Rio Robles

San Jose, California 95134

Attention: Chief Legal Officer

Email: LegalNoticeSunPower@sunpowercorp.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Eric Swedenburg

                Sebastian Tiller

Email: eswedenburg@stblaw.com

            stiller@stblaw.com

or to such other address or addresses as a Party may from time to time designate in writing.

Section 11.02 Waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party against whom such waiver is to be enforced.

Section 11.03 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.04.

Section 11.04 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that, without obtaining the written consent of Seller, Buyer may assign some or all of its rights hereunder (including its rights to acquire the Purchased Interests) to one or more of its Affiliates; provided, further, that (i) no such assignment shall relieve Buyer of its Liabilities hereunder and (ii) Buyer shall not be entitled to assign rights hereunder to the extent such assignment could result in any Tax or other expense for Seller or any of its Affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.05 Governing Law. This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.06 Jurisdiction; Waiver of Jury Trial.

(a) The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (on behalf of itself and its Affiliates) (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

(b) EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.06(B).

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, and any and all agreements and instruments executed and delivered in accordance herewith, to the extent signed and delivered by means of facsimile or other electronic format or signature (including email, “.pdf,” DocuSign, Adobe Sign or similar format), shall be treated in all manner and respects and for all purposes as an original signature and an original agreement or instrument and shall be considered to have the same legal effect, validity and enforceability as if it were the original signed version thereof delivered in person.

Section 11.08 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressly named as parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the Covered Persons shall be intended third party beneficiaries of, and may enforce Section 5.09, and (ii) Prior Business Counsel and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 11.14.

Section 11.09 Entire Agreement. The Transaction Documents constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist between the Parties except, in each case, as expressly set forth in the Transaction Documents.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Disclosure Schedules. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Seller of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules reasonably apparent on its face, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller except as and to the extent provided in this Agreement.

Section 11.13 Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or anticipated breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 11.14 Privileged Matters; Conflicts of Interest.

(a) The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Parties with respect to the Business and the Retained Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 11.14(a). With respect to matters relating to the Retained Businesses, and with respect to all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings, documents, communications or other information (collectively, “Information”) of any of the Retained Companies prepared in connection with this Agreement or the transactions contemplated hereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) not to, take any action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business (except for Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). However, Buyer may not assert any such Privileges of Buyer related to pre-Closing advice or communications relating to the Business against the Retained Companies. Seller shall not, and shall cause its Affiliates not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 11.14 shall apply to all Information as to which the Retained Companies or the Group Companies would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by the Retained Companies, or Buyer or its Affiliates (including, after the Closing, the Group Companies), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if the Retained Companies or Buyer or its Affiliates (including, after the Closing, the Group Companies), as the case may be, obtains knowledge that any current or former employee of the Retained Companies or the Group Companies has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 11.14 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 5.12 and this Section 11.14, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other Information being granted pursuant to Sections 5.02, 5.10, 5.11 and Article VI, the agreement to provide witnesses and individuals pursuant to Section 5.10 and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 11.14 or otherwise.

(b) Conflicts of Interest. It is acknowledged by each of the Parties that Seller has retained Simpson Thacher & Bartlett LLP (“Seller’s Counsel”) to act as its counsel in connection with the transactions contemplated hereby. Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the Group Companies to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of any of the Retained Companies or other Affiliates, or any of their respective officers, employees or directors (any such Person, a “Designated Person”), in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, including Seller’s Counsel (“Prior Business Counsel”). Without limiting the foregoing, Buyer and Seller agree that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, and Buyer (on behalf of itself and its Affiliates (including, after the Closing, the Group Companies)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including, after the Closing, the Group Companies), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Affiliates (including, after the Closing, the Group Companies) and even though Prior Business Counsel may have represented such Group Company in a matter substantially related to such dispute.

Section 11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties (together with any assignee of Buyer pursuant to Section 11.04) and then only with respect to the specific obligations set forth herein with respect to such named Party, and no other Person shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of Seller or Buyer under this Agreement or of or for any claim based on, arising out of or related to this Agreement. Notwithstanding anything to the contrary in this Agreement, including the foregoing, nothing in this Agreement shall limit a Party’s rights and remedies against the other Party with respect to claims arising from Fraud committed by such other Party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

SUNPOWER CORPORATION, SYSTEMS

By:	/s/ Guthrie Dundas
Name:	Guthrie Dundas
Title:	President & Chief Executive Officer

TOTALENERGIES RENEWABLES USA, LLC

By:	/s/ Marc-Antoine Pignon
Name:	Marc-Antoine Pignon
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]